UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lincoln National Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Lincoln national corporation 2018 proxy statement and notice of annual meeting of shareholders

Radnor, Pennsylvania / April 24, 2020

Dear Fellow Shareholder:

You are invited to attend our 2020 Annual Meeting of Shareholders, to be held Thursday, June 11 at The Ritz-Carlton Hotel in Philadelphia, Pennsylvania. Our Board of Directors and management team look forward to greeting you.

This document describes the matters to be voted on at the Annual Meeting, so please review it carefully.

Many shareholders received a notice of internet availability instead of paper copies of our proxy statement and our 2019 Annual Report to Shareholders. The notice of internet availability provides instructions on how to access these documents over the internet and how to receive a paper or email copy of our proxy materials, including our proxy statement, our 2019 Annual Report to Shareholders, and a proxy card. Electronic delivery enables us to more cost-effectively provide you with the information you need while reducing the environmental impact of printing and mailing paper copies.

Please vote your shares of our stock as promptly as possible. You may vote by mailing in a proxy card, by telephone or internet, or by attending the Annual Meeting and voting in person.

On behalf of the entire Board of Directors, thank you for your continued support.

Sincerely,

William H Cunningham

Chairman of the Board

Lincoln National Corporation 2020 Proxy Statement

Notice of Annual Meeting of Shareholders

June 11, 2020 9:00 a.m. local time	The Ritz-Carlton Hotel 10 Avenue of the Arts Philadelphia, Pennsylvania 19102*

Mailing date: April 24, 2020

The purpose of the meeting is to:

1. Elect ten directors for a one-year term expiring at the 2021 Annual Meeting of Shareholders;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020;

3. Approve an advisory resolution on the compensation of our named executive officers;

4. Approve the Lincoln National Corporation 2020 Incentive Compensation Plan;

5. Consider and vote upon up to two shareholder proposals if properly presented at the meeting; and

6. Consider and vote upon any other matters that might come up at the meeting.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 7, 2020.

Please cast your votes by one of the following methods:

SIGNING AND RETURNING	TOLL-FREE TELEPHONE	THE INTERNET	IN PERSON AT THE
A PROXY CARD			ANNUAL MEETING

If, going forward, you would like to receive electronic delivery of future proxy materials, please see page 84 for more information.

For the Board of Directors,

Nancy A. Smith
Senior Vice President & Secretary
Lincoln National Corporation
Radnor, Pennsylvania

* Although we currently are planning to hold our Annual Meeting in person, as part of our precautions relating to the coronavirus, or COVID-19, we are planning for the possibility that the Annual Meeting may need to be held solely by means of remote communication this year.  If we need to take this step, we will take the necessary actions to allow us to do so and we will announce the decision in advance.  The announcement, which we will also post on our website at www.lfg.com, will contain details on how to participate in the Annual Meeting.  If we were to hold the Annual Meeting by means of remote communication this year, it would be our intention to return to our practice of holding an in-person Annual Meeting in 2021.

Lincoln National Corporation 2020 Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2020:
This proxy statement and the accompanying annual report are available at: www.proxydocs.com/lnc.

Lincoln National Corporation 2020 Proxy Statement

Proxy Summary

Proxy Summary

This summary highlights certain information for your convenience. Since it does not contain all of the information you should consider, we encourage you to read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date / Time	Place	Voting

Thursday, June 11, 2020	The Ritz-Carlton Hotel	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

9:00 a.m. local time	10 Avenue of the Arts
Philadelphia, PA 19102

Record Date

April 7, 2020

Voting Matters

Agenda Item	Our Board’s Voting Recommendation	Where to Find More Information
1. Election of ten directors for a one-year term expiring at the 2021 Annual Meeting of Shareholders.	FOR each director nominee	Page 16

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2020.	FOR the ratification	Page 25

3. Approval of an advisory resolution on the compensation of our named executive officers.	FOR the resolution	Page 27

4. Approval of the Lincoln National Corporation 2020 Incentive Compensation Plan.	FOR the approval	Page 67

5. Respond to an advisory shareholder proposal regarding an amendment to our special shareholder meeting right.	AGAINST the proposal	Page 76

6. Respond to an advisory shareholder proposal regarding the amendment of our governing documents to provide an independent chair of the board.	AGAINST the proposal	Page 79

Lincoln National Corporation 2020 Proxy Statement	1

Proxy Summary

Board of Director Nominees

Name Occupation	Age	Director Since	Selected Skills/Qualifications	Independent	Committee Memberships
Deirdre P. Connelly Retired President, North American Pharmaceuticals of GlaxoSmithKline	59	2016	▪ business operations and strategic planning ▪ finance and capital management ▪ corporate governance	Yes	Audit Corporate Governance (Chair)
William H. Cunningham Professor, University of Texas at Austin and James J. Bayless Chair for Free Enterprise at the University’s McCombs School of Business	76	2006	▪ finance and capital management ▪ marketing/public relations ▪ talent management ▪ corporate governance	Yes	Compensation Corporate Governance Executive (Chair) Finance
Dennis R. Glass President and Chief Executive Officer, Lincoln National Corporation	70	2006	▪ business operations and strategic planning ▪ finance and capital management ▪ talent management	No	Executive
George W. Henderson, III Retired Chairman and Chief Executive Officer, Burlington Industries, Inc.	71	2006	▪ accounting ▪ finance and capital management	Yes	Audit Finance
Eric G. Johnson President and Chief Executive Officer, Baldwin Richardson Foods Company	69	1998	▪ business operations and strategic planning ▪ finance and capital management ▪ marketing/public relations	Yes	Compensation Corporate Governance Executive Finance (Chair)
Gary C. Kelly Chairman of the Board and Chief Executive Officer, Southwest Airlines Co.	65	2009	▪ business operations and strategic planning ▪ finance and capital management ▪ public accounting	Yes	Audit Finance
M. Leanne Lachman President, Lachman Associates LLC and Executive in Residence, Columbia Graduate School of Business	77	1985	▪ business operations and strategic planning ▪ finance and capital management ▪ marketing/public relations ▪ corporate governance ▪ risk management	Yes	Audit (Chair)
Michael F. Mee Retired Executive Vice President and Chief Financial Officer, Bristol- Myers Squibb Company	77	2001	▪ finance and capital management ▪ public accounting ▪ business operations and strategic planning	Yes	Compensation Executive Finance
Patrick S. Pittard Chief Executive Officer, BDI DataLynk, LLC	74	2006	▪ public accounting ▪ finance and capital management ▪ talent management ▪ corporate governance	Yes	Compensation (Chair)
Lynn M. Utter Principal and Chief Talent Officer, Atlas Holdings LLC	57	2017	▪ business operations and strategic planning ▪ risk management ▪ corporate governance	Yes	Corporate Governance Finance

2	Lincoln National Corporation 2020 Proxy Statement

Proxy Summary

Our director nominees provide the Board with the comprehensive diversity of relative skill sets needed to provide effective oversight in light of the Company’s industry, risks and current and long-term strategic needs.

Financial Services (4)	Finance and Capital Management (9)	Business Operations and Strategic Planning (10)

Marketing/Public Relations (7)	Public Company CEO (6)	Corporate Governance (7)

Talent Management (7)	Risk Management (4)	Accounting (4)

Lincoln National Corporation 2020 Proxy Statement	3

Proxy Summary

Governance Highlights

Sound governance is important to our Board, which regularly evaluates and implements policies that reflect corporate governance and compensation best practices. Some of these practices are:

▪   Independent Chairman of the Board

▪   All directors, except CEO, are independent

▪   All Audit, Compensation, Corporate Governance, and Finance Committee members are independent

▪   Annual election of all directors

▪   Majority voting standard for election of directors with director resignation policy for directors in uncontested elections

▪   Independent directors meet regularly in executive session

▪   Annual Board, Committee and individual director evaluations

▪   Shareholder right to call special meetings (10% ownership threshold)

▪   “Proxy access” rights to holders owning at least 3% of outstanding shares for 3 years

▪   No super majority voting provisions in Restated Articles of Incorporation and Bylaws

▪   Robust stock ownership guidelines for directors and executive officers

▪   Prohibition on pledging, hedging and speculation in our securities

▪   Executive compensation program strongly links pay and performance

▪   Caps on awards under annual and long-term incentive programs

▪   No repricing or exchange of underwater stock options without shareholder approval

▪   Clawback provisions on equity awards

▪   Double-trigger vesting provisions for equity awards following a change of control

▪   No tax-gross-up provisions upon a change of control

▪   No employment agreements with NEOs

▪   Limited perquisites for executive officers

Financial Highlights

Our full year 2019 results included the following highlights:

5%	Our revenues increased 5% year over year.

12%	For the tenth straight year, we increased our quarterly dividend — for 2019, we paid $0.37 per share, up from $0.33 in 2018, and up from $0.01 in 2010.

5%	Our book value per share, excluding accumulated other comprehensive income (loss), grew to $71.27 from $67.73 in 2018.

$938M	We continued to return capital to shareholders during 2019, returning $938 million through share buybacks and dividends.

2019 Shareholder Engagement and Response to Feedback

In the fall of 2019, as part of our on-going commitment to robust shareholder engagement, we reached out to investors representing over 40% of our shares outstanding to discuss various key corporate governance-related matters. As a result of this outreach, we engaged substantively with more than half of the contacted investors, during which we discussed topics including board refreshment and composition, the board evaluation process, company culture, executive compensation and areas of focus for our shareholders regarding environmental and social practices.  Shareholder feedback was generally positive with respect to our compensation, governance, environmental and social practices. The feedback from these meetings was shared with the Corporate Governance Committee and the Compensation Committee as well as the full Board.  This feedback strongly informed the enhancements that were made to this proxy statement to further improve transparency.

4	Lincoln National Corporation 2020 Proxy Statement

Proxy Summary

Executive Compensation Highlights

The key objectives of our executive compensation program are to:

▪ Motivate our executives to increase profitability and shareholder return	▪ Pay compensation that varies based on performance	▪ Retain key executive talent, as this is critical to our success

We are asking you to cast an advisory, nonbinding vote to approve compensation awarded to our named executive officers (“NEOs”) — our chief executive officer (“CEO”), chief financial officer (“CFO”), and three additional most highly paid executive officers as listed on page 28. At the 2019 Annual Meeting, our shareholders expressed continued strong support for our executive compensation programs, with over 92% of votes cast in favor of the advisory resolution on executive compensation.

Pay for Performance

We seek to align pay and performance by making a significant portion of our NEOs’ compensation dependent on:

▪    achieving specific annual and long-term strategic and financial goals; and

▪    increasing shareholder value.

2019 Pay Mix. NEO compensation is weighted toward variable compensation (annual and long-term incentives, or AIP and LTI), which is at risk because the actual amounts earned could differ from targeted amounts based on corporate and individual performance. As the following charts show, the vast majority of our CEO’s and other NEOs’ target direct compensation for 2019 could vary significantly based on company performance, including stock-price performance.

TARGET PAY MIX FOR CEO	TARGET PAY MIX FOR NEOS (EXCLUDING CEO)

Note, the amounts in these graphs are shown at target and therefore will not match the values reflected in the Summary Compensation Table on page 52. For additional details about our executive compensation programs and our NEOs’ fiscal year 2019 compensation, please see “Compensation Discussion & Analysis” beginning on page 28 and “Executive Compensation Tables” beginning on page 52.

Looking Forward

For 2020, our CEO’s target direct compensation will remain at 2019 levels. In addition, for 2020, the Compensation Committee adjusted the LTI equity award mix for our CEO to increase the percentage of equity granted as performance share awards (PSAs) and stock options, consistent with our fundamental pay for performance philosophy.  The LTI equity award mix for 2020 (Options, PSAs and restricted stock units (RSUs)) is shown below.

2019 LTI MIX FOR CEO       2020 LTI MIX FOR CEO

Lincoln National Corporation 2020 Proxy Statement	5

Governance ▪ Board Structure and Leadership

Proxy Statement

Annual Meeting of Shareholders  |  June 11, 2020

The Board of Directors (the “Board”) of Lincoln National Corporation (the “Company,” “we,” “us,” “LNC” or “Lincoln”) is soliciting proxies in connection with the proposals to be voted on at the 2020 Annual Meeting of Shareholders, which will be held beginning at 9:00 a.m. local time on Thursday, June 11 at The Ritz-Carlton Hotel, 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102. This proxy statement and a proxy card or a notice of internet availability were sent to our shareholders on or about April 24. When we refer to our 2020 Annual Meeting of Shareholders (the “Meeting” or the “Annual Meeting”) we are also referring to any meeting that results from an adjournment of the Annual Meeting.

Governance of the Company

Integrity, respect and responsibility are not just guiding principles for us. They unify and inspire us to help people to take charge of their lives. Our Board is responsible for directing and overseeing the management of the Company’s business in the best interests of our shareholders, our many other stakeholders and consistent with good corporate citizenship. In carrying out its responsibilities, the Board provides oversight for the process of selecting and monitoring the performance of senior management, provides oversight for financial reporting and legal and regulatory compliance, determines the Company’s governance guidelines, and implements its governance policies. The Board, together with management, is responsible for establishing our values and code of conduct and for setting strategic direction and priorities.

Board Structure and Leadership

Our Board has ten members, nine of whom are non-employees, or outside directors. The Board has determined that all nine outside directors are independent, as discussed below. The Board may fill a director vacancy or reduce the size of the Board at any time without shareholder approval.

The Board has no set policy requiring separation of the offices of CEO and Chairman of the Board (“Chairman”). It believes that the decision on whether or not to separate these roles should be part of the regular succession planning process and be made based on the best interests of the Company at the given time.

Currently, we separate the roles of CEO and Chairman in recognition of the differences between these roles. The CEO is responsible for setting the Company’s performance and strategic direction and for day-to-day leadership, while the Chairman provides guidance to the CEO and management, reviews and approves the agenda for the Board meetings, has the opportunity to review, revise and approve all Board meeting materials, acts as the key liaison between the Board and management, and presides over meetings of the full Board and of the independent directors. He also has the authority to call special meetings of the Board and is available to meet or otherwise communicate with major shareholders, when appropriate.  During our 2019 shareholder engagement, many of our shareholders expressed support for the current leadership structure and the ability of the Board to retain flexibility to select the most appropriate board leadership structure based on the best interests of the Company at the given time.

The Board elects the Chairman annually. Independent director William H. Cunningham has served as our Chairman since 2009.

Board’s Role in Risk Oversight

Enterprise risk management is an integral part of our business processes. Senior management is primarily responsible for establishing policies and procedures designed to assess and manage the Company’s significant risks. We also have a Corporate Enterprise Risk and Capital Committee, made up of members of senior management and the Chief Risk Officer, which provides oversight of our enterprise-wide risk structure and of our processes to identify, measure, monitor and manage significant risks, including credit, market and operating risk. The Board’s role is regular oversight of the overall risk management process, including reviews of operational, financial, legal and regulatory, cybersecurity, compensation, strategic and competitive risks. The Board reviews the most significant risks the Company faces and the manner in which our executives manage these risks. The Board has also delegated certain of its risk oversight efforts to its committees, as shown below. This structure enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. We believe that the separation of the Chairman and CEO roles supports the Board’s oversight role.

6	Lincoln National Corporation 2020 Proxy Statement

Our Corporate Governance Guidelines ▪ Governance

Board and Committees: Areas of Risk Oversight

Full Board

▪	Strategy
▪	Operations
▪	Competition
▪	Financial strategies and transactions

Audit

▪	Enterprise risk management efforts
▪	Financial statements
▪	Financial reporting process
▪	Accounting and audit matters
▪	Legal, compliance and regulatory matters
▪	Cybersecurity

Compensation

▪	Compensation policies and practices
▪	Executive incentive compensation and stock ownership
▪	Executive retention and succession planning

Corporate Governance

▪	Board governance
▪	Director succession and refreshment planning
▪	Sustainability and corporate social responsibility

Finance

▪	Investment policies, strategies and guidelines
▪	Capital management and structure
▪	Financial plan

Our Corporate Governance Guidelines

The Board’s Corporate Governance Guidelines (the “Guidelines”) provide a framework for effective corporate governance and set expectations for how the Board should perform its functions. The Guidelines include the following key principles:

▪	A majority of our Board must at all times be “independent” as defined by Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards.
▪

Our independent directors must meet in executive session at least once a year, with no members of management present. Our outside directors, all of whom are independent, meet in connection with each regularly scheduled Board meeting and at any other times they may choose.

▪	Only independent directors may serve on the Audit, Compensation, Corporate Governance and Finance Committees.
▪	The written charters of the Audit, Compensation, and Corporate Governance Committees comply with the NYSE’s listing standards and are reviewed at least once each year.
▪

Our Board conducts an annual review of the performance of the Board and the Audit, Compensation, Corporate Governance, and Finance Committees. Our directors also conduct an annual review of their individual performance.

▪

Our Board elects its Chairman annually and, if it has not elected a non-executive Chairman, may designate a Lead Director from among the Company’s outside directors who is empowered with the same functions.

▪

We have a Code of Conduct, available on our website at www.lfg.com, which includes our “code of ethics” for purposes of SEC rules and our “code of business conduct and ethics” for purposes of the NYSE listing standards. We will disclose amendments to or waivers from a required provision of the code by including such information on our website.

The full texts of our Guidelines and committee charters are available on the Corporate Governance page of our website at www.lfg.com.

Lincoln National Corporation 2020 Proxy Statement	7

Governance ▪ Director Independence

ISG Corporate Governance Framework

We also follow the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies.  The ISG Principles and our corresponding practices are as follows:

Principle 1: Boards are accountable to shareholders

▪All Directors are elected annually by a majority of votes cast

▪We have proxy access with market terms

▪We have robust corporate governance disclosures

▪We have responded to all shareholder proposals that received majority support

Principle 2: Shareholders should be entitled to voting rights in line with their economic interest

▪Each shareholder gets one vote per share on all matters

▪We have majority voting in uncontested director elections, and directors not receiving majority support must tender their resignation for consideration by the Board

Principle 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives

▪We have a robust shareholder engagement program to discuss our business, corporate governance, executive compensation, and sustainability practices

▪Our Board considers the feedback received from shareholder engagement when structuring governance, compensation, and sustainability practices

▪In 2019, we reached out to institutional investors representing over 40% of our shares outstanding, and engaged substantively with over half of these investors

Principle 4: Boards should have a strong independent leadership structure

▪The Chair of the Board is an independent, non-executive Director with a robust oversight role that has clearly defined duties that are disclosed to shareholders

▪Each Committee of the Board is chaired by an independent Director

▪The Board leadership structure is considered at least annually

Principle 5: Boards should adopt structures and practices that enhance their effectiveness

▪The Board is comprised of ten directors, nine of whom are independent

▪The Board has taken actions to refresh its membership, with two new directors added in the last four years

▪Each Committee of the Board has an extensive detailed charter outlining the Committee’s duties and responsibilities

▪Board members have complete access to Company officers and counsel and may retain outside counsel, financial or other advisors as the Board deems appropriate

▪Board, Committee and individual director evaluations are conducted annually by an independent third party, as further discussed in the proxy statement

▪The number of public company boards on which a Director may serve is limited in order to ensure sufficient time to dedicate to Board duties

Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company

▪The Compensation Committee annually reviews and approves incentive compensation program design, goals and objectives for alignment with compensation and business strategies that furthers short- and long-term strategic objectives

▪Our executive compensation has received at least 91% shareholder support since 2013

Director Independence

Under the Corporate Governance Guidelines, a majority of our directors must at all times be “independent” and meet the NYSE listing standards regarding independence as incorporated in our Guidelines. Among other things, these standards require the Board to determine that our independent directors have no material relationship with Lincoln other than as directors.

Applying these standards, the Corporate Governance Committee and the Board have reviewed the independence of each director and director nominee and the Board has determined that:

▪	Directors Connelly, Cunningham, Henderson, Johnson, Kelly, Lachman, Mee, Pittard and Utter are independent.
▪	All members of the Audit, Compensation, Corporate Governance and Finance Committees are independent under the applicable standards.

In conducting its independence review, the Board will consider, among other things, transactions and relationships between each outside director (or any member of his or her immediate family) and us or our subsidiaries and affiliates. The Board takes into account that in the ordinary course of business, we conduct transactions with companies at which some of our directors are or have been directors, employees or officers. Transactions that are in the ordinary course of business on terms substantially equivalent to those prevailing at the time for comparable transactions and that fall below the threshold levels set forth in our independence standards do not impact a director’s independence under our standards.

8	Lincoln National Corporation 2020 Proxy Statement

Director Nomination Process ▪ Governance

Director Nomination Process

Under our Corporate Governance Guidelines, the Board is responsible for selecting its nominees. The Corporate Governance Committee is charged with:

▪	Identifying the competencies appropriate for the Board
▪	Identifying which, if any, of those competencies may be missing or underrepresented on the current Board
▪	Identifying individuals with appropriate qualifications and attributes
▪	Recommending to the Board the director nominees for the next annual meeting of shareholders

Director Qualifications

The Corporate Governance Committee reviews with the Board the appropriate skills and characteristics required of directors in the context of the Board’s current make-up and each director nominee’s ability to oversee the Company’s strategies and risks. In addition to considering a candidate’s background, experience and professional accomplishments, the Board looks for individuals with, among other attributes, integrity, business acumen, specific skills (such as an understanding of marketing, finance, accounting, regulation and public policy), and a commitment to our shared values.

In addition, although the Board does not have a formal diversity policy, our Guidelines specify that the Corporate Governance Committee should consider diversity in the director identification and nomination process. As a result, the Corporate Governance Committee seeks nominees with a broad diversity of backgrounds, experiences, professions, education and differences in viewpoints and skills. Its goal is to ensure that the directors, as a group, provide a substantive blend of experience, knowledge and ability that enables the Board to fulfill its responsibilities in a constructive environment. In the annual evaluation of the Board and committees, the Board considers whether the members of the Board reflect such diversity and whether such diversity contributes to a constructive environment.

As set forth in our Guidelines, Board refreshment over time is critical to ensuring that the Board as a whole maintains the appropriate balance of tenure, diversity, skills and experience needed to provide effective oversight in light of the Company’s current and long-term strategic needs. The Board does not believe that arbitrary term limits for directors based on age or years of service are appropriate, as they can result in the Company losing the valuable contribution of directors who have over time developed increased insight into the Company and its operations. The Company benefits from a mix of these experienced directors with a deep understanding of the Company and newer directors who bring fresh perspectives. However, a director’s service should not outlast his or her ability to contribute and consequently the Board does not believe that directors should expect to be renominated continually. Each director’s continued tenure is reconsidered annually, taking into account the results of the Board’s annual self-evaluation, annual individual director peer evaluations, results of voting by shareholders in annual director elections and the Company’s needs.

The Board regularly evaluates the need for Board refreshment and has retained an outside search firm to identify and evaluate potential director candidates. Two new directors have been elected to our Board in the last four years. The Board will continue to review its composition and structure, balancing the need for continuity and experience with fresh ideas and perspectives.

Director Nominee Selection Process

The Corporate Governance Committee begins the nomination process each year by deciding whether to renominate current directors, as all directors are up annually for nomination and election by our shareholders. This includes an individual assessment of each director who will be up for reelection the following year. The Corporate Governance Committee then reviews the results of the individual director assessments and considers for renomination those Board members whose skills and experience continue to be relevant to our business and whose performance for the most recent term has also been favorably assessed.

When identifying potential director candidates — whether to replace a director who has retired or resigned or to expand the Board to gain additional capabilities — the Corporate Governance Committee determines the skills, experience and other characteristics that a potential nominee should possess (in light of the composition and needs of the Board and its committees, including whether or not the nominee would be considered “independent” under SEC rules and NYSE listing standards) and seeks candidates with those qualifications. The Committee is also assisted in identifying potential candidates by an independent third-party search firm that recommends potential director candidates who meet the Board’s stated requirements.

Although not required to do so, the Corporate Governance Committee may consider candidates proposed by our directors or our management and has also retained an outside firm to help identify and evaluate potential nominees. The Corporate Governance Committee will also consider nominations from shareholders. Such nominations must be submitted in writing to our Corporate Secretary at our principal executive office, and must include the same information that would be required for a candidate to be nominated by a shareholder at a meeting of shareholders as described under “General Information – Shareholder Proposals for the 2021 Annual Meeting” on page 87 and in our Amended and Restated Bylaws (“bylaws”), which can be found on our website at www.lfg.com. Any such recommendation for next year’s director slate must be received by the Corporate Secretary no earlier than February 11, 2021, nor later than March 13, 2021.

Our proxy access bylaws permit a shareholder, (or a group of up to 20 shareholders) owning shares of our outstanding common stock representing at least 3% of the votes entitled to be cast on the election of directors, to nominate and include in our proxy materials director candidates constituting up to 20% of the Board. The nominating shareholder or group of shareholders must have

Lincoln National Corporation 2020 Proxy Statement	9

Governance ▪ Annual Board, Committee and Individual Director Evaluations

owned their shares continuously for at least three years, and the nominating shareholder(s) and nominee(s) must satisfy other requirements specified in our bylaws.

If the Corporate Governance Committee determines that it should conduct a full evaluation of a prospective candidate, including an interview, one or more members of the Corporate Governance Committee will do so, and other directors may be asked to interview the candidate as well. Upon completing the evaluation and the interview, the Corporate Governance Committee recommends to the Board whether to nominate the candidate.

The nominee evaluation process is the same whether the nomination comes from a Board member, management or a shareholder. If the Corporate Governance Committee recommends a shareholder nominee to the Board, the Board may — as with any nominee — either accept or reject the recommendation.

Annual Board, Committee and Individual Director Evaluations

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Corporate Governance Committee oversees a Board, Committee and individual director evaluation process, which is designed to elicit feedback and recommendations from the directors that will improve the effectiveness of the Board.

In general, our Board evaluations cover a variety of topics including the Company’s strategy, financial performance, risk management and succession planning, as well as:

▪	Board and committee composition, including skills, background and experience;
▪	Board understanding of, and effectiveness in overseeing, its responsibilities;
▪	Satisfaction with director performance, including that of Board and committee chairs in those positions;
▪	Board and committee information needs and quality of materials presented;

▪	Areas where the Board and committees should increase their focus;
▪	Satisfaction with the Board schedule, agendas, topics and encouragement of open discussion;
▪	Satisfaction with committee structure and composition; and
▪	Access to management, experts and internal and external resources.

Each year, the Corporate Governance Committee reexamines the evaluation process to ensure that the process allows directors the opportunity to provide actionable feedback on the functioning of the Board as a whole as well as the performance of individual directors. For 2019, the Corporate Governance Committee engaged an independent third party to conduct the annual self-evaluations to gain a fresh perspective and encourage even more candid participation and feedback.  The Corporate Governance Committee plans to continue to use an independent third party on a regular basis for the evaluations.

The independent third party conducted individual interviews with each director, covering the topics discussed above, and, after aggregating and summarizing the responses, delivered a report to the Corporate Governance Committee highlighting comments and areas of future focus.  Responses were not attributed to specific Board or Committee members to promote candor. Using the independent third party’s report as a guide, our Chairman reviewed the results of the Board evaluation and each Committee chair reviewed the results of the Committee evaluation. The report was then shared and discussed with the full Board and each Committee during executive sessions.

Each director also participates in an annual individual director peer evaluation through which the director assesses the performance of and provides feedback on his or her fellow directors. The peer evaluations were also conducted by the independent third party for 2019.  As discussed above, the Corporate Governance Committee reviews the results of these individual director assessments, as well as of the Board and Committee self-evaluations, when considering each director’s continued service on the Board.

Shareholder Engagement and Response to Feedback

We value our shareholders’ view and insights, which is why last year we extended our proactive shareholder engagement program with a specific focus on corporate governance, compensation and environmental and social practices.  This program complements the ongoing dialogue throughout the year among our shareholders, CEO, CFO and Investor Relations team on financial and strategic performance.  Our engagement program is designed to reach out to our shareholders and hear their perspectives about issues that are important to them, both generally and with regard to the Company, and gather feedback.  We believe this engagement program promotes transparency between our Board and our shareholders and builds informed and productive relationships.

In the fall of 2019, we reached out to investors representing over 40% of our shares outstanding and discussed various topics including board refreshment and composition, the board evaluation process, company culture, executive compensation and areas of focus for our shareholders regarding environmental and social practices.  The result of this outreach was substantive engagement with more than half of these investors.  The feedback from these meetings was shared with the Corporate

10	Lincoln National Corporation 2020 Proxy Statement

Board and Committee Meetings ▪ Governance

Governance Committee and the Compensation Committee as well as the full Board.  This feedback strongly informed the enhancements that were made to this proxy statement to further improve transparency.

The Company has a history of being responsive to shareholder feedback. In 2019, in response to shareholder feedback, the Company made available through its website and its 2018 Corporate Social Responsibility Report a gender pay equity statement. In 2018, based in part on feedback received, the Board took action to amend the Company’s bylaws to reduce to 10% the percentage of outstanding stock required for shareholders to call a special meeting.

Board and Committee Meetings

The Board met five times during 2019, and each director attended 75% or more of the aggregate of: (1) the total number of Board meetings and (2) the total number of meetings held by committees on which he or she served. Although the Board does not have a formal policy that requires directors to attend our Annual Meeting of Shareholders, directors are encouraged to attend. All of the Company’s directors attended the 2019 Annual Meeting except for Isaiah Tidwell.

Board Committees

The Board has six standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Executive Committee, the Finance Committee, and the Committee on Corporate Action. The table below lists the directors who currently serve on these committees and the number of meetings each committee held during 2019. The Audit, Compensation, Corporate Governance, and Finance Committees conduct self-evaluations of their committee’s performance each year.

Current Committee Membership and Meetings Held During 2019 (C=Chair M=Member)

	Audit	Compensation	Corporate Governance	Executive	Finance	Corporate Action[1]

Deirdre P. Connelly	M		C
William H. Cunningham		M	M	C	M
Dennis R. Glass				M		C
George W. Henderson, III	M				M
Eric G. Johnson		M	M	M	C
Gary C. Kelly	M				M
M. Leanne Lachman	C
Michael F. Mee		M		M	M
Patrick S. Pittard		C
Lynn M. Utter			M		M
Number of Meetings in 2019	8	4	5	—	4	—

Shaded cells denote committee chair.
[1]	The Committee on Corporate Action takes all action by the unanimous written consent of the sole member of that Committee, and there were ten (10) such consents in 2019.

The functions and responsibilities of our Board’s standing committees are described below. Charters for the Audit, Compensation, Corporate Governance, Executive, and Finance Committees are available on the Governance section of our website at www.lfg.com.

Lincoln National Corporation 2020 Proxy Statement	11

Governance ▪ Board Committees

Audit Committee

Chair: Lachman

Members: Connelly, Henderson and Kelly

The primary function of the Audit Committee is oversight, including risk oversight. This includes:

▪

assisting the Board in oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of our general auditor and independent auditor; (5) our risk assessment and risk management policies and processes; and (6) our policies regarding information technology security and protection from cyber risks

▪	hiring, firing, and evaluating the performance of the independent auditors and approving their compensation and all of their engagements
▪	discussing the timing and process for implementing the rotation of the lead audit partner
▪

discussing our annual and quarterly consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our SEC filings and annual report to shareholders

▪	inquiring about significant risks and exposures, if any, and reviewing and assessing the steps taken to monitor and manage them

▪	reviewing and discussing the risk policies and procedures adopted by management, and the implementation of these policies
▪	reviewing the qualifications and backgrounds of senior risk officers
▪	preparing the report required for inclusion in our annual proxy statement
▪

oversight of procedures for handling complaints regarding accounting, internal auditing controls or auditing matters and for the confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters

▪	consulting with management before the appointment or replacement of the internal auditor
▪	reporting the Audit Committee’s activities to the Board on a regular basis and making any recommendations to the Board that the Audit Committee deems appropriate

The Board has determined that at least one of its members meets the definition of “audit committee financial expert” under SEC rules. The Board has named Gary C. Kelly as our “audit committee financial expert” for this proxy statement. The Audit Committee may obtain advice and assistance from internal or external legal, accounting or other advisers.

More information regarding the Audit Committee, including the Audit Committee Report, can be found under “Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 25.

12	Lincoln National Corporation 2020 Proxy Statement

Board Committees ▪ Governance

Compensation Committee

Chair: Pittard

Members: Cunningham, Johnson and Mee

The principal functions of the Compensation Committee include:

▪	establishing our general compensation philosophy in consultation with the compensation consultant and senior management
▪	ensuring that succession plans are in place for the CEO and other executive officers
▪	reviewing and approving corporate goals and objectives for the CEO and executive officers’ compensation
▪	evaluating the CEO’s performance and setting the CEO’s compensation level based on this evaluation
▪	evaluating annually whether the Company’s compensation programs create unnecessary risks that could harm the Company
▪	reviewing with management the Compensation Discussion & Analysis to be included in the proxy statement

▪	reviewing and approving the strategies, policies and programs related to the compensation of our executive officers and other key personnel
▪	making recommendations to the Board regarding incentive compensation and equity-based plans, and approving all grants and awards to executive officers under such plans
▪	approving employment and severance agreements for executive officers
▪	approving certain employee benefit and executive compensation plans and programs, and changes to such plans and programs
▪	reporting the Compensation Committee’s activities to the Board on a regular basis and making any recommendations the Compensation Committee deems appropriate

The Compensation Committee may retain or obtain advice on executive compensation-related matters from a compensation consultant, outside legal counsel or other adviser. The committee is directly responsible for appointing, compensating and overseeing the work of any such advisers and must consider certain independence factors before hiring them. More information concerning the Compensation Committee, including the role of its compensation consultant and our executive officers in determining or recommending the amount or form of executive compensation, can be found in the “Compensation Discussion & Analysis” section beginning on page 28.

Corporate Governance Committee

Chair: Connelly

Members: Cunningham, Johnson and Utter

The principal functions of the Corporate Governance Committee include:

▪	identifying individuals qualified to become Board members
▪	making recommendations to the Board regarding the compensation program for directors
▪	recommending to the Board nominees for director (including those recommended by shareholders in accordance with our bylaws)
▪	making recommendations to the Board regarding the size of the Board and the membership, size, structure and function of its committees

▪	taking a leadership role in shaping our corporate governance and recommending to the Board the corporate governance principles applicable to us
▪	reporting the Corporate Governance Committee’s activities to the Board on a regular basis and making any recommendations the Corporate Governance Committee deems appropriate
▪	developing and recommending to the Board standards for determining the independence of directors
▪	helping evaluate the Board and individual directors

The Corporate Governance Committee may hire and terminate search firms; approve any search firm’s fees and terms of retention; and seek advice and assistance from internal or external legal, accounting or other advisers.

Lincoln National Corporation 2020 Proxy Statement	13

Governance ▪ Board Committees

Executive Committee

Chair: Cunningham

Members: Glass, Johnson and Mee

The principal function of the Executive Committee is to act for the Board, when necessary, between Board meetings. In such instances, the Executive Committee may act for the Board in managing and directing the Company’s business and affairs, except for matters expressly delegated to another committee or the full Board. The Executive Committee reports any actions it takes to the Board as soon as practicable.

Finance Committee

Chair: Johnson

Members: Cunningham, Henderson, Kelly, Mee and Utter

The principal functions of the Finance Committee include:

▪	reviewing and providing guidance to senior management with respect to:
–	our annual three-year financial plan
–	our capital structure, including issuance of securities by us or any of our affiliates, significant “off balance sheet” transactions, and our dividend and share repurchase strategies
–	our reinsurance strategies
–	proposed mergers, acquisitions, divestitures, joint ventures and other strategic investments
▪	reviewing our overall credit quality and credit ratings strategy

▪	reviewing the general account and our investment policies, strategies and guidelines
▪	reviewing our hedging program and the policies and procedures governing the use of financial instruments, including derivatives
▪	reviewing the funding adequacy of our qualified pension plans, including significant actuarial assumptions, investment policies and performance
▪	reporting the Finance Committee’s activities to the Board on a regular basis and making any recommendations the Finance Committee deems appropriate

The Finance Committee may seek advice and assistance from internal or external legal, accounting or other advisers.

Committee on Corporate Action

The Committee on Corporate Action was formed to delegate to the sole member, the CEO, the authority to take certain actions on behalf of the Board in accordance with limits set by the Board. The principal functions that have been delegated to the Committee on Corporate Action include:

▪

determining the pricing of the securities offered from our shelf registration statement, including all rates, payments, ratios, discounts and other financial measures related to the pricing of such securities

▪	appointing and removing certain classes of our officers as the Board may determine by resolution

▪	approving, as necessary, the underwriting agreement, form of security, and other transaction documents relating to the offering and sale of securities under our shelf registration statement

14	Lincoln National Corporation 2020 Proxy Statement

Director Orientation and Continuing Education ▪ Governance

Director Orientation and Continuing Education

Director education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining our Board, new directors are provided with a comprehensive orientation to our Company, including our business, strategy and governance. New directors participate in an orientation program with senior business and functional leaders from all areas of the Company, during which there is discussion of strategic priorities and key risks and opportunities. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the insurance and financial services industries, both from senior management and from experts outside of the Company, for example at our annual Board retreat. We also encourage directors to enroll in continuing education programs sponsored by third parties at our expense.

Communications with Directors

Shareholders and others who wish to communicate with the full Board or its outside (nonexecutive) directors may do so by sending a letter to either “The Board of Directors” or “The Outside Directors,” as appropriate, at our principal executive offices:

Lincoln National Corporation

150 N. Radnor-Chester Road

Radnor, PA 19087

Attention: Office of the Corporate Secretary

Our Corporate Secretary receives and processes all communications and will refer relevant and appropriate communications to the Chairman. If a communication relates to possible violations of our Code of Conduct or contains concerns or complaints regarding our accounting, internal auditing controls, or auditing matters or other related concerns, it will be referred to the Audit Committee, which has a policy for reporting such information. The policy can be found on our website at www.lfg.com.

You may communicate with the Board anonymously and/or confidentially. However, if you submit your communication anonymously, we will not be able to contact you in the event we require further information. Also, while we will attempt to preserve your confidentiality whenever possible, we cannot guarantee absolute confidentiality.

Lincoln National Corporation 2020 Proxy Statement	15

Item 1 | Election of Directors

Item 1  |  Election of Directors

Nominees for Director

Ten directors will be up for election at the 2020 Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Of the directors standing for election, only Mr. Glass is an officer of the Company. In addition to annual elections, our bylaws require our directors to be elected by a majority of votes cast in an uncontested election.

Each director brings a strong background and set of skills to the Board, giving the Board as a whole expertise, diversity and experience in a wide variety of areas. The Board believes that all of our directors have integrity and honesty and adhere to high ethical standards. They have also demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company.

Unless you direct otherwise or specifically indicate that you wish to abstain from voting for one or more of the nominees on the proxy, your proxy will be voted for each of the nominees below. Each nominee is a current director of the Company and has agreed to continue serving on the Board if elected. If any nominee is unable to serve as a director, proxies may be voted for another person designated by the Board.

16	Lincoln National Corporation 2020 Proxy Statement

Nominees for Director ▪ Item 1 | Election of Directors

Age: 59 Director since: 2016 Chair, Corporate Governance Committee Member, Audit Committee

Deirdre P. Connelly

Retired President, North American Pharmaceuticals of GlaxoSmithKline

Career

Ms. Connelly was President, North American Pharmaceuticals of GlaxoSmithKline, a global pharmaceutical company from 2009 until her retirement in 2015. Before that she served as President, U.S. Operations for Eli Lily and Company from 2005 to 2009.

Qualifications

Substantial leadership experience and expertise as a senior executive of large publicly traded companies with global operations. She has extensive knowledge and expertise in strategy, operations, finance and capital management, brand marketing and product development.

Other public company boards

Macy’s, Inc., 2008–present.

Genmab A/S, 2017–present.

Age: 76 Director since: 2006 Non-Executive Chairman of the Board since: 2009 Chair, Executive Committee Member, Compensation, Corporate Governance and Finance Committees

William H. Cunningham

Professor at The University of Texas at Austin and James J. Bayless Chair for Free

Enterprise at The University’s McCombs School of Business

Career

Mr. Cunningham has been a professor at The University of Texas since 2000. Before that he served as Chancellor and CEO of The University of Texas System, as President of The University of Texas at Austin and as Dean of the McCombs School of Business.

Qualifications

Substantial experience in accounting, marketing, finance and corporate governance, as well as experience leading a large public institution. Mr. Cunningham also has significant experience serving on public company boards, including over 20 years in our industry as a Director of Jefferson-Pilot Corporation, a public insurance company with whom we merged in 2006.

Other public company boards

John Hancock Mutual Funds, 1986–present.
Southwest Airlines Co., 2000–present.

Prior public company board service in past 5 years

Resolute Energy Corporation, 2009–2015.

Lincoln National Corporation 2020 Proxy Statement	17

Item 1 | Election of Directors ▪ Nominees for Director

Age: 70 Director since: 2006 Member, Executive Committee

Dennis R. Glass

President and Chief Executive Officer of Lincoln National Corporation

Career

Mr. Glass has served as our President since 2006 and our CEO since 2007. He is also

President of, and serves on the boards of, our principal insurance subsidiaries. Before our merger with Jefferson-Pilot Corporation, Mr. Glass was President, CEO and a

Director of that company.

Qualifications

A seasoned executive who has served in executive-level positions in the insurance industry for over 30 years, Mr. Glass brings to his role as a Director a deep knowledge of our industry, our regulators, our competitors and our products.

Other public company boards

None in the past 5 years.

Age: 71 Director since: 2006 Member, Audit and Finance Committees Mr. Henderson also serves as a Director of Lincoln Life & Annuity Company of New York, one of our insurance subsidiaries.

George W. Henderson, III

Retired Chairman and Chief Executive Officer of Burlington Industries, Inc.

Career

Mr. Henderson was Chairman and CEO of Burlington Industries, a global manufacturer of textile products, from 1998 to his retirement in 2003. Before that he served as that company’s President and its COO. He was also a member of

Burlington’s Board of Directors for 13 years.

Qualifications

Executive leadership and management experience at the highest levels of a global public company; significant experience with international operations, accounting and financial reporting.

Prior public company board service in past 5 years

Bassett Furniture Industries, Inc., 2004–2019.

18	Lincoln National Corporation 2020 Proxy Statement

Nominees for Director ▪ Item 1 | Election of Directors

Age: 69 Director since: 1998 Chair, Finance Committee Member, Compensation, Corporate Governance and Executive Committees

Eric G. Johnson

President and CEO of Baldwin Richardson Foods Company

Career

Since 1997, Mr. Johnson has served as President and CEO of Baldwin Richardson Foods Company, a privately held manufacturer of products for the food service industry.

Qualifications

Extensive executive management skills; expertise in marketing, finance and the development and execution of corporate strategy; experience in mergers and acquisitions. Through his years of service on our Board, Mr. Johnson has also developed a deep base of knowledge regarding our business and our industry.

Prior public company board service in past 5 years

SUPERVALU, INC., 2013–2018.

Age: 65 Director since: 2009 Member, Audit and Finance Committees

Gary C. Kelly

Chairman of the Board and Chief Executive Officer of Southwest Airlines Co.

Career

Mr. Kelly has been CEO of Southwest Airlines since 2004, and Chairman since 2008. He also served as President of Southwest from 2008 to 2017. Prior to that, Mr. Kelly held a number of senior-level positions within the Southwest organization, including CFO. Before joining Southwest, Mr. Kelly served as a CPA for a public auditing firm.

Qualifications

Executive leadership and management experience at the highest levels of a public company; ability to provide insights into operational, regulatory and governance matters; substantial expertise in finance, accounting and financial reporting.

Other public company boards

Southwest Airlines Co., 2004–present.

Lincoln National Corporation 2020 Proxy Statement	19

Item 1 | Election of Directors ▪ Nominees for Director

Age: 77 Director since: 1985 Chair, Audit Committee Ms. Lachman also serves as a Director of Lincoln Life & Annuity Company of New York, one of our insurance subsidiaries.

M. Leanne Lachman

President of Lachman Associates LLC and Executive-in-Residence,

Columbia Graduate School of Business

Career

Ms. Lachman has served since 2003 as President of Lachman Associates LLC, an independent real estate consultancy, and since 2000 as an Executive-in-Residence at Columbia Business School. Before that she was Managing Director of Lend Lease Real Estate Investments, an institutional investment manager.

Qualifications

Extensive background in real estate analysis, investment, management and development, and international operations. Through her years of service on our Board, she has acquired a deep understanding of our business, our organization and our industry.

Prior public company board service in past 5 years

Liberty Property Trust, 1994–2018.

Age: 77 Director since: 2001 Member, Compensation, Executive and Finance Committees

Michael F. Mee

Retired Executive Vice President and Chief Financial Officer of

Bristol-Myers Squibb Company

Career

From 1994 to 2001, Mr. Mee was Executive Vice President and CFO of Bristol-Myers Squibb Co., a pharmaceutical and health care products company, where he was also a member of the Office of the Chairman. Before joining Bristol-Myers Squibb, Mr. Mee served in senior financial executive positions with several Fortune 500 companies.

Qualifications

Significant public accounting and financial reporting skills; extensive management experience and leadership skills; expertise in corporate strategy, development and investments, international operations and risk assessment.

Other public company boards

None in the past 5 years.

20	Lincoln National Corporation 2020 Proxy Statement

Nominees for Director ▪ Item 1 | Election of Directors

Age: 74 Director since: 2006 Chair, Compensation Committee Mr. Pittard also serves as a Director of Lincoln Life & Annuity Company of New York, one of our insurance subsidiaries.

Patrick S. Pittard

Chief Executive Officer of BDI DataLynk, LLC

Career

Mr. Pittard has served as CEO of BDI DataLynk, LLC, a company that provides fiber optic technician training services, since 2018. Prior to that he served as Chair and CEO of Southern Fiber Company from 2017 to 2018. Previously, Mr. Pittard served as CEO of Patrick Pittard Advisors LLC, a firm providing “C-level” services such as executive search and talent assessment. He also serves as a Distinguished Executive-in-Residence at the Terry School of Business at the University of Georgia. Earlier in his career, Mr. Pittard was Chairman, President and CEO of Heidrick & Struggles International, Inc., a worldwide provider of executive-level search and leadership services and one of the largest publicly traded global recruiting firms, from which he retired in 2002.

Qualifications

Executive leadership and management experience at the highest levels of a global public company; experience driving strategic organizational growth; expertise in executive compensation, insurance and investments.

Other public company boards

Artisan Partners Funds, Inc., 2001–present.

Age: 57 Director since: 2017 Member, Corporate Governance and Finance Committees

Lynn M. Utter

Principal, Chief Talent Officer of Atlas Holdings LLC

Career

Ms. Utter has served as Principal and Chief Talent Officer of Atlas Holdings LLC, a private investment firm that owns and operates a portfolio of companies in a variety of industrial fields, since 2018. Prior to that, Ms. Utter served as CEO and a director of First Source, LLC, from 2016 to 2018. She previously served as President and Chief Operating Officer of Knoll Office, a designer and manufacturer of office furniture products, from 2012 to 2015. She also served as President and Chief Operating Officer of Knoll North America from 2008 to 2012.

Qualifications

Executive leadership experience in key operating roles, including her recent role as chief executive officer. She has had wide-ranging experience as a senior executive in multiple industries and disciplines, including sales, manufacturing and distribution. Ms. Utter has also developed a strong knowledge of strategic planning as a Chief Strategy Officer and strategy consultant.

Other public company boards

WESCO International, Inc., 2006–present.

Lincoln National Corporation 2020 Proxy Statement	21

Compensation of Outside Directors

Compensation of Outside Directors

The Board adheres to the following guidelines in establishing outside director compensation:

▪	We provide competitive compensation to attract and retain high-quality outside directors; and
▪	A significant portion of each outside director’s compensation is paid in equity to help align our directors’ interests with those of our shareholders.

In accordance with our Corporate Governance Guidelines, the Board’s compensation program is reviewed and assessed annually by the Corporate Governance Committee. As part of this review, the committee may solicit the input of outside compensation consultants. During 2019, the Corporate Governance Committee asked Pay Governance LLC, an independent compensation consultant, to provide a competitive analysis of the compensation we provide to our outside directors.  The independent compensation consultant compared the director compensation to the same compensation peer group used for the Company’s annual executive compensation review, and the analysis was further informed by general industry data developed based on companies in the S&P 500. As a result of that review and the committee’s discussion, the Corporate Governance Committee recommended making no changes to the Board compensation for 2020.

The following table shows the fees in effect beginning January 1, 2019:

Fees	2019
Board members other than Chairman
Annual retainer (cash)	$110,000
Deferred LNC Stock Units	$165,000
Total Board Fees	$275,000
Non-Executive Chairman of the Board
Annual retainer (cash)	$120,000
Deferred LNC Stock Units	$376,000
Total Non-Executive Chairman of the Board Fees	$496,000
Committees (cash)
Audit Committee Chair	$35,000
Audit Committee Member	$10,000
Compensation Committee Chair	$25,000
Other Committee Chair	$20,000

Share Ownership Requirements

Lincoln’s share ownership guidelines require outside directors to hold, within five years of joining the Board, interests in the Company’s common stock equal to five (5) times the annual Board or Chair cash retainer ($550,000 for each Board member and $600,000 for the Chairman). Interests in our stock that count toward the share ownership guidelines include Deferred LNC Stock Units and LNC stock owned outright. As of December 31, 2019, all of our directors have interests in the Company’s common stock equal to the required threshold, with the exception of Ms. Utter, who joined the Board in November 2017 and has until November 2022 to meet the full share ownership requirement.

Optional Deferral of Annual Retainer

In addition to receiving Board fees in the form of Deferred LNC Stock Units, directors may defer the cash component of their annual and committee retainers into various investment options under the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors (the “Directors’ DCP”).

The investment options of the Directors’ DCP track those offered to employees under the LNC Deferred Compensation and Supplemental/Excess Retirement Plan (the “DC SERP”) and include a Lincoln National Corporation Stock Fund investment option (the “LNC Stock Fund”). Like the DC SERP, the Directors’ DCP uses “phantom” versions of the investment options, meaning that accounts are credited with earnings or losses as if the amounts had been invested in the chosen investment options, and dividends are reinvested in additional phantom units.

All deferred amounts, including the annual retainer paid in Deferred LNC Stock Units, are payable only when the director retires or resigns from the Board. In addition, amounts invested in the LNC Stock Fund at the time of distribution are only payable in shares of Lincoln common stock.

22	Lincoln National Corporation 2020 Proxy Statement

Directors’ Compensation Table ▪ Compensation of Outside Directors

Meeting Fees

No additional fees are paid for attending regularly scheduled Board or committee meetings, although the Corporate Governance Committee has discretion to recommend additional compensation ($1,100 per meeting) for additional meetings. Outside directors who are also directors of Lincoln Life & Annuity Company of New York (“LNY”), our indirect, wholly owned subsidiary, receive an annual cash retainer of $15,000 and a fee of $1,100 for each LNY Board and committee meeting they attend. During 2019, three of our outside directors — Messrs. Henderson and Pittard and Ms. Lachman — also served as directors of LNY.

Other Benefits

In addition to the compensation listed above, we offer our outside directors the following benefits:

▪

Financial planning services— reimbursement of up to $20,000 for an initial financial plan and $10,000 for annual updates. The services must be provided by a Lincoln Financial Network financial planner for the director to be reimbursed.

▪

Participation—at their own expense—in certain health and welfare benefits, including our self-insured medical and dental plans as well as life insurance and accidental death and dismemberment coverages.

▪

Participation in a matching charitable gift program through which the Lincoln Financial Foundation, Inc. matches donations from a director to one or more eligible organizations, up to an annual total of $15,000 for all gifts. For 2019, directors were eligible to receive matching donations totaling up to an additional $5,000 in the event the director chose to donate such additional amount to a specified charity in memory of Mr. Tidwell.

Compensation of Non-Employee Directors* during 2019
Name	Fees earned or paid in cash[1] ($)	Stock awards[2] ($)	All other compensation ($)		Total ($)
Deirdre P. Connelly	128,069	165,000	—		293,069
William H. Cunningham	120,000	376,000	20,000	[4]	516,000
George W. Henderson, III	139,400	165,000	12,500	[4]	316,900
Eric G. Johnson	130,000	165,000	—		295,000
Gary C. Kelly	120,000	165,000	30,000	[3,4]	315,000
M. Leanne Lachman	164,400	165,000	30,000	[3,4]	359,400
Michael F. Mee	110,000	165,000	5,000	[4]	280,000
Patrick S. Pittard	154,400	165,000	10,000	[3]	329,400
Isaiah Tidwell[5]	100,500	82,500	10,000	[4]	193,000
Lynn M. Utter	110,000	165,000	8,500	[4]	283,500

*	As an employee of the Company, Mr. Glass receives no director compensation.
[1]

As described above, $110,000 (or $120,000 in case of the non-executive chair) of the annual retainer was paid in cash. The fees shown in this column also include any fees that an outside director was paid as the chair of a committee, as a member of the Audit Committee, or for service on the Board of LNY.  Fees are pro-rated for partial service during the year.

[2]

The fair value of the stock awards was determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The assumptions made in calculating the grant date fair value of stock awards are set forth in Note 18 of the Notes to the Consolidated Financial Statements, included in Item 8 of our Form 10-K for the fiscal year ended December 31, 2019. Mr. Cunningham received a total of $376,000 in Deferred LNC Stock Units for serving as a director and the non-executive Chairman during 2019.

[3]	Includes the provision of financial planning services with an aggregate incremental cost to us of $10,000.
[4]	Reflects contributions made on the director’s behalf under the matching charitable gift program.

5 Mr. Tidwell passed away on August 4, 2019.

Lincoln National Corporation 2020 Proxy Statement	23

Compensation of Outside Directors ▪ Deferred LNC Stock Units

The following table shows the number of Deferred LNC Stock Units held by each director as of December 31, 2019.  None of the directors held any stock options as of such date.

Name	Deferred LNC Stock Units
Deirdre P. Connelly	9,807
William H. Cunningham	117,286
George W. Henderson, III	71,096
Eric G. Johnson	62,354
Gary C. Kelly	30,806
M. Leanne Lachman	36,822
Michael F. Mee	77,605
Patrick S. Pittard	27,424
Lynn M. Utter	9,286

Deferred LNC Stock Units include amounts reported in the Stock Awards column above, phantom units awarded under the LNC Directors’ Value Sharing Plan, which was terminated on July 1, 2004, and any phantom units held by the director in the LNC Stock Fund under the Directors’ DCP pursuant to an election to defer cash Board fees, plus any accrued dividend equivalents, which are automatically reinvested in additional phantom units of our common stock.

24	Lincoln National Corporation 2020 Proxy Statement

Item 2 | Ratification of Appointment

Item 2  |  Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee evaluates the performance of the Company’s independent auditors each year and determines whether to reengage them or consider other firms. In doing so, the Audit Committee considers the auditor’s service quality and efficiency, capability, technical expertise, and knowledge of our operations and industry. On February 19, 2020, the Audit Committee appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal year 2020. We have engaged this firm and its predecessors in this capacity continuously since 1968 for LNC and since 1966 for subsidiaries of LNC. In addition, the Audit Committee is involved in the selection of Ernst & Young’s lead engagement partner and ensures that the mandated rotation of the lead partner occurs routinely.

As a matter of good corporate governance, we request that our shareholders ratify (approve) this appointment, even though this is not required. If shareholders do not ratify this appointment, the Audit Committee will take note of that and may reconsider its decision. If shareholders do ratify this appointment, the committee will still have discretion to terminate Ernst & Young and retain another accounting firm at any time during the year.

Representatives of Ernst & Young will be present at the Annual Meeting, where they will be given the opportunity to make a statement if they wish to do so. They will also be available to respond to questions about their audit of our consolidated financial statements and internal controls over financial reporting for fiscal year 2019.

Independent Registered Public Accounting Firm Fees and Services

The table below shows the total fees that Ernst & Young received for professional services rendered for fiscal years 2019 and 2018, with a breakdown of fees paid for different categories of work.

	Fiscal year ended- December 31, 2019	% of Total Fees	Fiscal year ended- December 31, 2018	% of Total Fees
Audit Fees[1]	$11,968,947	84.8%	$11,596,984	89.0%
Audit-Related Fees[2]	2,141,568	15.2%	1,438,314	11.0%
Tax Fees[3]	—	—	—	—
All Other Fees	—	—	—	—
Total Fees	$14,110,515	100.0%	$13,035,298	100.0%

[1]

Audit Fees. Fees for audit services include fees and expenses associated with the annual audit, the reviews of our interim financial statements included in quarterly reports on Form 10-Q, accounting consultations directly associated with the audit, and services normally provided in connection with statutory and regulatory filings.

[2]

Audit-Related Fees. Audit-related services principally include employee benefit plan audits, auditor reports on internal controls, due diligence procedures in connection with acquisitions and dispositions, reviews of registration statements and prospectuses, and accounting consultations not directly associated with the audit or quarterly reviews.

[3]	Tax Fees. Fees for tax services include tax-filing and advisory services.

Audit Committee Pre-Approval Policy

The Audit Committee has policies and procedures to preapprove all audit and permissible non-audit services that our independent auditors provide. Management submits to the Audit Committee for approval a schedule of all audit, tax and other related services it expects the firm to provide during the year. The schedule includes examples of typical or known services expected to be performed, listed by category, to illustrate the types of services to be provided under each category. The Audit Committee preapproves the services by category, with specific dollar limits for each category. If management wants to engage the accounting firm for additional services, management must receive approval from the Audit Committee for those services. The Audit Committee chair also has the authority to preapprove services between meetings, subject to certain dollar limitations, and must notify the full Audit Committee of any such preapprovals at its next scheduled meeting.

Lincoln National Corporation 2020 Proxy Statement	25

Item 2 | Ratification of Appointment ▪ Audit Committee Report

Other Information

Ernst & Young has advised us that neither it nor any member of the firm has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. The Company has made similar inquiries of our directors and executive officers, and we have identified no such direct or indirect financial interest in Ernst & Young.

Audit Committee Report

Management has primary responsibility for:

▪	preparing our financial statements;
▪	establishing financial reporting systems and internal controls; and
▪	reporting on the effectiveness of our internal control over financial reporting.

The Company’s independent registered public accounting firm is responsible for:

▪	performing an independent audit of our consolidated financial statements;
▪	issuing a report on those financial statements; and
▪	issuing an attestation report on our internal control over financial reporting.

In this context, the Audit Committee has:

▪	reviewed and discussed with management the audited financial statements for fiscal year 2019;
▪

discussed with our accounting firm the matters that the Public Company Accounting Oversight Board (“PCAOB”) requires them to discuss as per Auditing Standard No. 1301, Communications with Audit Committee;

▪	received the written disclosures and letter from our accounting firm that the PCAOB requires regarding the firm’s communications with the Audit Committee concerning independence; and
▪	discussed with our accounting firm that firm’s independence.

Based upon the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal year 2019 be included in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2019, for filing with the SEC.

The Audit Committee

Deidre P. Connelly

George W. Henderson, III

Gary C. Kelly

M. Leanne Lachman, Chair

26	Lincoln National Corporation 2020 Proxy Statement

Item 3 | Advisory Proposal on Executive Compensation

Item 3 | Advisory Proposal on Executive Compensation

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment regarding the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the section of this proxy statement entitled “Compensation Discussion & Analysis” (“CD&A”), and endorse or not endorse our fiscal 2019 executive compensation philosophy, programs and policies, and the compensation paid to the Named Executive Officers. As discussed in detail in the CD&A that begins on page 28, our executive compensation principles and underlying programs are designed to:

▪	align the interests of our executive officers with those of our shareholders;
▪	link executive pay directly to the attainment of short- and long-term financial/business goals, which we refer to as “pay for performance;” and
▪	attract, motivate and retain key executives who are crucial to our long-term success.

Key features of our compensation programs include:

Pay for Performance.  We link our executives’ targeted direct compensation to the performance of the Company as a whole, with the largest portion delivered as variable pay in the form of long-term equity awards and an annual incentive award. For instance, in 2019, 90% of our CEO’s compensation was at risk and variable.

Compensation Tied to Enterprise Performance and Shareholder Return.  Our annual and long-term incentive compensation programs have multiple balanced performance measures and goals that tie executive compensation to key enterprise performance metrics and shareholder return.

Governance/Compensation Best Practices.  Among the best practices we follow: We have an independent Compensation Committee and compensation consultant; we have caps on payouts for incentive compensation; we do not provide tax gross-up benefits upon our change of control; and we have a double-trigger equity vesting requirement upon a change of control of the Company.

Share Ownership Requirements.  Our executives are subject to rigorous share ownership guidelines to further align their interests with the long-term interests of our shareholders. For instance, our CEO is required to hold an amount of our shares equal to seven times his base salary, and our other executive officers must hold shares equal to four times their base salary.

In addition, we recognize that strong governance/compensation principles are essential to an effective executive compensation program. These governance/compensation principles and our executive compensation philosophy are established by the Compensation Committee. The Compensation Committee regularly reviews the compensation programs applicable to our executive officers to ensure that the programs support our objectives of aligning our executive compensation structure with our shareholders’ interests and current market practices.

Our compensation policies and procedures are described in detail on pages 28 to 51.

Although the advisory vote on this proposal is non-binding — meaning that our Board is not required to adjust our executives’ compensation or our compensation programs or policies as a result of the vote — the Board and the Compensation Committee will consider the voting results when determining compensation policies and decisions, including future executive compensation decisions. Notwithstanding the advisory nature of the vote, the resolution will be approved if more votes are cast for the proposal than against it. Abstentions and broker non-votes will not count as votes cast either for or against the proposal. We intend to hold a non-binding advisory vote on executive compensation each year, with the next such vote at our 2021 Annual Shareholders Meeting.

We urge you to read the CD&A and other information in the Executive Compensation Tables, beginning on page 52, which we believe demonstrate that our executive compensation programs align our executives’ compensation with our short- and long-term performance; provide the incentives needed to attract, motivate and retain key executives crucial to our long-term success; and align the interests of our executive officers with those of our shareholders.

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the 2019 compensation tables regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.”

Lincoln National Corporation 2020 Proxy Statement	27

Compensation Discussion & Analysis

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (“CD&A”) contains information about:

▪	our fundamental pay-for-performance compensation philosophy
▪	the structure of our compensation programs and the reasoning behind this structure
▪	how compensation decisions are made and how our compensation programs are administered
▪	the compensation we paid under our performance-based incentive programs for performance periods ending in 2019, and how it related to our short and long-term performance results

The CD&A also details the compensation of our NEOs (also referred to as “executives” or “executive officers”) included in the compensation tables beginning on page 52. These NEOs are:

Dennis R. Glass	President and CEO
Randal J. Freitag	Executive Vice President, CFO and Head of Individual Life
Lisa M. Buckingham	Executive Vice President and Chief People, Place and Brand Officer
Ellen G. Cooper	Executive Vice President and Chief Investment Officer
Wilford H. Fuller	Executive Vice President and President, Annuities, LFD and LFN

We encourage you to read the CD&A in conjunction with the compensation tables on pages 52 to 66.

To ensure the continued effectiveness of our pay-for-performance culture, the Compensation Committee each year reviews and approves the elements, measures, targets, weightings and payouts of our executive compensation programs. In setting the programs’ performance measures and goals, the Compensation Committee chooses metrics that drive our overall corporate strategy, are linked to our long-term financial plan and reflect our shareholders’ feedback. The compensation of our executives is tied closely to the achievement of short- and long-term goals that support our long-term business strategy and measure the creation of sustainable long-term shareholder value.

At our 2019 Annual Meeting, shareholders continued to express strong support for our executive compensation programs, with over 92% of votes cast in favor of the advisory resolution on executive compensation.

28	Lincoln National Corporation 2020 Proxy Statement

Executive Summary ▪ Compensation Discussion & Analysis

Executive Summary

2019 Performance Overview

As a company that has been in business for nearly 115 years, we recognize that a focus on long-term value creation and purpose is what will keep us in the business of servicing our customers, employees, communities and shareholders for the next century and beyond.  At our core, our purpose is to provide advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. We continue to deliver on this mission and our promises, which enabled us to deliver solid financial results in 2019 despite the economic headwinds facing the company and the industry, including the low interest rate environment in which we have been operating for a number of years. During 2019, we continued to focus on driving shareholder value while further advancing our strategic priorities, diversifying our mix of business and increasing operating revenues in all of our businesses through our powerful retail franchise that brings together a broad product portfolio and distribution breadth. We also continue to actively manage our capital through initiatives that we believe position us well for long-term, sustainable financial results.

Our full year results included the following highlights:

5%	Our revenues increased 5% year over year.

12%	For the tenth straight year, we increased our quarterly dividend — for 2019, we paid $0.37 per share, up from $0.33 in 2018, and up from $0.01 in 2010.

5%	Our book value per share, excluding accumulated other comprehensive income (loss), grew to $71.27 from $67.73 in 2018.

$938M	We continued to return capital to shareholders during 2019, returning $938 million through share buybacks and dividends.

From a financial and operating standpoint, we had a solid year in 2019 as we delivered steady operating revenue growth across our core businesses, leading to record book value per share, excluding accumulated other comprehensive income (loss). We maintained a strong value proposition with customers and producers and focused on expanding our product portfolio and distribution reach. Our disciplined business approach helped us maintain attractive profit margins. These results were achieved despite a challenging environment, including the pressure of continued low interest rates.  Accomplishments this past year across our core businesses include:

▪ positive net flows in the Annuities business in every quarter totaling $1.9 billion for the full year;

▪ Life Insurance sales exceeding $1 billion as we benefited from our broad product portfolio;

▪ a 30% increase in Group Protection sales;

▪ positive net flows in the Retirement Plan Services business for the fifth consecutive year; and

▪ ending the year with $275 billion in assets under management.

In addition, we continued to be recognized for our good corporate citizenship and dedication to diversity and inclusion, as demonstrated by, among other accolades, our inclusion on the Dow Jones Sustainability Index North America and among the Forbes Just 100 and Newsweek’s 2020 America’s Most Responsible Companies, and our ranking by Forbes as Best Employer for Diversity, Best Employer for Women and a Best Large Employer.

Despite these accomplishments and our diligent focus on returning capital to shareholders, our stock price has underperformed our peers.  For 2019, our stock price increased 15% to $59.01 as of the market close on December 31, 2019 from $51.31 on December 31, 2018.  Our ending adjusted operating return on equity for 2019 was 9.7%, which includes the impact of our third quarter annual assumption review.

Lincoln National Corporation 2020 Proxy Statement	29

Compensation Discussion & Analysis ▪ Executive Summary

These charts illustrate some of the measures of our full-year results over the past three years, cumulatively and sales broken out by business unit. These measures include some of the key metrics used as the basis for our annual and long-term incentive program goals.

2017 – 2019 GAAP Net Income per Share and Adjusted Income from Operations per Share

2017 – 2019 GAAP Revenues and Adjusted Operating Revenues

30	Lincoln National Corporation 2020 Proxy Statement

Executive Summary ▪ Compensation Discussion & Analysis

2017 – 2019 Sales by Business Unit

1 Total sales represents first year sales and recurring deposits.

More information on our business performance during 2019 is available in our Form 10-K for fiscal year ended December 31, 2019 (the “2019 Form 10-K”), which is included in the 2019 Annual Report to Shareholders that accompanies this proxy statement. A reconciliation of the measures not shown in accordance with U.S. generally accepted accounting principles (“GAAP”) used in this proxy statement to their corresponding GAAP measures can be found in Exhibit 1 on page E-1.

Lincoln National Corporation 2020 Proxy Statement	31

Compensation Discussion & Analysis ▪ Executive Summary

Our Pay for Performance Philosophy

We believe that those executives with significant responsibility and a greater ability to influence the Company’s results should have a significant portion of their total compensation tied directly to business results. Therefore, the vast majority of our NEO compensation is tied to Company or individual performance (and, for business-unit executives, to the performance of individual business units). This also means that the vast majority of our NEO compensation is “at risk”— meaning that an executive will not reach his or her targeted pay amounts if the Company’s performance does not meet expectations.

In keeping with this philosophy, annual and long-term incentive awards are the largest components of total NEO compensation, and the fixed pay element — base salary — is the smallest. The variable components are:

▪	The Annual Incentive Program (“AIP”), which ties compensation to key Company performance metrics that, while measured annually, also support our long-term strategic goals
▪

The Long-Term Incentive Program (“LTI”), which consists of a mix of long-term equity grants — including options, restricted stock units, and performance shares tied to metrics that reward increased shareholder value over a three-year period

As the following charts show, the vast majority of our CEO’s and NEOs’ target direct compensation is variable (i.e., based on performance, including that of our stock price) and at risk.

TARGET PAY MIX FOR CEO	TARGET PAY MIX FOR NEOS (EXCLUDING CEO)

Note, the amounts in these graphs are shown at target and therefore will not match the values reflected in the Summary Compensation Table at page 52 of this proxy statement.

Looking Forward

For 2020, our CEO’s target direct compensation will remain at 2019 levels. In addition, for 2020, the Compensation Committee increased the alignment of CEO compensation with Company performance and shareholder interests by adjusting our CEO’s LTI equity award mix to increase the percentage of equity granted as PSAs and stock options, consistent with our fundamental pay for performance philosophy.  The LTI equity award mix for 2020 is shown below.

2019 LTI MIX FOR CEO      2020 LTI MIX FOR CEO

32	Lincoln National Corporation 2020 Proxy Statement

Executive Summary ▪ Compensation Discussion & Analysis

Executive Compensation Best Practices

When evaluating our compensation practices and policies, the Compensation Committee takes into account competitive market trends and best practices, as well as the views of our shareholders. Examples of our governance and compensation practices include:

▪  Robust stock ownership guidelines and post-vesting stock holding requirements;

▪  Caps on awards under our annual and long-term incentive programs;

▪  The use of an independent compensation consultant for compensation decisions regarding our executives;

▪  “Double trigger” vesting provisions for our equity awards following our change of control;

▪  Annual assessment of compensation risks;

▪  All long-term incentive awards are granted in equity;

▪  Annual vote on Say on Pay;

▪  Clawback provisions on our equity awards;

▪  No tax-gross-up benefits upon our change of control;

▪  No repricing or exchange of underwater stock options without shareholder approval;

▪  No employment agreements with NEOs;

▪  Prohibitions on pledging, hedging and speculation in our securities; and

▪  Limited perquisites for executive officers.

2019 Shareholder Engagement and Response to Feedback

We value our shareholders’ view and insights, which is why last year we extended our proactive shareholder engagement program with a specific focus on corporate governance, compensation and environmental and social practices.  This program complements the ongoing dialogue throughout the year among our shareholders, CEO, CFO and Investor Relations team on financial and strategic performance.  Our engagement program is designed to reach out to our shareholders and hear their perspectives about issues that are important to them, both generally and with regard to the Company, and gather feedback.  We believe this engagement program promotes transparency between our Board and our shareholders and builds informed and productive relationships.

In the fall of 2019, we reached out to investors representing over 40% of our shares outstanding and discussed various topics including board refreshment and composition, the board evaluation process, company culture, executive compensation and areas of focus for our shareholders regarding environmental and social practices.  The result of this outreach was substantive engagement with more than half of these investors.  The feedback from these meetings was shared with the Corporate Governance Committee and the Compensation Committee as well as the full Board.  This feedback strongly informed the enhancements that were made to this proxy statement to further improve transparency.

Lincoln National Corporation 2020 Proxy Statement	33

Compensation Discussion & Analysis ▪ Components of our Compensation Program

Components of Our Compensation Program

The following table outlines the components of target total direct compensation and how each component aligns with our objectives and guiding principles.

Compensation component	What it rewards	How it aligns with our objectives	Performance measured	Fixed or at risk	Cash or equity
Base Salary

▪   Sustained high level of performance

▪   Demonstrated success in meeting or exceeding key objectives

▪   Highly developed skills and abilities critical to success of the business

▪   Experience and time in position

		▪ Competitive base salaries enable us to attract and retain top talent ▪ Merit-based salary increases align with our pay-for- performance philosophy	Individual	Fixed	Cash
Annual Incentive Program (“AIP”)	▪ Company performance during the year against key financial goals	▪ Competitive targets enable us to attract and retain top talent	Corporate and business segment	At Risk	Cash
Awards	▪ Specific business-segment performance during the year, measured against strategic business-segment goals	▪ Payouts depend on the achievement of established performance measures and goals that align pay with performance and support shareholder value creation
Long-term incentive awards

Restricted Stock Units	▪ Increase in stock price and dividends ▪ Continued service	▪ Value rises or falls as our stock price and dividend increase or decrease ▪ Three-year cliff vesting supports retention	Corporate	At Risk	Equity

Performance Shares	▪ Meeting or exceeding our return on equity goal ▪ Total shareholder return performance relative to that of other companies in our sector

▪   Payout is based on metrics important to our shareholders and critical to value creation

▪   Three-year performance period supports retention and aligns pay with performance over an extended period of time

▪   Relative performance metric creates incentive to outperform peers, with absolute metric rewarding performance versus plan

			Corporate	At Risk	Equity

Nonqualified Stock Options	▪ Increase in stock price ▪ Continued service	▪ Value is dependent on our stock price; options have no value unless the stock price increases ▪ Three-year ratable vesting supports retention	Corporate	At Risk	Equity

34	Lincoln National Corporation 2020 Proxy Statement

Our Executive Compensation Program Pay for Performance Philosophy ▪ Compensation Discussion & Analysis

Our Executive Compensation Program Pay for Performance Philosophy

Our executive compensation program has three key objectives:

▪

Pay for performance. To link executive pay directly to the attainment of short-term and long-term financial/business goals, using short-term metrics that correlate with our business strategy and financial success and long-term metrics that correlate to long-term shareholder value.

▪	Alignment with shareholders. To provide compensation arrangements that link the interests of our executive officers to those of our shareholders.
▪	Competitive compensation. To attract and retain key executive talent.

These objectives, discussed below, guide us in setting and paying compensation to our NEOs.

Pay for Performance

Our executive compensation program is based on a “pay for performance” philosophy: the majority of our executives’ target compensation is made up of variable (“at risk”) compensation — in the form of annual cash incentive awards and long-term equity awards — that is linked to short- and long-term business performance and each individual’s contribution to that performance. In measuring an executive’s contribution, we put a strong emphasis on the individual’s role in implementing strategies and driving performance specific to their function or the operating units they direct.

The key objectives of our pay for performance philosophy are to:

▪	emphasize compensation that is at risk based on performance rather than compensation that is fixed — for instance, only 10% of our CEO’s target annual pay is fixed;
▪	allow the compensation of our executives to vary meaningfully with performance; and
▪	reward the achievement of superior financial results and shareholder returns — in both the short-term and long-term — through balanced incentive programs.

Balanced Performance Measures and Goals

It is important to us and to our executives that performance goals be objectively measurable and that compensation be paid based on easily understood criteria that drive shareholder value.

To implement our pay for performance philosophy, the Compensation Committee with consultation from external compensation experts chooses performance measures for our NEO incentive programs that focus on our overall corporate business strategies and that, if achieved, create sustained growth for our shareholders:

▪	Our AIP is based on the key financial measures indicative of Lincoln’s current and future profitability; and
▪	Our LTI uses measures that correlate directly to the creation of long-term value for Lincoln shareholders.

The goals for each performance measure are linked directly to the Company’s financial plan. In setting the goals, management and the Compensation Committee intend for the target performance levels to be challenging yet attainable and the maximum performance levels to present a substantial challenge for our NEOs, thereby creating a strong incentive to produce superior results. Annually, the Compensation Committee reviews the performance measures to ensure that the metrics selected are aligned with our corporate strategy. The Company’s overall corporate strategy continues to focus on balancing top-line revenue growth with profitability and prudent cost management, and, as a result, for 2019, the Compensation Committee continued to align our executive compensation accordingly by choosing the following performance measures:

Lincoln National Corporation 2020 Proxy Statement	35

Compensation Discussion & Analysis ▪ Our Executive Compensation Program Pay for Performance Philosophy

2019 Annual Incentive Program
Performance measure	Why chosen
Income from Operations per Share	This is a key measure of profitability that management uses to evaluate our business and that investors commonly use to value companies in the financial services industry.
Business Unit Sales

In our business, sales create value because, over time and at a compounded growth rate, they are an indicator of future profitability. In addition, we believe that distribution strength (depth and breadth) is an important driver of our valuation and that sales are an effective way to measure the value of the distribution franchise and overall product competitiveness.

Controllable Costs

Management establishes annual budgets for the Company and for each business unit that are key to the success of our financial plan. The Compensation Committee sets a budget-related performance goal to reinforce the importance of cost efficiencies and expense management across the entire organization.

2019 Long-Term Incentive Program
Performance measure	Why chosen
Operating Return on Equity

This is an important measure used to value companies — especially those in the financial services industry — because it is a critical indicator of capital efficiency and correlates closely with long-term shareholder value.

Relative Total Shareholder Return	This measure reflects the Company’s delivery of shareholder value over time relative to that of our peers.

Alignment with Shareholders

Through our annual and long-term incentive compensation programs, our share ownership requirements and share retention policy and the design and governance features of our long-term equity programs, we tie the financial interests of our NEOs to those of our shareholders. For both the annual and long-term programs, the Compensation Committee chooses performance goals that align with our strategies for sustained growth and profitability.

Long-Term Incentives

The equity-based awards that comprise our long-term incentive compensation are the largest percentage of our NEOs’ targeted direct compensation (69% in the case of our CEO and 53% on average in the case of our other NEOs). To provide a balanced incentive program and to lessen the risk inherent in the greater focus on long-term incentives, executives receive a mix of equity-based compensation awards, which include:

▪

Restricted stock units (“RSUs”) – These awards cliff-vest three years from the date of grant (cliff-vesting acts as a retention tool for our executives) and the value ultimately realized depends on how our stock performs over that three-year period;

▪

Performance share awards (“PSAs”) – The number of shares actually received depends on our performance over a three-year period relative to key inputs and outputs of shareholder value, with the ultimate value of any earned shares dependent on our stock price performance; and

▪	Nonqualified stock options to purchase our common stock (“Options”) – These awards vest ratably over a three-year period and only have value if our stock price rises after the Options are granted.

Share Ownership Guidelines and Share Retention Requirements

Our share ownership requirements formalize the Compensation Committee’s belief that our officers should maintain a material personal financial stake in the Company. The requirements also promote a long-term perspective in managing our business by linking the long-term interests of our executives with those of our shareholders and reducing the incentive for short-term risk-taking.

Our robust share ownership and share retention requirements are among the most stringent in place at companies in the S&P 500, providing a significant alignment of our executives with shareholders through the risks and rewards of stock ownership. The share ownership requirements are based on multiples of base salary and vary by job level. In addition to the minimum share ownership levels, each NEO must also retain an amount equal to 25% of the net profit shares resulting from equity-based LTI grants, such as vested RSUs or earned PSAs. This additional number of shares must be held for five years from the date of exercise for Options or the date of vesting for other awards. If at any point an NEO does not meet the share ownership requirements, the executive must

36	Lincoln National Corporation 2020 Proxy Statement

Consideration of Our 2019 Shareholder Vote on Executive Compensation ▪ Compensation Discussion & Analysis

hold 50% of the net profit shares resulting from equity-based LTI awards that are exercised or vest, as applicable, until the required ownership level is met. As of December 31, 2019, each of our NEOs was exceeding their share ownership requirements.

The table below shows our share ownership guidelines and share retention requirements by officer tier:

Share Ownership and Retention Requirements
Officer position	Value of shares that officer must hold	Additional retention requirements
CEO	7 times base salary	25% of net profit shares* for 5 years
Executive Officers (other than our CEO)	4 times base salary	25% of net profit shares* for 5 years

*

Net profit shares reflect the value of the number of shares remaining after payment of the Option exercise price and taxes owed at the time of exercise plus the after-tax value of any vested RSUs or earned PSAs.

Equity interests counted in determining whether share ownership guidelines have been met include:

▪ shares owned outright; ▪ amounts invested in Company stock funds offered under our employee benefit plans;	▪ restricted stock and RSUs subject to service-based restrictions; and ▪ in-the-money Options.

Prohibition on Pledging and Hedging

Our Insider Trading and Confidentiality Policy includes provisions that prohibit: (i) the pledging of our securities by our executive officers; and (ii) the use of derivative instruments by any employee to hedge the value of any of our securities. The full text of our Insider Trading and Confidentiality Policy is available on the Corporate Governance page of our website at www.lfg.com.

Multiyear Performance and Vesting Periods

The multiyear performance criteria and vesting elements of our long-term incentive programs promote the retention of our executives by putting their focus on our long-term performance, thereby aligning our executives’ interests with those of shareholders.

Prohibition on Repricing

Our equity incentive compensation plans prohibit us from reducing the exercise price of outstanding Options without shareholder approval.

Clawback Features

The equity awards for our NEOs are subject to “clawback” and forfeiture provisions, which allow us to rescind an executive’s award(s) under certain conditions, such as:

▪	the executive’s employment is terminated for cause; or
▪	the executive violates any non-compete, non-disclosure, non-solicitation, non-disparagement or other restrictive covenants.

For example, if an executive violates any such restriction or is terminated for cause prior to or within six months after the vesting of any portion of an equity award, such as Options or a PSA, we may rescind the exercise or award and require the executive to return any gain realized or value received.

Competitive Compensation

In general, we target our executives’ total direct compensation — i.e., base salary, targeted annual incentive compensation and targeted long-term incentive compensation — at the median of the compensation paid to executives in similar positions at the insurance-based financial services and investment management companies with which we compete for talent. We then adjust the compensation as we believe appropriate given our executives’ experience and tenure and the scope of their roles and responsibilities. Because the roles and responsibilities of our executives are unlikely to be identical to those of executives with similar titles/roles in our peer companies, we often consider multiple sources of market data for this purpose. However, market data are only one of many factors considered when setting executive compensation targets. For more information on how we set target compensation and our benchmarking processes, please see “Setting Target Compensation” below.

Consideration of Our 2019 Shareholder Vote on Executive Compensation

The Compensation Committee and the Board appreciate and value the views of our shareholders. At our 2019 Annual Meeting of Shareholders, over 92% of shareholder votes were cast in favor of the “say on pay” advisory resolution on executive compensation. We review the program design on an annual basis, and in light of the support for our compensation program expressed by our shareholders through both engagement and historical levels of support for our “say on pay” advisory resolution, there have not been any significant changes to our compensation program in the last several years.  However, for 2020, the CEO’s

Lincoln National Corporation 2020 Proxy Statement	37

Compensation Discussion & Analysis ▪ Setting 2019 Target Compensation

target direct compensation, including his base salary, was maintained at 2019 levels.  In addition, in response to the feedback shared by our shareholders through our robust shareholder engagement program, the Compensation Committee increased the alignment of CEO compensation with Company performance and shareholder interests by adjusting our CEO’s LTI equity award mix for 2020 to increase the percentage of equity granted as PSAs and Options.

Setting 2019 Target Compensation

The Compensation Committee made compensation decisions for the 2019 calendar year for the NEOs based on a detailed analysis of Company-specific and external data.

External Benchmarking

The Compensation Committee uses a comprehensive competitive compensation analysis to set target direct compensation levels for our NEOs. For 2019, this analysis included a review of our competitors’ base pay, annual incentive opportunities, long-term incentive values, and total direct compensation (the sum of the elements listed here) to establish market rates for each executive officer position, followed by a comparison of our current executive compensation levels to the market median of our peers.

For each of our NEOs, market data was drawn from the stock companies included in the Willis Towers Watson 2018 Diversified Insurance Study of Executive Compensation (the “Towers DI Study”). We have used the Towers DI Study for over 10 years, and if the stock companies included in the study are changed, we reflect those changes in our benchmarking peer group. In 2018, Brighthouse Financial and Protective Life were added to the Towers DI Study, resulting in a corresponding change to our peer group. This list also reflects the continued changes to traditional life and annuity companies resulting from mergers, acquisitions, divestitures, spin-offs and privatization across the insurance industry. The Compensation Committee believes that these companies are appropriate for compensation benchmarking because, even though none has our exact business mix, each is a competitor in one or more of our core business units and each competes directly with us for talent and distribution of our products. Most of these peer companies compete with us in two or more lines of business, and the table below highlights which peers are a top-15 competitor in our core businesses. None of the companies in our peer benchmarking group are solely property and casualty companies, which the Compensation Committee believes is appropriate given that such companies have significantly different business and risk profiles than traditional life and annuity companies and do not compete with us directly for business or talent.

The Compensation Committee has generally determined not to exercise discretion to remove or add peers to the benchmarking group derived from the Towers DI Study to keep a consistent peer group year-over-year. However, because some of these companies have either higher or lower market capitalization, assets or revenue than we do, the data are size-adjusted, where possible, to develop comparable market rates for a hypothetical organization of similar size and type to our own. In addition, the Compensation Committee will remove a company from the benchmarking group if the company’s business mix changes such that it is no longer an appropriate peer.

Compensation Peer Group for Benchmarking
Top-15 competitor in our core business units[1]
2018 Towers DI Study Participant	Competitor for our core business units	Lists LNC as a peer	Life Insurance	Group Protection	Annuities	Retirement Plan Services	Competitor for distribution and talent
Aflac	•	•		•			•
Allstate	•		•	•			•
AXA Equitable	•	•	•		•		•
Brighthouse Financial	•	•					•
Cigna	•			•			•
CNO Financial	•	•					•
Genworth Financial	•	•					•
Hartford Financial Services	•	•		•			•
John Hancock/Manulife	•					•	•
MetLife	•		•	•	•		•
Principal Financial	•	•		•		•	•
Protective Life	•						•
Prudential Financial	•	•	•	•	•	•	•
Sun Life Financial	•	•		•			•
Transamerica	•		•		•	•	•
Unum Group	•	•		•			•
Voya Financial	•	•			•	•	•

[1]

Source for top-15 competitor data: (a) Life Insurance: 2019 ACLI Fact Book, based on individual life insurance inforce as of 2018; (b) Group Protection: LIMRA, based on 2018 year-end sales results; (c) Annuities: LIMRA 2019 Yearbook, based on annuity companies’ 2018 assets under management; and (d) Retirement Plan Services: based on 2018 plan sponsor total defined contribution assets under management. Note that a number of the top 15 competitors are mutual companies, which are not included in our benchmarking group.

38	Lincoln National Corporation 2020 Proxy Statement

Setting 2019 Target Compensation ▪ Compensation Discussion & Analysis

The market data described on page 38 was used as a primary reference for most roles. The Compensation Committee seeks to target total direct compensation within a competitive range of plus or minus 15% of the 50th percentile of the market data being used. Because the roles and responsibilities of our executives are unlikely to be identical to those of executives with similar titles/roles in our peer companies, we often consider multiple sources of market data for this purpose. However, market data are only one of many factors considered when setting executive compensation targets. In some cases, the Compensation Committee may target compensation above or below this range. Reasons for doing this include:

▪   organizational considerations; for example, because an executive’s role is considered especially critical to our overall business strategy and to our succession planning;

▪   uniqueness of an individual’s role as compared to similar role at peer companies;

▪   internal pay equity considerations;

▪   to gain the specific expertise needed to build a new business or improve an existing one; or

▪   to retain highly qualified executives whom we have recruited from outside the insurance industry or whom we believe have skills or experience that will further our corporate strategy.

Tally Sheets

When making compensation decisions, the Compensation Committee considers:

▪

the recommendations of our Chief People, Place & Brand Officer (“CPPBO”), the recommendations of our CEO, and the opinion of the Compensation Committee’s independent compensation consultant (although our CEO and CPPBO do not make recommendations with respect to their own compensation);

▪	the available market data; and
▪	reports called “tally sheets” illustrating the elements of targeted total direct compensation, including:

– base salary;	– 401(k) contributions and deferred compensation; and – perquisites.
– annual and long-term incentive awards;

The tally sheets enable the Compensation Committee to analyze the value of total target compensation, as well as the value of compensation actually realized compared with the value of compensation opportunities the Compensation Committee originally established.

The Compensation Committee also uses the tally sheets to assess whether our executive compensation program is consistent with our compensation philosophy and desired positioning relative to the market data. However, tally sheets are just one point of information the Compensation Committee uses to determine NEO compensation. The Compensation Committee performed a similar analysis to establish the total targeted direct compensation for our CEO.

Total Targeted 2019 Direct Compensation

The table below shows the total targeted direct compensation set by the Compensation Committee for our NEOs for 2019:

2019 Target Total Direct Compensation for Our NEOs
Name	Base salary	Annual incentive award at target	Long-term incentive award at target	Total targeted annual compensation
Dennis R. Glass	$1,360,000	$2,856,000	$9,515,000	$13,731,000
Randal J. Freitag	$806,000	$1,088,100	$2,265,952	$4,160,052
Lisa M. Buckingham	$713,790	$856,548	$1,419,402	$2,989,740
Ellen G. Cooper	$639,230	$831,000	$1,807,770	$3,278,000
Wilford H. Fuller	$745,500	$1,155,525	$2,094,225	$3,995,250

Lincoln National Corporation 2020 Proxy Statement	39

Compensation Discussion & Analysis ▪ Annual Cash Compensation for 2019

Annual Cash Compensation for 2019

During 2019, annual cash compensation was made up of base salary and a short-term incentive award under the AIP.

Base Salary

Base salaries are reviewed annually for market competitiveness and upon promotion or following a change in job responsibilities and are based on market data, internal pay equity and performance. In general, base salaries are targeted to the 50th percentile of the market data developed during the benchmarking process described above.  In setting base salary levels for 2019, the Compensation Committee started with the 2018 base salaries and then approved merit increases based on the benchmarking data and compensation analysis discussed above as well as the individual performance of each NEO, using our enterprise-wide merit increase budget as a guide. Base salary increases for our NEOs ranged from 3% to 6% for 2019.  Mr. Fuller received an increase of 5% in recognition of his performance, and Ms. Cooper received an increase of 6% to reflect an increase in her responsibilities.

The Compensation Committee approved the following base salaries for our NEOs effective during 2019:

Name	2019
Dennis R. Glass	$1,360,000
Randal J. Freitag	$806,000
Lisa M. Buckingham	$713,790
Ellen G. Cooper	$639,230
Wilford H. Fuller	$745,500

Annual Incentive Program

2019 Payout Opportunities

The table below shows the dollar amount of the threshold, target and maximum payout opportunities for the 2019 AIP established by the Compensation Committee for each of our NEOs; the threshold, target and maximum opportunities are calculated as a percentage of each NEO’s base salary. Payouts under the 2019 AIP are capped at the maximum amount.  The threshold opportunity would be payable only in the case where the threshold goal is met for the performance measure with the lowest percentage payout amount.

Estimated Payout Opportunities under the 2019 AIP
Name	Threshold	Target	Maximum
Dennis R. Glass	$35,700	$2,856,000	$5,712,000
Randal J. Freitag	$13,601	$1,088,100	$2,176,200
Lisa M. Buckingham	$10,707	$856,548	$1,713,096
Ellen G. Cooper	$8,310	$831,000	$1,661,999
Wilford H. Fuller	$14,444	$1,155,525	$2,311,050

2019 Performance Measures and Goals

In February 2019, the Compensation Committee established the goals and measures for the 2019 AIP.

Performance Measures. The Committee selected the three performance measures for 2019 described below because they focus on our overall corporate strategy of balancing top-line revenue growth with profitability and prudent cost management. To learn more about why these measures were selected, see “Pay for Performance” on page 35. The threshold, target and maximum goals associated with each measure are established annually so that they remain rigorous and in line with our financial plan.

▪ Income from Operations per Share
▪ Business Unit Sales
▪ Management of Controllable Costs

For purposes of the 2019 AIP, Income from Operations is defined as net income in accordance with GAAP but excluding the after-tax effects of the items detailed in Exhibit 2 on page E-5. This is one of the financial measures that management uses to assess our results. (To calculate Income from Operations per Share, the value of Income from Operations (as defined in Exhibit 2) was divided by the average diluted shares.) Management believes that excluding these items from net income better reflects the underlying trends in our businesses because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments. In addition, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

For our CEO, performance is measured entirely at the corporate level, while our other NEOs are assessed on both corporate and business unit performance. To reflect the different roles and responsibilities of our NEOs, the Compensation Committee also weighs the performance measures differently for each NEO, as shown in the tables on pages 41 to 43.

40	Lincoln National Corporation 2020 Proxy Statement

Annual Cash Compensation for 2019 ▪ Compensation Discussion & Analysis

Performance Goals. In setting the goals for each of the performance measures, management and the Compensation Committee intended the target levels to be challenging yet achievable and the maximum levels to present a significant challenge, therefore requiring exceptionally strong performance to achieve these goals. The target goal for corporate Income from Operations per Share was set after consideration of a number of factors, including a review of our internal financial plan. The target goals for Business Unit Sales, at both the corporate and business-unit level, was based on our internal financial plan, emphasizing our corporate strategy to grow and protect the profitability of the business. The target goals for Controllable Costs were based upon controllable costs as budgeted in our annual financial plan. We believe that our methodology for determining financial performance targets for the AIP supports the following key objectives:

▪	aligning incentives with our annual financial plan;
▪	establishing challenging yet achievable incentive targets for our executives; and
▪	setting targets that are consistent with our assessment of opportunities and risks for the upcoming year.

In establishing the performance goals for the 2019 AIP, the Compensation Committee took into account the sales environment across the business units over the previous year as well as the internal financial plan. The 2019 goals at target for Income from Operations per Share and Business Unit Sales were each increased for 2019 over the targets set for 2018. The target goals for Mr. Fuller for certain business unit-specific measures, including Annuities income from operations and Distribution net contribution margin, were decreased compared to the targets set for 2018. The goal for Annuities income from operations reflected the expected reduction in earnings resulting from the reinsurance of approximately $7.7 billion of annuities at the end of 2018, and the goal for Distribution net contribution margin reflected higher expenses due to investments made to expand our distribution network. The Compensation Committee believes these performance goals are rigorous goals at target that take into account both the risks and opportunities facing the Company.

In addition, for the 2019 AIP, the Committee also reviewed the weights for each goal and the goals for each role and made minor adjustments to Ms. Buckingham’s weightings to reflect an increase in her responsibilities during 2018.

2019 Performance Results and Actual Payouts

In February 2020, the Compensation Committee certified the performance results for the 2019 AIP. These formulaic results triggered a payout that was above target for all of our NEOs.

The following tables show the goals, weights, performance results and payout percentages for the 2019 AIP measures for each of our NEOs. Based on actual results, a payout percentage, expressed as a percentage of the NEO’s target payout opportunity, is first determined for each goal. These payouts are then weighted to determine the weighted payout for each goal. The sum of these weighted payouts equals the NEO’s payout percentage. The tables also show the resulting performance-based payouts approved by the Compensation Committee under the 2019 AIP for each of our NEOs and how these payouts compared with each NEO’s target payout opportunity under this program.

In calculating Operating ROE for the 2019 AIP, certain defined exclusions were made (as listed in Items A through I of Exhibit 2 on page E-5) in accordance with the terms of the plan, which resulted in the exclusion of the results of our third quarter 2019 annual assumption review. As a result, Income from Operations Per Share as calculated under the 2019 AIP was $8.70. The Compensation Committee can, at its discretion, reduce award payouts by including, rather than excluding, certain of the defined exclusions if it determines that these factors were relevant to individual performance. The Compensation Committee could have made other discretionary adjustments to the calculation of the performance results if the net effect would have been to reduce award amounts. In certifying the results for the 2019 AIP awards, the Compensation Committee did not exercise negative discretion for any of our NEOs and maintained the formulaic results.

Dennis R. Glass

	Corporate Measures (100%)
		Business unit sales
	Income from operations per share	Life Insurance		Group Protection		Annuities		Retirement Plan Services		Enterprise controllable costs

Goals
Threshold	$7.92	$748	M	$588	M	$12,320	M	$9,332	M	N/A
Target	$8.70	$850	M	$735	M	$14,000	M	$10,605	M	100%
Maximum	$9.74	$952	M	$882	M	$15,680	M	$11,878	M	89%
Results
Certified Performance	$8.70	$1,082	M	$759	M	$14,525	M	$9,465	M	99.7%
Payout as Percentage of Target	100.0%	200.0%		116.3%		131.3%		32.8%		103.0%
Weighting	50.0%	10.0%		7.0%		13.0%		5.0%		15.0%
Weighted payout	50.0%	20.0%		8.1%		17.1%		1.6%		15.5%
								Payout percentage
						Target opportunity		(Sum of weighted payouts)		Payout amount
Actual payout under the 2019 AIP						$2,856,000		112.3%		$3,207,288

Lincoln National Corporation 2020 Proxy Statement	41

Compensation Discussion & Analysis ▪ Annual Cash Compensation for 2019

Randal J. Freitag

	Corporate Measures (77.5%)										Business Unit Measures (22.5%)
		Business unit sales
	Income from operations per share	Life Insurance		Group Protection		Annuities		Retirement Plan Services		Enterprise controllable costs	Finance controllable costs	Income from operations Life Insurance
Goals
Threshold	$7.92	$748	M	$588	M	$12,320	M	$9,332	M	N/A	N/A	$546	M
Target	$8.70	$850	M	$735	M	$14,000	M	$10,605	M	100%	100%	$621	M
Maximum	$9.74	$952	M	$882	M	$15,680	M	$11,878	M	89%	90%	$720	M
Results
Certified Performance	$8.70	$1,082	M	$759	M	$14,525	M	$9,465	M	99.7%	102.8%	$579	M
Payout as Percentage of Target	100.0%	200.0%		116.3%		131.3%		32.8%		103.0%	100.0%	58.0%
Weighting	35.0%	13.0%		7.0%		10.0%		5.0%		7.5%	7.5%	15.0%
Weighted Payout	35.0%	26.0%		8.1%		13.1%		1.6%		7.7%	7.5%	8.7%
											Payout percentage
										Target opportunity	(Sum of weighted payouts)	Payout amount
Actual payout under the 2019 AIP										$1,088,100	107.8%	$1,172,972

Lisa M. Buckingham

	Corporate Measures (85%)									Business Unit Measures (15%)
		Business unit sales
	Income from operations per share	Life Insurance		Group Protection		Annuities		Retirement Plan Services		Human Resources controllable costs	Marketing controllable costs	Administrative Services controllable costs
Goals
Threshold	$7.92	$748	M	$588	M	$12,320	M	$9,332	M	N/A	N/A	N/A
Target	$8.70	$850	M	$735	M	$14,000	M	$10,605	M	100%	100%	100%
Maximum	$9.74	$952	M	$882	M	$15,680	M	$11,878	M	90%	85%	90%
Results
Certified Performance	$8.70	$1,082	M	$759	M	$14,525	M	$9,465	M	99.6%	99.3%	101.0%
Payout as Percentage of Target	100.0%	200.0%		116.3%		131.3%		32.8%		104.3%	104.8%	100.0%
Weighting	50.0%	10.0%		7.0%		13.0%		5.0%		5.0%	5.0%	5.0%
Weighted Payout	50.0%	20.0%		8.1%		17.1%		1.6%		5.2%	5.2%	5.0%
											Payout percentage
										Target opportunity	(Sum of weighted payouts)	Payout amount
Actual payout under the 2019 AIP										$856,548	112.3%	$961,903

42	Lincoln National Corporation 2020 Proxy Statement

Annual Cash Compensation for 2019 ▪ Compensation Discussion & Analysis

Ellen G. Cooper

	Corporate Measures (85%)									Business Unit Measures (15%)
		Business unit sales
	Income from operations per share	Life Insurance		Group Protection		Annuities		Retirement Plan Services		Corporate Investments controllable costs
Goals
Threshold	$7.92	$748	M	$588	M	$12,320	M	$9,332	M	N/A
Target	$8.70	$850	M	$735	M	$14,000	M	$10,605	M	100%
Maximum	$9.74	$952	M	$882	M	$15,680	M	$11,878	M	85%
Results
Certified Performance	$8.70	$1,082	M	$759	M	$14,525	M	$9,465	M	97.1%
Payout as Percentage of Target	100.0%	200.0%		116.3%		131.3%		32.8%		119.0%
Weighting	50.0%	9.0%		6.0%		16.0%		4.0%		15.0%
Weighted Payout	50.0%	18.0%		7.0%		21.0%		1.3%		17.9%
								Payout percentage
						Target opportunity		(Sum of weighted payouts)		Payout amount
Actual payout under the 2019 AIP						$831,000		115.2%		$957,312

Wilford H. Fuller

	Corporate Measures (30%)	Business Unit Measures (70%)
						Business unit sales
	Income from operations per share	Income from operations Annuities		Net contribution margin Distribution		Life Insurance		Annuities		RPS small market		Annuities and Distribution controllable costs
Goals
Threshold	$7.92	$902	M	($5.6)	M	$748	M	$12,320	M	$2,552	M	N/A
Target	$8.70	$1,025	M	$14.4	M	$850	M	$14,000	M	$2,900	M	100%
Maximum	$9.74	$1,189	M	$34.4	M	$952	M	$15,680	M	$3,249	M	85%
Results
Certified Performance	$8.70	$1,047	M	$33.9	M	$1,082	M	$14,525	M	$2,552	M	98.5%
Payout as Percentage of Target	100.0%	113.4%		197.5%		200.0%		131.3%		25.0%		109.6%
Weighting	30.0%	15.0%		7.0%		13.0%		20.0%		5.0%		10.0%
Weighted Payout	30.0%	17.0%		13.8%		26.0%		26.3%		1.3%		11.0%
										Payout percentage
								Target opportunity		(Sum of weighted payouts)		Payout amount
Actual payout under the 2019 AIP								$1,155,525		125.3%		$1,447,873

Lincoln National Corporation 2020 Proxy Statement	43

Compensation Discussion & Analysis ▪ Long-Term Compensation Awarded or Vested in 2019

Long-Term Compensation Awarded or Vested in 2019

Long-term compensation for our NEOs generally includes three equity elements:

▪	RSUs, which cliff-vest in three years;
▪

PSAs, which vest, if at all, depending on the outcome of pre-established relative and absolute performance measures over a three-year performance period. Consistent with our fundamental pay for performance philosophy, these awards are linked to metrics that measure the creation of long-term shareholder value, with above-target compensation paid out only when performance has exceeded the target level. PSA payouts are capped at two times target; and

▪	Options, which have a 10-year term and vest ratably over three years.

2019 LTI Award Mix

Our targeted long-term incentive mix for 2019 — i.e., the percentage of the total 2019 LTI award delivered through each equity element — was 53% RSUs, 30% PSAs and 17% Options for our CEO and 30% RSUs, 40% PSAs and 30% Options for our other NEOs. The equity award mix for 2019 for each of our NEOs was the same as for 2018.

The RSUs and PSAs will be paid in shares of our common stock if the applicable vesting requirements and, in the case of PSAs, performance targets are met. Long-term equity-based awards such as these encourage our NEOs to act as owners, thus aligning their interests with those of shareholders. The Options and RSUs are not tied to formulas that could focus our executives on specific short-term outcomes. Instead, the value of these awards to our NEOs depends on the positive financial performance of our Company over time, as expressed through the multiyear increase in share value. The PSA and RSU awards also earn dividends that are only paid out upon the award vesting. These equity awards are subject to the clawback provisions detailed on page 37. In addition, the shares of common stock paid out upon the vesting of PSA and RSU awards or delivered upon the exercise of Options are subject to the share retention requirements detailed on page 36.

For 2020, the Compensation Committee increased the alignment of CEO compensation with Company performance and shareholder interests by adjusting our CEO’s LTI equity award mix to increase the percentage of equity granted as PSAs and Options, consistent with our fundamental pay for performance philosophy.  The LTI equity award mix for 2020 is shown below.

2019 LTI MIX FOR CEO      2020 LTI MIX FOR CEO

2019-2021 Performance Share Awards

The 2019-2021 performance cycle began on January 1, 2019, and ends on December 31, 2021. In February 2019, the Compensation Committee established:

▪ the threshold, target, and maximum PSA amounts payable to the NEOs; ▪ the relevant performance measures (Operating ROE and Relative TSR); ▪ the peer group used to assess Relative TSR performance;	▪ the relative weighting of each performance measure; and ▪ the goals for threshold, target and maximum payouts for each performance measure.

The maximum goals were intended to present a challenge for management and create appropriate incentives for our executives to create financial growth and long-term shareholder value. For each performance measure, the maximum payout, which is capped at 200% of target, occurs when performance is superior and the minimum payout, 25% of target, results when the performance threshold is met. For example, the minimum award for a performance measure is calculated as follows: 25% multiplied by the relative weighting of the performance measure multiplied by the target payout opportunity.

44	Lincoln National Corporation 2020 Proxy Statement

Long-Term Compensation Awarded or Vested in 2019 ▪ Compensation Discussion & Analysis

The two performance measures for the 2019-2021 performance cycle (Operating ROE and Relative TSR) are weighted equally. For any portion of the PSAs to ultimately vest, the minimum achievement level for at least one of the performance measures must be attained. In other words, if performance on both measures falls below the threshold, there is no payout.

Performance award measures, weightings, and goals for the 2019-2021 performance award cycle

Operating Return on Equity (ROE)			Relative Total Shareholder Return (TSR)

Why Chosen: A key measure of our financial health that management uses to evaluate our business and that is also used by investors to value companies in the financial services industry. It provides a meaningful measure of performance that is closely tied to long- term shareholder value.

Relative weight: 50%

			Why Chosen: Assesses the Company’s delivery of shareholder value over time relative to that of our peers. Relative weight: 50%

Goal at threshold	Goal at target	Goal at maximum	Goal at threshold	Goal at target	Goal at maximum

12.05%	12.7%	13.35%	Ranking of 8th out of 11	Median of peer group	Ranking of 1st to 3rd out of 11

Among the factors the Compensation Committee considered in setting the Relative TSR and Operating ROE performance measures were peer group performance, market data and our financial plan. In establishing the weightings of the performance share plan measures, the Compensation Committee took into account its belief and management’s belief that, over the long-term, Operating ROE is a key input to shareholder value and TSR represents the actual value delivered to shareholders. The specific goals for each measure were set for compensation purposes only and do not constitute, and should not be viewed as, management’s projection of future results.

Operating ROE for the 2019-2021 performance period is an absolute measure that is to be calculated as of the end of the performance period. Operating ROE is defined as Income from Operations (as defined above with respect to the 2019 AIP) divided by average shareholders’ equity for the year. Shareholders’ equity excludes accumulated other comprehensive income or other similar items and any increase in equity due to goodwill associated with an acquisition during the performance period, any increase in equity due to changes in our effective tax rate and the related taxes due to legislative changes and changes in tax laws.

Relative TSR for the 2019-2021 performance period is a relative measure based on Lincoln’s point-to-point TSR for the performance period ranked against the TSR results for the peer group shown below. The Compensation Committee believes that the performance peer group should be limited to companies that publish financial results against which our results are compared by the investment community and that offer competing insurance and financial products.  Accordingly, the TSR performance peer group is reviewed and updated, as necessary, on an annual basis.  As a result of the 2019 review, two companies were added to the group:  AXA Equitable, which had recently been listed on the NYSE, and Athene, which as the result of a recent acquisition had a business profile that more closely matched ours.  Additionally, Manulife and Sunlife Financial, whose business profiles were less of a match due in part to the larger portion of revenue they generate from Asia, were removed from the group.

2019-2021 Relative TSR Performance Peer Group
▪ Aegon	▪ Principal Financial
▪ Ameriprise Financial	▪ Prudential Financial
▪ Athene	▪ Torchmark
▪ AXA Equitable	▪ Unum Group
▪ Brighthouse Financial	▪ Voya Financial

Lincoln National Corporation 2020 Proxy Statement	45

Compensation Discussion & Analysis ▪ Long-Term Compensation Awarded or Vested in 2019

If earned, the 2019-2021 performance share awards will be paid out in shares of our common stock. The table shows the number of shares that our executives have the potential to earn at different performance levels:

Estimated Share Payout Opportunities under the 2019-2021 Performance Award Cycle as of Grant Date*
Name	Threshold (#)	Target (#)	Maximum (#)
Dennis R. Glass	5,663	45,303	90,606
Randal J. Freitag	1,798	14,385	28,770
Lisa M. Buckingham	1,126	9,011	18,022
Ellen G. Cooper	1,435	11,477	22,954
Wilford H. Fuller	1,662	13,295	26,590

*	Amounts do not include dividend equivalents.

The grant date fair value of the Options, RSUs and PSAs awarded in 2019 are included in the Summary Compensation Table on page 52. Additional details regarding the 2019-2021 PSAs granted to the NEOs can be found in the Grants of Plan-Based Awards table on page 55.

2017-2019 LTI Program

The Compensation Committee established the performance-based 2017 LTI Program at its February 2017 meeting, with performance metrics that measure the creation of long-term shareholder value. The Compensation Committee approved the equity awards under the 2017 LTI Program, including grants of RSUs, PSAs and Options.

RSUs and Options

The RSUs cliff vested three years from the date of grant. The Options vested ratably over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date. The RSUs and the final tranche of Options vested on February 22, 2020. Additional details regarding the RSUs and Options granted in 2017 can be found in the Outstanding Equity Awards table on page 57.

2017-2019 Performance Share Awards

At the February 2017 meeting, the Compensation Committee established the 2017-2019 performance cycle for PSAs for the period that began January 1, 2017, and ended on December 31, 2019. The Compensation Committee set:

▪ the threshold, target and maximum PSA amounts payable to the NEOs; ▪ the relevant performance measures (Operating ROE and Relative TSR);	▪ the relative weighting of each performance measure; and ▪ the goals for threshold, target and maximum payouts for each performance measure (25%, 100% and 200% of target, respectively).

The payouts for the 2017-2019 LTI PSAs could have ranged from 0% to 200% of each NEO’s target, with a threshold payout for each performance measure equal to 25% of target. For the PSA to be payable, the threshold or minimum achievement level for at least one of the performance measures must have been attained. Therefore, a minimum award would be calculated as follows: 25% multiplied by the relative weighting of the performance measure multiplied by the target amount.

The following table shows the number of shares that each NEO had the potential to earn under the 2017-2019 LTI performance cycle at the threshold, target and maximum levels:

Estimated Share Payout Opportunities under the 2017-2019 Performance Award Cycle as of Grant Date*
Name	Threshold (#)	Target (#)	Maximum (#)
Dennis R. Glass	4,352	34,812	69,624
Randal J. Freitag	1,457	11,655	23,310
Lisa M. Buckingham	841	6,726	13,452
Ellen G. Cooper	978	7,824	15,648
Wilford H. Fuller	1,265	10,122	20,244

*	Amounts do not include dividend equivalents.

46	Lincoln National Corporation 2020 Proxy Statement

Long-Term Compensation Awarded or Vested in 2019 ▪ Compensation Discussion & Analysis

In February 2020, the Compensation Committee reviewed the reports and analysis that management provided regarding our performance during the 2017-2019 performance cycle and determined the results for each performance measure, as shown in the graphic below. As of December 31, 2019, the Company’s Operating ROE, as calculated in accordance with the LTI plan, was 12.27%, which was above the goal at maximum shown in the table below. The Company’s TSR for the performance period was -4.85%, as calculated in accordance with the LTI plan, which ranked ninth among the peers listed below. As a result of the performance by the Company in each of these key metrics over the performance period (which exceeded the maximum performance level for the Operating ROE measure and was below the threshold performance level for the Relative TSR measure), the Compensation Committee approved a payout of the 2017-2019 performance share awards at 100% of target.

Performance goals, actual results and actual payout percentages for the 2017-2019 performance award cycle

Operating Return on Equity (ROE)			Relative Total Shareholder Return (TSR)

Relative weight: 50%			Relative weight: 50%

Goal at threshold	Goal at target	Goal at maximum	Goal at threshold	Goal at target	Goal at maximum

10.95%	11.6%	12.25%	Ranking of 8th	Median of peer group	Ranking of 1st to 3rd

Actual results	Payout as percentage of target		Actual results	Payout as percentage of target
12.27%	200%		9th in peer group (TSR of -4.85%)	0%

Operating ROE for the 2017-2019 LTI performance period was an absolute measure that was calculated as of the end of the three-year performance period using the definition of Income from Operations that the Compensation Committee set for the 2017 AIP and divided by average shareholders’ equity for the year. The definition of Operating ROE used in this calculation can be found in Exhibit 2 on page E-6. In calculating Operating ROE for the 2017-2019 LTI performance period, certain defined exclusions were made (as listed in Items A through I of Exhibit 2 on page E-6) in accordance with the terms of the plan, which included the exclusion of the impact of our third quarter 2019 annual assumption review. As a result, as of December 31, 2019, Operating ROE as calculated in accordance with the terms of the plan was 12.27%.

Relative TSR for the 2017-2019 LTI was based on our TSR results for the performance period ranked against the TSR results for the peer group shown below:

2017-2019 Relative TSR Peer Group
▪ Aegon	▪ Prudential Financial
▪ Ameriprise Financial	▪ Sun Life Financial
▪ Manulife	▪ Torchmark
▪ MetLife/Brighthouse Financial[1]	▪ Unum Group
▪ Principal Financial	▪ Voya Financial

[1]

At the time the 2017-2019 LTI Plan was established, MetLife had announced its intention to spin off its life insurance business into a separate public entity. In accordance with the terms of the 2017-2019 LTI Program, Brighthouse Financial replaced MetLife once the spin-off of Brighthouse Financial was completed. As a result, the performance for this peer reflects MetLife’s performance up to the date of the spin-off, and Brighthouse Financial’s performance thereafter.

Lincoln National Corporation 2020 Proxy Statement	47

Compensation Discussion & Analysis ▪ Participation in Executive Compensation Decisions

TSR for the 2017-2019 LTI is defined as the change in the price of a share of common stock plus dividends paid, over the relevant performance period, divided by the price of a share of common stock at the beginning of the performance period for us and for each of our peers. We used an average of the prices of the common stock as reported on the NYSE consolidated transactions tape for the 30 trading days preceding the beginning and end dates to determine the beginning and ending share prices for the performance period to eliminate the effects of any short-term volatility on the stock price.

The table below shows the resulting payouts:

Actual Payouts under 2017-2019 Performance Share Awards
Name	Target (# of shares)	Payout percentage of target	Payout (# of shares)[1]
Dennis R. Glass	34,812	100%	34,812
Randal J. Freitag	11,655	100%	11,655
Lisa M. Buckingham	6,726	100%	6,726
Ellen G. Cooper	7,824	100%	7,824
Wilford H. Fuller	10,122	100%	10,122

[1]

Share amounts do not include dividend equivalents accrued and paid out in shares of common stock on the vesting date. Such dividend equivalent amounts were as follows: Mr. Glass, 2,249 shares; Mr. Freitag, 753 shares; Ms. Buckingham, 434 shares, Ms. Cooper, 505 shares; and Mr. Fuller, 654 shares.

The payouts of PSAs under the 2015-2017 and 2016-2018 LTIs were 150% and 200%, respectively.

Participation in Executive Compensation Decisions

Role of the Compensation Committee

The Compensation Committee has primary authority for determining the compensation of our executive officers, including our NEOs. Specifically, it:

▪   approves the individual pay components and aggregate compensation amounts for our executives;

▪   determines the form(s) in which compensation will be paid — i.e., cash or equity — and the equity vehicles to be used, including RSUs, PSAs or Options;

▪   establishes the target award levels and performance measures for the various short- and long-term compensation programs; and

▪   certifies the performance in accordance with the terms of the short- and long-term compensation programs.

For a description of the Compensation Committee’s principal functions, see “Board Committees – Compensation Committee” on page 13.

The Compensation Committee normally determines the portion of performance-based incentive awards earned for completed performance cycles at its first regularly scheduled meeting of the calendar year (usually in February) following the end of the applicable performance cycle. During this meeting, the Compensation Committee reviews financial results for the various performance measures for the just-completed annual and long-term performance cycles; certifies the achievement (or non-achievement) of the performance goals; and approves the earned portion of the awards, as appropriate.

Role of Management

In determining executive compensation, the Compensation Committee considers input from a number of sources, including executive management. However, our CEO and CPPBO do not play any role in, and are not present for, any discussions regarding their own compensation. Specifically, our CEO and CPPBO provide the Compensation Committee with their views and insight on NEO compensation (other than for themselves), including:

▪ their assessment of individual executive performance, the business environment, succession planning and retention; and	▪ recommendations for base salary, target annual incentive awards and target long-term incentive awards for each NEO.

The Compensation Committee views this input as an essential component of the process.

48	Lincoln National Corporation 2020 Proxy Statement

Risk Considerations Relating to Compensation ▪ Compensation Discussion & Analysis

Role of the Compensation Consultant

The Compensation Committee regularly consults with Pay Governance LLC, an independent compensation consultant, for advice regarding compensation practices for our executives. The Compensation Committee has the sole authority to hire or fire any compensation consultant, as well as to establish the scope of the consultant’s work.

During 2019, Pay Governance provided the Compensation Committee with:

▪   an evaluation of our executive officers’ base salaries and short- and long-term target incentive compensation relative to that of identified peers and the broader market;

▪   an evaluation of the alignment of the Company’s executive compensation with Company performance;

▪   information on trends in executive compensation, such as the use of various forms of equity compensation and the prevalence of different types of compensation vehicles, as well as regulatory developments;

▪   an advance review of all management-prepared materials for each Compensation Committee meeting;

▪   assistance in the review and discussion of all material agenda items;

▪   an independent review of our analytical work related to executive compensation;

▪   insight and advice in connection with the design of, and any changes to, our equity grants and short- and long-term incentive plans; and

▪   feedback regarding our CEO’s total targeted direct compensation package.

Pay Governance does not provide us with any services other than advising the Compensation Committee on executive compensation and the Corporate Governance Committee on director compensation. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that no conflict of interest exists.

Risk Considerations Relating to Compensation

The structure and administration of our compensation programs are designed to, among other objectives, appropriately balance risk and reward. As part of the annual risk assessment of our compensation plans, we identify, analyze and evaluate all of our employee compensation programs to assess any risks these programs might pose. The process includes, but is not limited to:

▪	identifying all of the compensation programs that cover our employees;
▪	reviewing these programs from a design and governance perspective, including evaluating the behavior each program is designed to encourage and detailing the flow of compensation for each program;
▪	identifying any risks inherent in the programs, including analyzing whether any of the programs encourage our executives or any other employees to take risks that could harm the Company; and
▪	identifying and discussing any additional risk mitigation factors in the program design and any additional risk controls outside of the compensation process specific to each business model.

Once the annual assessment is completed, our CFO and the Head of Total Rewards formally review the analysis of our programs and discuss the findings with the Compensation Committee.

Some of the features of our compensation programs that limit risk include the following:

▪   our incentive plan awards are based on a balanced set of performance indicators, thus minimizing the potential for any single indicator of performance to have an undue influence on payout;

▪   the Compensation Committee approves the final incentive plan awards and has the authority to decrease the awards even if the performance goals are met;

▪   the “clawback” features of our equity awards, which allow us to rescind an executive’s award(s) under certain conditions;

▪   the multiyear performance criteria for our LTI programs and the multiyear vesting elements of our other equity awards, which link the interests of our executives with the long-term health of the Company;

▪   the balanced pay mix, which minimizes the significance of any single element of pay;

▪   both the annual incentives and the PSAs have payouts that are capped;

▪   our share ownership guidelines and holding requirements, which encourage our executives to focus on sustaining long-term performance rather than maximizing performance in any single year; and

▪   fixed compensation is set at a level that allows executives to meet their essential financial needs.

For 2019, the Compensation Committee discussed the evaluation and risk assessment review of our compensation programs and confirmed that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment also highlights other aspects of the administration and oversight of our plans that build considerable risk mitigation into the plans’ organizational structure.

Lincoln National Corporation 2020 Proxy Statement	49

Compensation Discussion & Analysis ▪ Other Compensation Considerations

Other Compensation Considerations

Equity Award Procedures.  The Compensation Committee formally approves our equity grant procedures, including procedures for granting Options. All Options are granted with a “strike,” or exercise, price set at the closing price of our common stock as reported on the composite transactions table of the NYSE on the grant date. Although the Compensation Committee Chair may approve changes to executive compensation, subject to the Compensation Committee’s review and ratification, only the full Compensation Committee or the Board has the authority to grant equity awards to executive officers.

Although the Compensation Committee typically makes equity award grants during its first regularly scheduled meeting of the calendar year, the Compensation Committee or the Board may also grant equity awards to executives at other regularly scheduled or special meetings, or by taking action through unanimous written consent in order to accommodate special circumstances such as new hires or promotions.

▪	For equity awards granted to executives at a regularly scheduled meeting of the Board or Compensation Committee, the grant date is the date of the meeting.
▪

For equity awards granted at a “special” meeting of the Board or Compensation Committee that does not occur during the period in which trading of our securities is permitted under our Insider Trading and Confidentiality Policy (a “window period”), the grant becomes effective on the first business day of the next window period. (Window periods generally begin on the later of the second business day after our quarterly earnings release or the first business day after our public call with investors).

▪

For equity awards granted by unanimous consent, the grant becomes effective on the first business day of the week following the effective date of the written consent; however, if that business day is not during a window period, the grant becomes effective on the first business day of the next window period.

Tax Considerations.  The Internal Revenue Code of 1986, as amended (“IRC”) generally limits a public company’s corporate income tax deduction for compensation to $1 million per year for certain executives. Historically, this limit did not apply to compensation that qualified as “performance-based” under the IRC rules, and in general, we designed our incentive programs and awards granted thereunder in a manner intended to qualify as performance-based under the IRC rules. However, in certain circumstances, the Compensation Committee may have granted awards or paid compensation that did not qualify as performance-based under the IRC rules.

Federal legislation passed on December 22, 2017 repealed the “performance-based” exemption and the limitation on deductibility generally was expanded to include all individuals who are considered NEOs in any year beginning after December 31, 2016. As a result, compensation paid to our NEOs in excess of $1 million may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Further, no assurance can be given that compensation intended to satisfy the requirements for the exemption from IRC Section 162(m) in fact will do so.

Despite the change in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its shareholders. Accordingly, the Compensation Committee may approve compensatory arrangements (including amendments to existing compensatory arrangements) that provide for non-deductible payments or benefits when it determines that such arrangements are consistent with the Company’s business needs and in the best interests of the Company and its shareholders.

50	Lincoln National Corporation 2020 Proxy Statement

Employee Benefit Plans ▪ Compensation Discussion & Analysis

Employee Benefit Plans

We offer our executives some additional benefits not offered to our non-executive employees, in some cases to replace benefits the executives lose as a result of regulatory limits in the broad-based tax-qualified plans. We use these benefits to attract and retain key employees, since our competitors typically offer the same types of benefits.

Our Deferred Compensation Plan.  We provide certain benefits to our executive officers through our nonqualified defined contribution plan — the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “DC SERP”). As discussed further on page 60, the Company makes matching and excess core contributions to the DC SERP on behalf of the plan participants.  Beginning in 2018, the Company changed the timing of its excess core contributions to the DC SERP (as well as the timing of its core contributions under the LNC Employees’ 401(k) Savings Plan (the “Employees’ 401(k) Plan”)) to the first quarter after the end of the plan year, whereas previously such contributions had been made on a per-pay-period basis during the plan year. As a result, there are no Company core contributions to the DC SERP or the Employees’ 401(k) Plan reflected for any of the NEOs for 2018 in the Summary Compensation Table on page 52.  Such contributions for the 2018 plan year are included in 2019 All Other Compensation in the Summary Compensation Table. In addition, as discussed further on page 60, the Company makes an additional contribution to the DC SERP for its executive officers, a “special executive credit,” which is also credited in the first quarter after the end of the plan year. Mr. Glass did not receive a special executive credit in 2018 for the 2017 plan year due to the fact that he had received a transition contribution to the Employees’ 401(k) Plan in excess of 5% for the 2017 plan year (which was credited in 2017 and reflected in Mr. Glass’ total compensation for 2017). As a result, there is no special executive credit amount reflected for Mr. Glass for 2018 in the Summary Compensation Table on page 52, and his special executive credit contribution for the 2018 plan year is included in 2019 All Other Compensation in the Summary Compensation Table. See footnote 5 to the Summary Compensation Table on page 53 for more information.  These administrative items related to the timing of contributions to the DC SERP and the Employees’ 401(k) Plan resulted in an approximately $475,000 increase to Mr. Glass’s total compensation for 2019 as compared to 2018.

Change-of-Control Severance Arrangements.  We offer our executives a severance plan that provides potential benefits in connection with a change of control of the Company. Payment of benefits under this plan, the Lincoln National Corporation Executives’ Severance Benefit Plan (the “LNC COC Plan”), is triggered when an executive’s employment is terminated (under specific circumstances) in anticipation of or within two years after our change of control. The objectives of the change-of-control benefits are to:

▪	retain qualified executives in the face of an actual or threatened change of control of the Company;
▪

enable executives to help our Board assess any proposed change of control of the Company and advise whether such a proposal is in the best interests of the Company, our shareholders, our policyholders and customers without being unduly influenced by the possibility of employment termination; and

▪	demonstrate to those executives our desire to treat them fairly and competitively in such circumstances.

Each year the Compensation Committee reviews a tally sheet prepared by its independent compensation consultant that estimates for each NEO the benefits associated with a potential change of control of the Company and the cost of those benefits to us. For 2019, the Compensation Committee found that the estimated costs for these benefits would be reasonable. For more information on the LNC COC Plan, see page 62.

Severance Plans. We also offer our NEOs and our other executive officers a severance plan in the event they are involuntarily terminated other than for cause, other than in connection with our change of control. The plan pays 78 weeks of severance benefits. To qualify for benefits under this plan (The Severance Plan for Officers of Lincoln National Corporation (the “Officers’ Severance Plan”)), the officer must sign our standard form of agreement, waiver and release of claims, which includes forfeiture provisions for competition and solicitation. Any payments made under the Officers’ Severance Plan reduce, on a dollar-for-dollar basis, any payments the officer receives under the LNC COC Plan. For more information on the Officers’ Severance Plan, see page 63.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion & Analysis with management and has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into the Company’s 2019 Form 10-K.

The Compensation Committee

William H. Cunningham

Eric G. Johnson

Michael F. Mee

Patrick S. Pittard, Chair

Lincoln National Corporation 2020 Proxy Statement	51

Executive Compensation Tables ▪ Summary Compensation Table

Executive Compensation Tables

Summary Compensation Table

The table below shows the compensation of our NEOs for 2019. See “Narrative to Summary Compensation Table” below for more information.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)[1]	Option awards ($)[2]	Non-equity incentive plan compensation ($)[3]	Change in pension value and non-qualified deferred compensation earnings ($)[4]	All other compensation ($)[5]	Total ($)[6]
Dennis R. Glass	2019	1,358,846	—	8,073,244	1,617,557	3,207,288	330,414	824,868	15,412,217
President and CEO of LNC	2018	1,299,000	—	7,914,233	1,538,506	3,187,600	85,422	397,734	14,422,495
	2017	1,247,077	—	7,180,953	1,414,387	3,966,144	388,201	766,273	14,963,035

Randal J. Freitag	2019	805,404	—	1,642,003	679,795	1,172,972	78,041	337,301	4,715,516
Executive Vice President, CFO	2018	774,292	—	1,654,454	653,640	1,237,714	—	187,098	4,507,198
and Head of Individual Life	2017	736,872	—	1,554,567	626,727	1,449,619	55,861	261,375	4,685,021

Lisa M. Buckingham[7]	2019	713,390	—	1,028,552	425,824	961,903	—	269,350	3,399,019
Executive Vice President and	2018	667,812	—	961,292	379,780	1,022,036	—	187,329	3,218,249
Chief People, Place &
Brand Officer

Ellen G. Cooper	2019	638,534	—	1,310,067	542,339	957,312	—	256,797	3,705,049
Executive Vice President and	2018	602,710	—	1,251,416	494,398	972,113	—	180,913	3,501,550
Chief Investment Officer	2017	585,155	—	1,243,636	420,729	1,176,821	—	221,754	3,648,095

Wilford H. Fuller	2019	744,817	—	1,517,552	628,279	1,447,873	—	318,595	4,657,116
Executive Vice President and	2018	709,221	—	1,514,531	598,367	1,309,595	—	219,005	4,350,720
President, Annuities,	2017	669,125	—	1,350,144	544,293	1,461,117	—	263,371	4,288,050
LFD and LFN

[1]

Represents the grant date fair value of stock awards granted in 2019, 2018 and 2017 under LNC 2009 Amended and Restated Incentive Compensation Plan or the LNC 2014 Incentive Compensation Plan (collectively referred to as the “ICP”). Values were determined in accordance with FASB ASC Topic 718 (Topic 718), and the assumptions made in calculating them can be found in Note 18 of the Notes to the Consolidated Financial Statements in Item 8 of our 2019 Form 10-K. Stock awards granted in 2019 include grants of RSUs and PSAs, the latter of which are subject to performance conditions.

The table below shows the grant date fair value of the RSUs and PSAs, as well as the value of the PSAs assuming the maximum level of performance (200% of target) is achieved under both the ROE and TSR performance measures described on page 45. The grant date fair value for the PSAs was calculated in accordance with Topic 718 using a performance factor of 1.06155. The stock awards granted in 2019 are described in more detail in the Grants of Plan-Based Awards table on page 55.

Named Executive Officer	Grant Date Fair Value of 2019 RSUs ($)	Grant Date Fair Value of 2019 PSAs ($)	Value of 2019 PSAs at Maximum Performance Level ($)
Dennis R. Glass	5,043,005	3,030,239	5,709,084
Randal J. Freitag	679,815	962,188	1,812,798
Lisa M. Buckingham	425,822	602,730	1,135,566
Ellen G. Cooper	542,390	767,677	1,446,332
Wilford H. Fuller	628,273	889,279	1,675,436

[2]

Represents the grant-date fair value of Option awards granted in 2019, 2018 and 2017 under the ICP. Values were determined in accordance with Topic 718, and the assumptions made in calculating them can be found in Note 18 of the Notes to the Consolidated Financial Statements in Item 8 of our 2019 Form 10-K. The Option awards granted in 2019 are described in more detail in the Grants of Plan-Based Awards table on page 55.

52	Lincoln National Corporation 2020 Proxy Statement

Summary Compensation Table ▪ Executive Compensation Tables

[3]

Represents the AIP awards earned for the 2019 performance period under the ICP. More information on the AIP awards is provided in the Grants of Plan-Based Awards table on page 55 and in the CD&A on pages 41 to 43.

[4]

These amounts reflect the total of all increases in the actuarial present value of each NEO’s accumulated benefits under our qualified and nonqualified defined benefit pension plans shown in the Pension Benefits table on page 59. We froze these pension plans at the end of 2007. The year-end present values were computed using the same assumptions as those used for financial reporting purposes. For year-end 2019 those are a 3.50% interest rate to discount the normal retirement age (age 65 or current age if higher) lump-sum value of annuity payments which were converted using an interest discount rate of 3.75% and the IRS-prescribed IRC 417(e)(3) mortality table for 2020. (For year-end 2018, a 4.50% interest rate was assumed and an interest discount rate of 4.75% used, which contributed to the increase in change in pension value for Messrs. Glass and Freitag for 2019 compared to 2018.) The NEOs did not have any preferential nonqualified deferred compensation earnings.

[5]	The table below gives details on All Other Compensation:

Name	Perquisites[a] ($)	Tax Gross-ups ($)	401(k) Match and Core Contributions[b] ($)	Additional Company Contributions into Deferred Compensation Plan (Special Executive Credit and Excess Match and Core Contributions)[c] ($)	Total ($)
Dennis R. Glass	78,218	—	27,800	718,850	824,868
Randal J. Freitag	14,562	—	27,800	294,939	337,301
Lisa M. Buckingham	—	—	27,800	241,550	269,350
Ellen G. Cooper	—	—	27,800	228,997	256,797
Wilford H. Fuller	—	—	27,800	290,795	318,595

(a) For Mr. Glass, the amount reflects the aggregate incremental cost of personal use of the corporate aircraft. Mr. Glass generally uses the corporate aircraft for personal use only when necessary to accommodate his business schedule.

For Mr. Freitag, $10,000 of this amount reflects matching charitable gifts made by Lincoln Financial Foundation, Inc. on his behalf and the remaining amount reflects the reimbursement of financial planning expenses.

More information regarding perquisites and personal benefits, including a discussion of how we value personal use of the corporate aircraft, can be found under “Narrative to the Summary Compensation Table” on page 54.

(b) Represents Company matching contributions under the LNC Employees’ 401(k) Savings Plan (the “Employees’ 401(k) Plan”) for the 2019 plan year and Company core contributions under the Employee’s 401(k) Plan for the 2018 plan year made in the first quarter of 2019. Beginning in 2018, the Company changed the timing of its core contributions to the Employees 401(k) Plan to the first quarter after the end of the plan year.  As a result, there were no Company core contributions reflected in All Other Compensation for 2018.

(c) Represents excess Company matching contributions to the DC SERP for the 2019 plan year and excess Company core contribution to the DC SERP for the 2018 plan year made in the first quarter of 2019, which are amounts not provided for under the Employees’ 401(k) Plan due to IRC limits. Beginning in 2018, the Company changed the timing of its excess core contributions to the DC SERP to the first quarter after the end of the plan year.  As a result, there were no excess Company core contributions reflected in All Other Compensation for 2018. Also, for all NEOs, this amount includes an additional contribution — a “special executive credit” to the DC SERP — made in 2019 for the 2018 plan year which is described in more detail on page 60. Mr. Glass did not receive a special executive credit in 2018 for the 2017 plan year due to the fact that he had received a transition contribution to the Employee’s 401(k) Plan in excess of 5% for the 2017 plan year (which was credited in 2017 and is reflected in Mr. Glass’ All Other Compensation for 2017). As a result, there is no special executive credit amount reflected for Mr. Glass in All Other Compensation for 2018.

[6]	Some totals might not reconcile due to rounding.
[7]	Only compensation for 2018 and 2019 is provided for Ms. Buckingham, as Ms. Buckingham was not an NEO in 2017.

Lincoln National Corporation 2020 Proxy Statement	53

Executive Compensation Tables ▪ Summary Compensation Table

Narrative to Summary Compensation Table

2019 Annual Incentive Program

For the 2019 AIP, the dollar amounts included in the Summary Compensation Table for each of our NEOs reflect the performance results for this program as certified by the Compensation Committee in February 2020. These results triggered a payout above target for each NEO. For more details on the 2019 AIP, including the performance measures, targets and final results, see the CD&A, pages 40 to 43.

Perquisites and Personal Benefits

Below are the primary perquisites and personal benefits we offered our NEOs in 2019, not all of which were actually received by each NEO:

Financial Planning and Tax Preparation Services. We offer to reimburse our NEOs, along with other officers, up to a maximum of $6,600 annually for reimbursement for any combination of tax/financial-planning services and tax-preparation services provided by a certified public accountant other than Ernst & Young, our accounting firm.

Personal Use of the Corporate Aircraft. Since 2005, the Board has advised our CEO to use the corporate aircraft for both business and personal travel, when practical, because of security concerns and to maximize his time devoted to our business. If an executive (and any guests of the executive) uses the corporate aircraft for personal purposes, we treat this usage as a perquisite for proxy-statement reporting purposes and calculate the value of such services based on the total incremental cost to us. For personal flights, that cost is based on a cost-per-flight-hour charge that reflects the operating costs of the aircraft, including regularly required maintenance, inspections and related fees/ taxes. We also include as an incremental cost any flights required to reposition the corporate aircraft (i.e., dead-head flights) because of a personal flight. When executives, their families and invited guests fly on the corporate aircraft as additional passengers on business flights, there is no incremental cost. Finally, if more than one executive is on a personal flight, we allocate the incremental cost on a proportional basis depending on the number of guests of each executive.

Matching Charitable Gift Program. Under this program, the Lincoln Financial Foundation, Inc. matches gifts from an NEO to one or more eligible recipient organizations, up to an annual total maximum of $10,000, except for Mr. Glass who is also a Director and has a matching gift limit of up to $15,000.

Retirement Benefits

Under the DC SERP, our participating NEOs are eligible for an additional contribution — a “special executive credit” — as a percentage of “Total Pay.” For the purpose of determining the special executive credit, “Total Pay” under the DC SERP means base salary and AIP paid during the fiscal year. For each NEO, the amount of the special executive credit we contributed to the DC SERP in 2019 (for the 2018 plan year) equaled 5% of Total Pay. For more details on the DC SERP, the contributions and the calculations of these amounts, see page 60.

54	Lincoln National Corporation 2020 Proxy Statement

Grants of Plan-Based Awards ▪ Executive Compensation Tables

Grants of Plan-Based Awards

The table below shows the awards granted to our NEOs during 2019 under the ICP.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Threshhold ($)	Target ($)	Maximum ($)	Threshhold (#)	Target (#)	Maximum (#)	All other stock awards: number of shares of stock or units[3] (#)	All other option awards: number of securities underlying options[4] (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards[5] ($)
		35,700	2,856,000	5,712,000
	2/27/2019				5,663	45,303	90,606				3,030,239
Dennis R. Glass	2/27/2019							80,035			5,043,005
	2/27/2019								121,420	63.01	1,617,557

		13,601	1,088,100	2,176,200
	2/27/2019				1,798	14,385	28,770				962,188
Randal J. Freitag	2/27/2019							10,789			679,815
	2/27/2019								51,028	63.01	679,795

		10,707	856,548	1,713,096
	2/27/2019				1,126	9,011	18,022				602,730
Lisa M. Buckingham	2/27/2019							6,758			425,822
	2/27/2019								31,964	63.01	425,824

		8,310	831,000	1,661,999
	2/27/2019				1,435	11,477	22,954				767,677
Ellen G. Cooper	2/27/2019							8,608			542,390
	2/27/2019								40,710	63.01	542,339

		14,444	1,155,525	2,311,050
	2/27/2019				1,662	13,295	26,590				889,279
Wilford H. Fuller	2/27/2019							9,971			628,273
	2/27/2019								47,161	63.01	628,279

1   Represents potential 2019 AIP awards. Actual amounts the NEOs earned are reflected in the Summary Compensation Table. More information on the 2019 AIP awards, including the applicable performance targets, is provided in the CD&A on pages 40 to 43.

2   Represents 30% of our CEO’s 2019 LTI target, and 40% of the other NEOs’ 2019 LTI target, each awarded as PSAs for the 2019-2021 performance period, payable 100% in shares. Earned awards under the 2019-2021 performance cycle will be determined in the first quarter of 2022 (for the performance period ending December 31, 2021), and the amount of the award that is earned may range from 0% to 200% of the target amount depending upon the attainment of pre-established performance goals. For more information on the 2019-2021 performance awards and the performance goals that apply to these awards, see pages 44 to 45 in the CD&A. Dividend equivalents accrue on the LTI performance share awards, based on normal dividend rates, and are payable only in stock only if the related LTI award is actually earned based on certification of performance.

3   Represents 53% of our CEO’s 2019 LTI target, and 30% of the other NEOs’ 2019 LTI target, each awarded as RSUs that cliff-vest on the third anniversary of the grant date; these RSUs are described in more detail in the CD&A on page 44. Dividend equivalents accrue on the RSUs, are credited in the form of additional RSUs on each date that dividends are paid on our common stock and are payable only in stock and only upon vesting of the related RSU award.

4   Represents 17% of our CEO’s 2019 LTI target, and 30% of the other NEOs’ 2019 LTI target, each awarded in the form of Options as described in more detail in the CD&A on page 44. The Options have 10-year terms and vest ratably over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date. The Options do not have a reload feature.

5   Represents the grant date fair value of the award determined in accordance with Topic 718. All assumptions made in calculating the aggregate fair value can be found in Note 18 of the Notes to the Consolidated Financial Statements included in Item 8 of our 2019 Form 10-K.

Narrative to Grants of Plan-Based Awards Table

The following terms also apply to these awards:

▪	The exercise price and tax-withholding obligations related to the exercise of all Options may be paid by withholding or delivering shares, subject to certain conditions.
▪	For stock awards, we withhold a sufficient number of shares to satisfy at least the NEO’s mandatory minimum tax-withholding obligations upon vesting at the NEO’s election.
▪

The Options and stock awards granted in 2019 will vest fully: (1) if the executive dies or becomes permanently disabled; or (2) upon a “change of control” and either: (a) the termination of the executive’s employment by the Company for any reason other than “cause”; or (b) the executive’s termination of his or her employment for “good reason,” as those terms are defined in the LNC COC Plan.

Lincoln National Corporation 2020 Proxy Statement	55

Executive Compensation Tables ▪ Grants of Plan-Based Awards

▪

The Options and stock awards are not transferable except by will or under trust and estates law, unless the Compensation Committee permits such a transfer. The Compensation Committee has not permitted a transfer of any of the awards shown in the Grants of Plan-Based Awards table above.

▪

In general, when an executive voluntarily leaves the Company after meeting the requirements for “retirement” in the applicable award agreement, the executive will receive a pro-rated performance award (but only if the applicable performance goals are achieved and the Compensation Committee does not withhold payout of the award, which it has the discretion to do). The prorated award will be based on the number of days of service out of the total number of days in the three-year performance cycle. Any payout will be made at the same time, and in the same manner, as other participants are paid.

▪

In general, Options and RSU awards granted in 2019 will vest on a pro rata basis if an executive officer voluntarily leaves the Company with at least seven years of service on the Senior Management Committee.

▪	The Options, RSUs and PSAs granted to our CEO will fully vest upon his retirement from the Company, with the PSAs vesting subject to the achievement of the applicable performance goals.
▪

The Options, RSUs and PSAs are subject to forfeiture and “clawback” provisions, including non-compete, non- solicitation, non-disparagement and confidentiality/non-disclosure covenants and a clawback provision in the case where an NEO is terminated for cause. Specifically, we may require the NEO to return the shares (or possibly the cash received on the sale of shares, in the case of Options) to us upon breach of one of the covenants or termination for cause. The restrictive covenants and forfeiture provisions expire six months after an Option or an RSU award vesting, or the payment of shares in accordance with a PSA.

▪	Any vested Options may be exercised by the executive or his or her beneficiary (as applicable) until the earliest of:
–	the expiration of the Option term;
–	one year after the date the executive died or became disabled;
–	five years after the date the executive voluntarily left the Company after meeting the requirements for retirement; or
–	three months after the date the executive was involuntarily terminated for any reason other than cause.

56	Lincoln National Corporation 2020 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End ▪ Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on unexercised Options, unvested stock awards and unvested equity incentive plan awards for each NEO as of the end of 2019.

Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable[1]	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)	Market value of shares or units of stock that have not vested[3] ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested[3] ($)
Dennis R. Glass	101,711		50.77	2/24/2024	62,329	3,678,034	36,791	[4]	2,171,037
	102,460		58.26	2/25/2025	61,200	3,611,412	36,057	[5]	2,127,724
	147,677		35.50	2/24/2026	78,298	4,620,365	46,130	[6]	2,722,131
	48,900	24,450	71.70	2/22/2027
	26,824	53,646	78.32	2/21/2028
	—	121,420	63.01	2/27/2029
Randal J. Freitag	52,198		24.99	2/22/2022	8,837	521,471	12,317	[4]	726,826
	61,430		29.54	2/28/2023	8,425	497,159	11,574	[5]	682,982
	31,738		50.77	2/24/2024	10,822	638,606	14,647	[6]	864,319
	37,751		58.26	2/25/2025
	60,254		35.50	2/24/2026
	21,668	10,834	71.70	2/22/2027
	11,396	22,792	78.32	2/21/2028
	—	51,028	63.01	2/27/2029
Lisa M. Buckingham	22,445		50.77	2/24/2024	6,205	366,157	7,108	[4]	419,443
	24,313		58.26	2/25/2025	4,894	288,795	6,725	[5]	396,842
	35,010		35.50	2/24/2026	6,778	399,970	9,175	[6]	541,417
	12,505	6,252	71.70	2/22/2027
	6,622	13,242	78.32	2/21/2028
	—	31,964	63.01	2/27/2029
Ellen G. Cooper	31,992		22.70	8/8/2022	6,918	408,231	8,268	[4]	487,895
	36,349		29.54	2/28/2023	6,374	376,130	8,754	[5]	516,574
	17,191		50.77	2/24/2024	8,634	509,492	11,686	[6]	689,591
	21,748		58.26	2/25/2025
	38,891		35.50	2/24/2026
	14,546	7,273	71.70	2/22/2027
	8,620	17,239	78.32	2/21/2028
	—	40,710	63.01	2/27/2029
Wilford H. Fuller	54,359		29.54	2/28/2023	7,675	452,902	10,697	[4]	631,230
	26,652		50.77	2/24/2024	7,712	455,085	10,595	[5]	625,211
	27,653		58.26	2/25/2025	10,002	590,218	13,537	[6]	798,818
	5,177		57.49	5/1/2025
	56,016		35.50	2/24/2026
	18,818	9,409	71.70	2/22/2027
	10,433	20,864	78.32	2/21/2028
	—	47,161	63.01	2/27/2029

[1]	These Options were not exercisable at the end of 2019. The following table shows the dates when Options in this column vest and become exercisable.

Expiration Dates	Vesting Dates
2/22/2027	Balance vested on 2/22/2020
2/21/2028	Balance vests equally on 2/21/2020 and 2/21/2021
2/27/2029	Vests in three equal annual installments beginning on 2/27/2020

Lincoln National Corporation 2020 Proxy Statement	57

Executive Compensation Tables ▪ Option Exercises and Stock Vested

[2]	These stock awards are RSUs that vest as follows:

	Vested On	Vest On	Vest On
Dennis R. Glass	62,329 2/22/2020	61,200 2/21/2021	78,298 2/27/2022
Randal J. Freitag	8,837 2/22/2020	8,425 2/21/2021	10,822 2/27/2022
Lisa M. Buckingham	6,205 2/22/2020	4,894 2/21/2021	6,778 2/27/2022
Ellen G. Cooper	6,918 2/22/2020	6,374 2/21/2021	8,634 2/27/2022
Wilford H. Fuller	7,675 2/22/2020	7,712 2/21/2021	10,002 2/27/2022

The RSU awards include accrued but unpaid dividend equivalents credited in additional RSUs calculated at the normal dividend rate and settled in shares of our common stock only upon distribution of the vested award.

[3]	This represents the product of the number of shares/units and the closing price of our common stock as reported on the composite tape of the NYSE on December 31, 2019, which was $59.01.
[4]

Represents PSAs that were granted in connection with the 2017-2019 performance cycle and vested on February 19, 2020, plus accrued dividend equivalents. Because our performance as of the end of the last fiscal year for this performance cycle was above the threshold achievement level but did not exceed target, these awards are shown at target (100%), plus accrued dividend equivalents. These awards vested at target, plus accrued dividend equivalents, based on the actual performance certified by the Compensation Committee on February 19, 2020. See page 47 in the CD&A.

[5]

Represents PSAs granted in connection with the 2018-2020 performance cycle. Because our performance as of the end of the last fiscal year for this performance cycle was above the threshold achievement level but did not exceed target, these awards are shown at target (100%), plus accrued dividend equivalents. However, the amount, if any, of these awards that will be paid out will depend upon the actual performance over the full performance period and the Compensation Committee’s certification of the performance after completion of the performance cycle, which should occur in the first quarter of 2021 for the 2018-2020 performance cycle.

[6]

Represents PSAs granted in connection with the 2019-2021 performance cycle. Because our performance as of the end of the last fiscal year for this performance cycle was above the threshold achievement level but did not exceed target, these awards are shown at target (100%), plus accrued dividend equivalents. However, the amount, if any, of these awards that will be paid out will depend upon the actual performance over the full performance period and the Compensation Committee’s certification of the performance after completion of the performance cycle, which should occur in the first quarter of 2022 for the 2019-2021 performance cycle.

Option Exercises and Stock Vested

The table below provides information on Options exercised and stock awards that vested during 2019.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Aggregate value realized on exercise ($)	Number of shares acquired on vesting[1] (#)	Aggregate value realized on vesting[2] ($)
Dennis R. Glass	—	—	268,788	16,912,242
Randal J. Freitag	—	—	61,865	3,892,737
Lisa M. Buckingham	—	—	37,071	2,332,460
Ellen G. Cooper	—	—	41,680	2,620,937
Wilford H. Fuller	—	—	57,550	3,621,276

[1]

Includes dividend equivalents paid out in additional shares of common stock upon the vesting of the underlying RSU and PSA awards. For Mr. Glass, the amount also reflects shares withheld on February 27, 2019 to cover employment taxes due on a grant of RSUs to comply with IRC tax-withholding regulations that apply to equity grants with retirement vesting provisions. For Mses. Buckingham and Cooper and Messrs. Freitag and Fuller, the amount also reflects shares withheld on November 18, 2019 to cover employment taxes due on unvested grants of RSUs to comply with IRC tax-withholding regulations that apply to equity grants with early retirement vesting provisions.

[2]

Amounts reported represent the total pre-tax value realized upon vesting, calculated as shares vested times the closing price of our common stock as reported on the composite tape of the NYSE on the applicable vesting date (or the last date before vesting that was a trading day for the NYSE).

58	Lincoln National Corporation 2020 Proxy Statement

Pension Benefits ▪ Executive Compensation Tables

Pension Benefits

Retirement Plans

The LNC Retirement Plan.  As of December 31, 2007, we converted our retirement program from a defined-benefit to a defined-contribution design. As a result, benefit accruals ceased (i.e., were “frozen”) under the Lincoln National Corporation Retirement Plan for Employees Hired Prior to January 1, 2008 (the “LNC Retirement Plan”), a defined benefit plan.

Excess Retirement Plan.  The Lincoln National Corporation Excess Retirement Plan (the “Excess Plan”) paid, or “restored,” benefits that would have been paid under the LNC Retirement Plan if certain limits were not imposed by Sections 401(a) and 415 of the IRC. The Excess Plan calculated benefits using the same formula as the qualified retirement plans that it “restored,” but without the IRC limits. The amount of the qualified retirement benefit payment is then deducted from, or offset against, the benefit calculated under the Excess Plan.

When the LNC Retirement Plan was “frozen,” the Excess Plan was also “frozen.” In addition, if the Company undergoes a change of control, no enhanced benefits are payable under the Excess Plan.

The following table shows the present value of the “frozen” accrued benefit, as of December 31, 2019, under the LNC Retirement Plan and the Excess Plan for each of our NEOs who are eligible to participate in these plans.

Pension Benefits
Name	Plan name	Number of years of credited service[1] (#)	Present value of accumulated benefit[2] ($)	Payments during last fiscal year ($)
Dennis R. Glass	LNC Retirement Plan	13	803,804	—
	Excess Plan	13	2,793,087	—
Randal J. Freitag	LNC Retirement Plan	11.5	390,412	—
	Excess Plan	11.5	19,030	—
Lisa M. Buckingham		N/A	N/A	N/A
Ellen G. Cooper		N/A	N/A	N/A
Wilford H. Fuller		N/A	N/A	N/A

[1]	No benefits have accrued under these plans after December 31, 2007.
[2]

All present values were determined using the same interest rate and mortality assumptions used for financial reporting purposes. The amounts shown for Messrs. Glass and Freitag reflect the present value of the lump sum payable at normal retirement age (age 65 or current age if higher) converted using a discount rate of 3.75% and the IRS-prescribed IRC 417(e)(3) mortality table for 2020.

Lincoln National Corporation 2020 Proxy Statement	59

Executive Compensation Tables ▪ Non-Qualified Deferred Compensation

Nonqualified Deferred Compensation

We have adopted the DC SERP, a nonqualified plan that permits our NEOs and other eligible employees to defer amounts of salary and annual incentive bonus that cannot be deferred under our tax-qualified Employees’ 401(k) Plan due to the IRC limits.

The amount of eligible compensation (base salary and annual incentive bonus) that employees may contribute to the Employees’ 401(k) Plan is subject to annual plan and IRC limits. For 2019, Lincoln made the following contributions to the Employees’ 401(k) Plan:

▪	a dollar-for-dollar basic matching contribution on the first 6% of eligible compensation contributed; and
▪	a “core contribution” of 4% of eligible compensation (which contribution was made in the first quarter of 2020).

Any “core” contributions that cannot be contributed to the Employees’ 401(k) Plan due to plan and/or IRC limits are contributed to the DC SERP.

Special Executive Credit

For all NEOs — a “special executive credit” as a percentage of “Total Pay” — was made to the DC SERP in 2019 for the 2018 plan year.  Typically, special executive credits are calculated and credited to the DC SERP by March of the following year. For the purpose of determining the credit, “Total Pay” under the DC SERP is defined as base salary plus annual incentive bonus paid during the fiscal year. For each NEO, effective for the 2018 plan year, the special executive credit equals 5% of Total Pay for each executive officer as a result of the expiration of the transition contributions (discussed below).

Prior to the 2018 plan year, the special executive credit was calculated as follows: 15% of Total Pay, expressed as a percentage, offset by the total of: (a) the executive officer’s maximum basic matching contribution opportunity (6%); plus (b) core contributions (4%); plus (c) transition contributions, if any, (up to 8%) as determined under the Employees’ 401(k) Plan and the DC SERP, each expressed as a percentage. Mr. Glass did not receive a special executive credit in 2018 for the 2017 plan year because he received a transition credit in excess of 5% under the Employees’ 401(k) Plan in 2017. The Company’s “transition contributions” to the Employees’ 401(k) Plan for certain employees based on age and years of service as of December 31, 2007 expired at the end of the 2017 plan year.

Special executive credits vest on the earlier of: five years after becoming eligible to receive special executive credits under the DC SERP; death; eligibility for long-term disability benefits under a Company-sponsored plan; reaching age 62; or upon our change of control. However, executive officers as of January 1, 2008 — including Mr. Glass — were immediately vested in their special executive credits.

Additional Terms of the DC SERP

▪	We will pay out account balances based upon the total performance of the investment measures selected by the participant.
▪

Our NEOs may select from a menu of “phantom” investment options used as investment measures for calculating the investment return notionally credited to their deferrals. These are generally the same investment options that are available under the Employees’ 401(k) Plan.

▪

Amounts deferred and contributed under the DC SERP are credited to “notional” (or bookkeeping) accounts and are subsequently credited with earnings or losses mirroring the performance of the available investment options under the Employees’ 401(k) Plan.

▪	All matching contributions are initially invested in the same investment options that the participant has elected for salary and bonus deferrals and are credited with notional earnings or losses.
▪	Our NEOs may at any time change their investment elections or, subject to our Insider Trading and Confidentiality Policy, transfer amounts between investments.
▪

Our NEOs may change investment elections with respect to the LNC stock unit fund only during permitted trading “window” periods, which generally occur quarterly. We will issue actual shares of our common stock in settlement of these stock units when amounts credited to the LNC stock unit fund are actually paid to the participants. Before settlement, the participants have no rights associated with ownership of our common stock, including voting rights.

▪	The DC SERP is an unfunded plan and represents an unfunded promise to pay the benefits credited to each participant.

60	Lincoln National Corporation 2020 Proxy Statement

Non-Qualified Deferred Compensation ▪ Executive Compensation Tables

The table below provides information on each NEO’s deferrals and on contributions we made to the DC SERP on their behalf during 2019. It also shows each NEO’s aggregate balance under the DC SERP as of December 31, 2019.

Nonqualified Deferred Compensation
Name	Executive contributions in last FY1 ($)	Company contributions in last FY2 ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance last FYE[3] ($)
Dennis R. Glass	272,787	718,850	1,451,144	—	28,241,987
Randal J. Freitag	122,587	294,939	216,189	—	2,954,636
Lisa M. Buckingham	173,543	241,550	492,976	—	3,733,245
Ellen G. Cooper	96,639	228,997	53,422	—	1,709,794
Wilford H. Fuller	143,809	290,795	509,808	131,018	5,089,988

[1]

Amounts shown reflect deferral of a portion of salary for 2019 (included as Salary in the Summary Compensation Table for 2019) and deferral of a portion of the AIP amounts paid in 2019 relating to 2018 performance (included as Non-Equity Plan Compensation in the Summary Compensation Table for 2018). These amounts are:

Named Executive Officer	Salary ($)	Incentive Plan ($)
Dennis R. Glass	81,531	191,256
Randal J. Freitag	48,324	74,263
Lisa M. Buckingham	71,339	102,204
Ellen G. Cooper	38,312	58,327
Wilford H. Fuller	52,137	91,672

[2]	Amounts shown reflect our employer contributions into the DC SERP during 2019.
[3]

In addition to the amounts shown in footnote 1 above, this column includes amounts that were reported in prior years’ Summary Compensation Tables to the extent the NEO was an NEO in one or more prior years. These amounts are as follows: $2,534,919 for Mr. Glass; $709,420 for Mr. Freitag; $316,824 for Ms. Buckingham; $195,741 for Ms. Cooper; and $873,021 for Mr. Fuller.

Lincoln National Corporation 2020 Proxy Statement	61

Executive Compensation Tables ▪ Potential Payments upon Termination or Change of Control

Potential Payments upon Termination or Change of Control

The narrative below describes the various termination and change-of-control arrangements applicable to our NEOs that are not broadly available to our employees on a non-discriminatory basis. The narrative is followed by a table showing potential payments each NEO would have received in the event of their termination of employment (voluntary, involuntary or in connection with our change of control) occurring on December 31, 2019.

Change-of-Control Arrangements

All of our executive officers, including our NEOs, are eligible to participate in the LNC COC Plan. NEOs become eligible for benefits under the LNC COC Plan if (either in anticipation of or within two years after our change of control):

▪

the NEO’s employment is terminated by the Company for any reason other than “cause” (defined as conviction of a felony, fraudulent or willful misconduct by the executive that is materially and demonstrably injurious to our business or reputation, or the willful and continued failure of the executive to perform his or her duties, despite warning notices) or the NEO’s death or disability; or

▪

the NEO terminates his or her employment for “good reason” (defined as a “material and adverse” change in the NEO’s responsibilities, a reduction in salary or target annual incentive bonus opportunity, or our failure to provide compensation and benefits materially similar to those offered in the past – with the exception of broad-based changes to our benefit plans that affect a significant portion of our employees).

▪

If the conditions for payment under the LNC COC Plan are met, the Company would make a cash payment to the NEO based on a multiple of “annual base salary” and “target bonus.” For purposes of the LNC COC Plan:

– “annual base salary” means the highest annual rate of salary during the 12-month period immediately preceding the date of termination; and

– “target bonus” means the target set for annual incentive bonus under the AIP for the calendar year in which the NEO’s employment was terminated or for the year in which the change of control occurred, whichever is higher.

The amounts payable under the LNC COC Plan would be determined as follows:

Chief Executive Officer	3 times annual base salary	+	3 times target bonus
All Other Participating Executives
(including our other NEOs)	2 times annual base salary	+	2 times target bonus

Benefits offered under the LNC COC Plan do not include any tax “gross ups” to cover any excise tax amounts deemed to be “excess parachute payments” under IRC Section 280G.

In addition to the cash payment, our NEOs would receive the following additional benefits and benefit enhancements under the LNC COC Plan:

▪

Reimbursement, for a maximum of 18 months, of premiums the NEO paid for the continuation of coverage under our welfare benefit plans in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

▪

For purposes of determining eligibility for retiree medical and dental coverage, additional credited service equal to the period that severance pay would be payable to the NEO under our broad-based employees’ severance plan;

▪

Vesting of AIP and LTI awards for each completed performance period, with awards for open performance periods paid at target and pro-rated to reflect the date on which the termination occurred and paid out at the end of the performance period (although the Compensation Committee has discretion under the ICP to fully vest awards); and

▪

Reimbursement of the cost of outplacement services, up to a maximum of 15% of the NEO’s highest rate of annual base salary during the 12-month period immediately preceding the date of employment termination.

NEOs in the LNC COC Plan may be eligible to receive payments under the Officers’ Severance Plan or other severance arrangements (as described below). However, any payments they receive under those plans would reduce, on a dollar-for-dollar basis, the amount of any cash payment they receive under the LNC COC Plan.

As a condition to an NEO’s receiving payments or benefits, the LNC COC Plan imposes non-disparagement and confidentiality obligations, as well as a non-solicitation obligation for two years following termination of the executive’s employment.

Change-of-Control Features of Other Plans and Programs

Options and RSUs

Unvested grants of Options and RSUs will vest and become either immediately exercisable or non-forfeitable only upon: (i) our change of control; and (ii) either: (a) termination of the executive’s employment for any reason other than “cause;” or (b) the executive’s termination of his or her employment for “good reason.” In addition, the Compensation Committee may determine whether outstanding PSAs will be paid in shares immediately upon our change of control, including the discretion as to whether to pay at target or maximum.

62	Lincoln National Corporation 2020 Proxy Statement

Potential Payments upon Termination or Change of Control ▪ Executive Compensation Tables

Severance Plans

We sponsor the Officers’ Severance Plan, which provides 78 weeks of severance benefits to our executive officers, including our NEOs, except our CEO, who is not eligible for the plan. Payments of these benefits begin no earlier than six months after the date an officer is involuntarily terminated other than for cause.

To qualify for benefits under the Officers’ Severance Plan, an officer must sign our standard form of agreement, waiver and release of claims, which includes forfeiture provisions for competition and solicitation, among other conditions.

Deferred Compensation Plan

Upon our change of control, our NEOs will receive the following benefit enhancements under the DC SERP:

▪	Any unvested special executive credits will vest immediately.
▪

Executives eligible for benefits under the LNC COC Plan, as of the date of our change of control and who separate from service within two years after such change of control, will receive an additional two (or three, in the case of our CEO) years’ worth of core contributions, matching contributions, and special executive credits.

Potential Payments Table

The following table shows potential payments to each NEO if the NEO’s employment were terminated as a result of:

▪ early retirement or voluntary termination;	▪ involuntary termination following our change of control;

▪ involuntary not-for-cause termination;	▪ disability; or

▪ for-cause termination;	▪ death.

Please note the following regarding the amounts in the table:

▪

Under the DC SERP, the amounts shown in the Nonqualified Deferred Compensation Table on page 61 under the Aggregate Balance at fiscal year-end were fully vested as of December 31, 2019, and therefore are fully payable and unaffected by the various termination scenarios. The DC SERP amounts are shown as lump sums, but are payable as either lump sums or as 5-, 10-, 15- or 20-year annual installments.

▪

The amounts assume that termination was effective December 31, 2019, and are therefore estimates. The amounts actually paid at termination would differ from these estimates, which constitute forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Additional assumptions are described in footnotes to the table.

Long-term incentive compensation reflects equity-based awards that had not yet vested on the date of a termination event for which vesting continues post-termination or is accelerated as a result of the termination event. All awards held by each NEO at December 31, 2019, that would have become vested and/or exercisable upon a termination event are shown at a value using the closing price of our common stock on December 31, 2019, which was $59.01.  In general, vesting occurs as follows:

▪

Options – Unvested Options will vest and become exercisable upon the NEO’s death or disability. Unvested Options will also vest and become immediately exercisable following our change of control if: (a) the executive’s employment is terminated by the Company for any reason other than “cause;” or (b) the executive terminates his or her employment for “good reason.” If an NEO, other than the CEO, retires, the Options will vest pro rata for the time the NEO was employed during the vesting period, unless the NEO retires at age 62 or older, in which case the Options vest in full upon retirement. Options granted to our CEO will vest in full upon retirement. If an NEO is eligible for retirement (or meets the alternative definition of retirement in the award agreement), in the event of an involuntary termination not-for-cause, his or her unvested Options will be treated in the same manner as applicable upon his or her retirement.

▪

Unvested RSUs – Unvested RSUs will vest upon the NEO’s death or disability. Unvested RSUs will also vest upon our change of control if: (a) the NEO’s employment is terminated for any reason other than “cause”; or (b) the executive terminates his or her employment for “good reason.” If an NEO, other than the CEO, retires, the annual RSU grants under the LTI will vest pro rata for the time the executive was employed during the vesting period. If our CEO retires, his RSUs vest in full. If an NEO is eligible for retirement (or otherwise meets the alternative definition of retirement in the award agreement), in the event of an involuntary termination not-for-cause, his or her RSUs will be treated in the same manner as applicable upon his or her retirement.

▪

PSAs – Upon the NEO’s death or disability, the PSAs will vest. Unvested PSAs will also vest upon our change of control if: (a) the NEO’s employment is terminated for any reason other than “cause”; or (b) the executive terminates his or her employment for “good reason.” For all NEOs other than our CEO, such PSAs are shown in the following table as vesting on a pro rata basis. If an NEO, other than the CEO, retires, the PSAs will vest pro rata for the time the executive was employed during the performance period. If our CEO retires, his PSAs will be eligible to vest in full. If an NEO is eligible for retirement (or otherwise meets the alternative definition of retirement in the award agreement), in the event of an involuntary termination not-for-cause, his or her PSAs will be treated in the same manner as applicable upon his or her retirement. Under all termination events except our change of control, the PSAs are paid only at the end of the actual performance cycle once the results have been certified by the Compensation Committee. The effect of our change of control is discussed in detail beginning on page 62. PSA amounts in the following table are calculated based on actual results for the 2017-2019 performance cycle and payouts at target for the 2018-2020 and 2019-2021 performance cycles.

Lincoln National Corporation 2020 Proxy Statement	63

Executive Compensation Tables ▪ Potential Payments upon Termination or Change of Control

The following table excludes benefits — such as accrued vacation pay, distributions from the Employees’ 401(k) Plan, disability benefits, and life insurance benefits equal to one times salary — that all employees are eligible to receive on the same basis.

Amounts in the table are estimates based on a hypothetical termination on December 31, 2019.

Potential Payments
	Trigger events
Benefits and payments	Early retirement[1] / Voluntary termination ($)	Involuntary not-for-cause termination[2] ($)	For-cause termination ($)	Involuntary termination after change- of-control ($)	Disability ($)	Death ($)
Dennis R. Glass
Compensation:
Annual Incentive Compensation	3,207,288	3,207,288	—	3,207,288	3,207,288	3,207,288
Options[3]	—	—	—	—	—	—
RSUs	11,909,811	11,909,811	—	11,909,811	11,909,811	11,909,811
PSAs[4]	7,020,892	7,020,892	—	7,020,892	7,020,892	7,020,892
Benefits & perquisites:
DC SERP[5]	170,658	397,980	170,658	1,895,590	170,658	397,980
Miscellaneous payments[6]	—	—	—	231,847	—	—
Cash severance	—	—	—	12,648,000	—	—
Total	22,308,649	22,535,971	170,658	36,913,428	22,308,649	22,535,971
Randal J. Freitag
Compensation:
Annual Incentive Compensation	1,172,972	1,172,972	—	1,172,972	1,172,972	1,172,972
Options[3]	—	—	—	—	—	—
RSUs	968,590	968,590	—	1,657,237	1,657,237	1,657,237
PSAs	1,468,287	1,468,287	—	1,468,287	2,274,127	2,274,127
Benefits & perquisites:
DC SERP[5]	70,525	172,681	70,525	567,810	70,525	172,681
Miscellaneous payments[6]	—	14,040	—	147,843	—	—
Cash severance	—	2,841,150	—	3,788,200	—	—
Total	3,680,374	6,637,720	70,525	8,802,349	5,174,861	5,277,017
Lisa M. Buckingham
Compensation:
Annual Incentive Compensation	—	961,903	—	961,903	961,903	961,903
Options[3]	—	—	—	—	—	—
RSUs	568,561	568,561	—	1,054,922	1,054,922	1,054,922
PSAs	863,316	863,316	—	863,316	1,357,702	1,357,702
Benefits & perquisites:
DC SERP[5]	58,217	144,988	58,217	470,837	58,217	144,988
Miscellaneous payments[6]	—	21,060	—	145,252	—	—
Cash severance	—	2,355,507	—	3,140,676	—	—
Total	1,490,094	4,915,335	58,217	6,636,906	3,432,744	3,519,515

64	Lincoln National Corporation 2020 Proxy Statement

Potential Payments upon Termination or Change of Control ▪ Executive Compensation Tables

Potential Payments (cont’d.)
	Trigger events
Benefits and payments	Early retirement[1] / Voluntary termination ($)	Involuntary not-for-cause termination[2] ($)	For-cause termination ($)	Involuntary termination after change-of- control ($)	Disability ($)	Death ($)
Ellen G. Cooper
Compensation:
Annual Incentive Compensation	957,312	957,312	—	957,312	957,312	957,312
Options[3]	—	—	—	—	—	—
RSUs	697,793	697,793	—	1,293,853	1,293,853	1,293,853
PSAs	1,060,646	1,060,646	—	1,060,646	1,694,059	1,694,059
Benefits & perquisites:
DC SERP[5]	53,226	133,758	53,226	440,588	53,226	133,758
Miscellaneous payments[6]	—	21,060	—	135,593	—	—
Cash severance	—	2,205,345	—	2,940,460	—	—
Total	2,768,977	5,075,914	53,226	6,828,451	3,998,450	4,078,982
Wilford H. Fuller
Compensation:
Annual Incentive Compensation	—	1,447,873	—	1,447,873	1,447,873	1,447,873
Options[3]	—	—	—	—	—	—
RSUs	864,969	864,969	—	1,498,205	1,498,205	1,498,205
PSAs	1,312,500	1,312,500	—	1,312,500	2,055,259	2,055,259
Benefits & perquisites:
DC SERP[5]	70,977	173,697	70,977	569,785	70,977	173,697
Miscellaneous payments[6]	—	21,060	—	150,859	—	—
Cash severance	—	2,851,538	—	3,802,050	—	—
Total	2,248,446	6,671,636	70,977	8,781,272	5,072,314	5,175,034

[1]

Based on their age and years of service, for Messrs. Glass and Freitag and Ms. Cooper, this column reflects benefits based on retirement under our plans. For Mr. Fuller and Ms. Buckingham, this column reflects benefits based on the alternative definition of retirement reflected in the equity agreements.

[2]

Because of their age and years of service, if Messrs. Glass or Freitag or Ms. Cooper were involuntarily terminated other than for cause, they would be entitled to the same benefits as if they had retired under our plans. As a result, this column shows benefits based on retirement under our plans. For Mr. Fuller and Ms. Buckingham, because they meet the alternative definition of retirement, the equity awards are shown as prorated in accordance with the terms of their award agreements.

3 The value of accelerated options is calculated as the aggregate spread between the closing price on December 31, 2019 and the exercise price of the options. Because the exercise price for all options that would become exercisable upon a termination event as of December 31, 2019 is greater than $59.01, the value reflected for accelerated options is zero for all applicable scenarios.

[4]	Because of Mr. Glass’ age and years of service, and the retirement provisions applicable to his awards, for all trigger events except termination for cause, his PSAs would be payable.
[5]

For each NEO, the values for the DC SERP do not reflect the year-end balance shown in the Nonqualified Deferred Compensation Table on page 61, as they are fully vested in this amount, which would be payable under each scenario. The excess core contribution credited to the DC SERP in 2020 to each NEO for the 2019 plan year is payable under each scenario. The special executive credit credited to the DC SERP in 2020 to each NEO for the 2019 plan year is payable in the event of death or involuntary termination other than for cause. Upon involuntary termination after change of control, Mr. Glass receives an additional three years, and each other NEO receives an additional two years, of employer contributions under the DC SERP provisions based on his or her rate of pay and target bonus percentage in effect at the date of termination.

[6]

Amounts shown under Involuntary Not-for-Cause Termination reflect a cash stipend provided over the severance period. Amounts shown under Involuntary Termination after Change of Control reflect amounts for outplacement, tax preparation and financial planning services, and COBRA reimbursement for health and dental benefits for 18 months.

Lincoln National Corporation 2020 Proxy Statement	65

Executive Compensation Tables ▪ CEO Pay Ratio

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, require companies to disclose certain information about the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Dennis Glass.

Median Employee Identification Process

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

▪

We determined that, as of December 31, 2019, our employee population consisted of approximately 11,400 individuals as reported in Item 1, Business, in our 2019 Annual Report. This population consisted of our full-time, part-time, and temporary employees. We selected December 31, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

▪

To identify the “median employee” from our employee population, we compared the Medicare eligible amount of salary, wages, and other compensation of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2019 (including certain compensation elements that are not Medicare-taxable, including Section 125 deductions).

▪

We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

Calculation of the Pay Ratio

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $79,460. With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table on page 52 of this proxy statement.

Pay Ratio

For 2019, our last completed fiscal year:

▪	The median of the annual total compensation of all employees of our company (other than our CEO) was $79,460; and
▪	The annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $15,412,217.

Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 194 to 1.

The above pay ratio and annual total compensation amount are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. We note that the ratio and total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that employee’s total compensation, the composition and location of the workforce, and other factors may vary significantly among companies.

66	Lincoln National Corporation 2020 Proxy Statement

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

We are requesting that our shareholders vote in favor of the adoption of the Lincoln National Corporation 2020 Incentive Compensation Plan (the “2020 ICP”).

Approval of the 2020 ICP will provide for 5.2 million additional shares for the Company to grant short- and long-term incentive compensation to its officers, employees, non-employee directors, agents, brokers and consultants (“eligible participants”).

In order to continue to attract and retain valuable employees and other service providers, we are seeking approval of the 2020 ICP to provide (i) additional shares issuable to eligible participants and (ii) continued flexibility in the types and terms of incentive instruments that we issue in order to remain competitive. In addition, as of February 29, 2020, there were only 592,213 shares available for grant under our 2009 ICP and 17,243 shares available for grant under our 2014 ICP.  The shares available under the 2009 ICP and the 2014 ICP will remain available for issuance even if shareholders approve the 2020 ICP.

We also have the LNC Deferred Compensation Plan for Non-Employee Directors (the “Directors’ DCP”), which had 130,790 shares available for issuance as of February 29, 2020.  None of our officers or employees are eligible to receive awards under the Directors’ DCP.  These shares will also remain available for issuance if shareholders approve the 2020 ICP.

Our Board of Directors believes that our executive compensation program, and particularly the granting of equity awards, allows the Company to align the interests of its executives and other employees of the Company who are selected to receive awards with those of shareholders by rewarding long-term decision-making and actions for the benefit of the Company.  The Company believes that equity-based compensation assists in the attraction and retention of qualified executives and other employees and provides them with additional incentive to devote their best efforts to pursue and sustain our long-term performance, enhancing the value of the Company for the benefit of its shareholders.  Furthermore, the Company believes it is important to have the flexibility to grant various types of equity awards to its executives and employees so that it can react appropriately to the changing competitive environment while being mindful of the impact on shareholders.

Shareholder approval of the 2020 ICP is intended to, among other things, comply with the rules and regulations of the NYSE.  The Board of Directors approved the 2020 ICP subject to shareholder approval.  The closing price of a share of our common stock on the New York Stock Exchange on April 7, 2020 was $29.42.

Highlights of the 2020 ICP include the following:

▪	The 2020 ICP will be administered by an independent committee.
▪	No repricing of stock options or stock appreciation rights (“SARs”) is permitted without prior shareholder approval.
▪	Stock options and SARs cannot be granted with an exercise price that is less than 100% of fair market value on the date of grant.
▪	There is no evergreen provision under the 2020 ICP.
▪	No dividends or dividend equivalents on unvested awards will be paid until those awards are earned and vested.
▪	Awards are subject to double trigger equity vesting upon a change of control.
▪	With limited exceptions, the designated vesting period for awards must be at least one year.
▪	Awards are subject to individual annual limits.
▪	Awards are subject to forfeiture, cancellation and recoupment upon violation of restrictive covenants, including a noncompetition covenant.
▪	Awards are subject to our clawback policy.
▪	The 2020 ICP does not permit liberal share recycling.

Required Shareholder Vote

A majority of the votes cast is required for approval of the 2020 ICP.  For purposes of this proposal, under New York Stock Exchange rules, abstentions are counted as votes cast and, therefore, will have the same effect as a vote “against” the proposal. Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.  Broker non-votes will not count as votes cast either for or against the proposal.

Lincoln National Corporation 2020 Proxy Statement	67

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

Selected Equity Plan Data

The following table provides a breakdown of the outstanding equity awards and the shares remaining available for grant under our equity plans as of February 29, 2020.

Stock Options Outstanding	3,918,324
Weighted Average Exercise Price	$57.10
Weighted Average Remaining Term (in years)	7.00
Restricted Stock Units Outstanding	2,052,900
Performance Shares Outstanding	335,692 [1]
Deferred Stock Units Outstanding	865,011

Shares remaining available for grant under the 2009 ICP	592,213 [2,3]
Shares remaining available for grant under the 2014 ICP	17,243 [3]
Shares remaining available for grant under the Directors’ DCP	130,790

[1]	Represents outstanding performance share awards at target (100%); maximum payout is 200% of target.
[2]

Under the 2009 ICP, stock-based awards are granted from a pool of available shares, with stock options counting as one share and full value awards (restricted stock units, performance shares, etc.) counting as 1.63 shares.

[3]	Assumes outstanding performance share awards paid at maximum.

Determination of Shares Available Under the Plan

The Board and the Compensation Committee are mindful of their responsibility to shareholders in granting equity-based awards.  Our shareholders are being asked to approve for issuance under the 2020 ICP 5.2 million shares.   We believe that the proposed shares, together with the shares remaining available for issuance under our pre-existing plans, totaling 740,246 shares as of February 29, 2020, would provide us with the opportunity to continue granting equity-based compensation at appropriate levels for up to two years before we would need to seek shareholder approval of more shares. Our annual grants to executives and other employees participating in the Company’s incentive compensation programs were made in February 2020.

In setting the number of proposed shares issuable under the 2020 ICP, the Compensation Committee and the Board considered a number of factors, including:

▪	Historical equity granting practices, including the three-year average share usage rate (commonly referred to as burn rate).
▪	Shares remaining available for grant.
▪	Total potential dilution (commonly referred to as overhang).

Burn Rate

In setting and recommending to shareholders the number of shares available for issuance under the 2020 ICP, the Compensation Committee and the Board considered historic share usage and resulting burn rate as reflected in the table below. We used an average of 0.75% of the weighted average shares outstanding for grants over the past three years under the 2009 ICP, the 2014 ICP and the Directors’ DCP.

	Year Ended December 31, (shares in thousands)
	2019	2018	2017
Options granted	715	514	510
RSUs granted	621	742	448
Performance Shares granted[1]	405	313	309
Deferred Stock Units granted	56	47	44
Weighted Average shares of common stock outstanding	200,609	215,936	222,129	3-Year Average
Burn Rate[2]	0.90%	0.75%	0.59%	0.75%

1   Performance shares amounts are presented at maximum payout, or 200% of the target award amounts. At target, 202,484, 156,676 and 154,351 performance shares were granted in 2019, 2018 and 2017, respectively.

[2]

The burn rate has been calculated as the quotient of (i) the sum of all awards granted in such year, divided by (ii) the weighted average number of shares of common stock outstanding at the end of such year.

68	Lincoln National Corporation 2020 Proxy Statement

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

Shares Remaining Available for Grant

As of February 29, 2020, we had a total of 609,456 shares of common stock available for future awards under our 2009 ICP and 2014 ICP, assuming performance share awards at maximum, and 130,790 shares available for future awards under the Directors’ DCP.  All of the shares remaining available for issuance under the 2009 ICP, 2014 ICP and Directors’ DCP will available for grant even if the 2020 ICP is approved by shareholders.  None of our officers or employees is eligible to receive awards under the Directors’ DCP.  The Compensation Committee and the Board considered that the shares currently available for issuance may not be sufficient to cover future equity awards in the near term, especially if material fluctuations in our stock price occur (which impacts the number of shares we grant, as we determine the size of equity awards to be granted based on the competitive dollar value to be delivered to plan participants) and given the Company’s recent grant history (shown above).

Total Potential Dilution

The Compensation Committee and the Board considered the potential shareholder dilution represented by outstanding equity awards and shares available for future grants, or overhang.  Total potential dilution is calculated as shown below.

Total Potential Dilution (or Overhang)	(remaining shares available) + (shares underlying outstanding equity awards) + (additional shares authorized)

Total number of issued and outstanding shares of common stock (excluding treasury shares)

As of February 29, 2020, we had 193,715,737 shares of common stock outstanding.  As of the same date, 7,171,927 shares were subject to outstanding equity awards under the 2009 ICP, the 2014 ICP and the Directors’ DCP (counting outstanding performance share awards at target, or 100%), and an aggregate 740,246 shares remained available for grant under these three plans as of February 29, 2020. Prior to any additional shares authorized under the 2020 ICP, total potential dilution is 4.1% as of February 29, 2020.  By adding the 5.2 million shares proposed to be authorized under the 2020, total potential dilution increases to 6.8%.  The Compensation Committee and the Board believe that the increase in shares of common stock under the 2020 ICP represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity incentives, an important component of our overall compensation program.

Summary of the 2020 ICP

The following is a summary of certain material features of the 2020 ICP, which is qualified in its entirety by reference to the complete terms of the 2020 ICP attached as Exhibit 3 to this proxy statement, beginning on page E-7.

Purpose

The Board of Directors approved the 2020 ICP, subject to shareholder approval, for the purpose of providing incentives to the eligible participants in order to:

▪	encourage share ownership and align compensation with performance results and shareholder interests;
▪	provide performance incentives that promote the long-term goals of the Company and the creation of shareholder value; and
▪	provide competitive incentive compensation sufficient to attract, retain and motivate key officers, employees, and other persons who provide services to the Company.

Summary of Key Terms

The following is a summary of the key provisions of the 2020 ICP.

Lincoln National Corporation 2020 Proxy Statement	69

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

Award Types

The following types of awards (collectively “awards”) are available for issuance under the 2020 ICP:

▪incentive stock options (“ISOs”);

▪nonqualified stock options;

▪SARs;

▪restricted stock;

▪restricted stock units (“RSUs”);

▪deferred stock units and other stock-related awards; and

▪performance or annual incentive awards that may be settled in cash, stock, or other property.

The terms and conditions of each award will be determined by the Compensation Committee and will be set forth in a written award agreement.

Term	If shareholders approve the 2020 ICP, it will become effective on June 11, 2020. The 2020 ICP will expire on June 11, 2030 and, as such, no award may be granted under the 2020 ICP after this date.
Award Limits

In each fiscal year, a participant who is not a non-employee director may be granted an award under the 2020 ICP (taking into account any similar awards granted under any preexisting plan during that fiscal year) with respect to not more than 2,000,000 shares of stock per award type.  In addition, with respect to a participant who is not a non-employee director, the maximum cash amount that may be earned (i) as an annual incentive award or other annual award payable in cash in respect of any fiscal year of the Company shall be $8,000,000, and (ii) as a performance award or other award payable in cash in respect of any individual performance period shall not exceed $8,000,000 in any 12-month period (in each case, taking into account any similar awards granted under any preexisting plan during the applicable fiscal year or 12-month period).

A participant who is a non-employee director may not receive total compensation for any fiscal year that exceeds $650,000.

Eligible Participants

All employees, including officers, non-employee directors, agents, brokers and consultants of the Company and our subsidiaries are eligible to be granted awards under the 2020 ICP.  As of December 31, 2019, approximately 11,500 employees, including eight executive officers, and nine non-employee directors would have been eligible to participate in the 2020 ICP.  In determining which eligible participants will receive awards, the Compensation Committee will consider such factors as it deems relevant to promote the purposes of the 2020 ICP.

Plan Administration, Amendment and Termination

The 2020 ICP will be administered by the Compensation Committee, which is comprised entirely of “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent directors” for purposes of the NYSE rules.  Subject to the terms and conditions of the 2020 ICP, the Compensation Committee has the full power and authority to:

▪	interpret the provisions of the 2020 ICP;
▪	select participants;
▪	determine the type and number of awards to be granted;
▪	determine the number of shares of common stock covered by an award;
▪	specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof);
▪	set other terms and conditions of such awards;
▪	prescribe the forms of award agreements;
▪	adopt, amend and rescind rules applicable to the 2020 ICP; and
▪	make all other determinations that may be necessary or advisable for the administration of the 2020 ICP.

The Compensation Committee may, in its discretion, convert any award or the value of any award (other than options or SARs) under the 2020 ICP, subject to applicable laws and regulations, into deferred stock units which will be administered under our plans relating to nonqualified deferred compensation.

The Board of Directors, or the Compensation Committee acting pursuant to authority delegated to it by the Board, may amend, alter, suspend, discontinue, or terminate the 2020 ICP or the Compensation Committee’s authority to grant awards without further shareholder approval.  However, the Board of Directors may not amend the 2020 ICP without shareholder approval to the extent such approval is required under applicable law or the NYSE’s listing standards.  Neither the Board of Directors nor the Compensation Committee may amend the 2020 ICP or the terms of any award previously granted without the consent of the affected participant, if such action would materially and adversely impair the rights of such participant under any outstanding award.  Neither the Board of Directors nor the Compensation Committee may amend the terms of any stock option or SAR to reduce its exercise price, or cancel or replace any outstanding stock options or SARs in exchange for stock options or rights with lower exercise prices or for other awards or cash (other than as a result of adjustments made in the event of a merger, reorganization, stock dividend, stock split or other corporate structure change as provided in the 2020 ICP).

70	Lincoln National Corporation 2020 Proxy Statement

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

Unless earlier terminated by the Board, the 2020 ICP will terminate at such time as no shares remain available for issuance under the 2020 ICP or June 11, 2030, whichever is earlier.  Awards outstanding as of the date of termination will not be affected by the 2020 ICP’s termination.

Available Shares

Subject to certain adjustments set forth in the 2020 ICP, a total of 5.2 million shares of common stock would be available for issuance under the 2020 ICP and shall consist of authorized but unissued shares of common stock held in treasury.  The number of shares available for issuance under the 2020 ICP is subject to adjustment to reflect stock splits, reorganizations and similar events.  During any fiscal year of the Company the number of shares of common stock issued as a bonus or in lieu of other obligations, and other stock-based awards granted to any one participant who is not a non-employee director shall not exceed 2,000,000 shares for each type of such award, subject to adjustment in certain circumstances. With respect to a participant other than a non-employee director, the maximum amount that may be earned as an annual incentive award or other cash award (payable currently or on a deferred basis) in any fiscal year is $8,000,000, and the maximum amount that may be earned as a performance award or other cash award (payable currently or on a deferred basis) in respect of a performance period  is $8,000,000.  A participant who is a non-employee director may not receive total compensation, including awards under the 2020 ICP and other plans, for any fiscal year that exceeds $650,000.

Shares covered by the unvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any terminated, canceled, expired or forfeited award or portion thereof under the 2020 ICP will again be available for issuance under the 2020 ICP.  Any shares attributable to a portion of any award granted under the 2020 ICP that is settled in cash in lieu of shares will become available again under the 2020 ICP.  However, shares that are withheld or delivered for tax withholding or in connection with the exercise price or net share settlement of a stock option or SAR will not be made available again.

Awards

The 2020 ICP authorizes grants of a variety of awards described below.  The Compensation Committee determines the terms and conditions of each award at the time of grant, including whether payment of awards may be subject to the achievement of performance goals, consistent with the provisions of the 2020 ICP.

Stock Options and SARs

The Compensation Committee is authorized to grant stock options (both ISOs and nonqualified stock options) and SARs under the 2020 ICP.  Stock option awards entitle a participant to purchase shares of LNC common stock during the option term at a fixed price that is set by the Compensation Committee on the date of grant.  SARs entitle a participant to receive on exercise the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR.  The exercise price of a stock option and the grant price of a SAR are determined by the Compensation Committee but may not be less than the fair market value of a share of our common stock on the date of grant.  Under the 2020 ICP, unless otherwise determined by the Compensation Committee, the fair market value of our common stock is the closing price of a share of common stock, as quoted on the composite transactions table on the NYSE, on the date of grant.

The maximum term of each stock option or SAR, the times at which each stock option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Compensation Committee.  No stock option or SAR may have a term exceeding ten (10) years.  Options may be exercised by payment of the exercise price in cash, common stock or outstanding awards having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time.  Methods of exercise and settlement and other terms of the SARs are determined by the Compensation Committee.  To date, we have only granted SARs settleable exclusively in cash.

Restricted Stock, Restricted Stock Units and Deferred Stock Units

The Compensation Committee is authorized to grant restricted stock, RSUs and deferred stock units under the 2020 ICP.  Restricted stock is a grant of common stock issued with such contingencies or restrictions as the Compensation Committee may impose.  Until the conditions or contingencies are satisfied or lapse, the stock is subject to forfeiture.  A recipient of a restricted stock award has the right to vote the shares and receive dividends on them unless the Compensation Committee determines otherwise, with any such dividends to be subject to the same restrictions and vesting requirements as the underlying restricted stock.  If the recipient terminates employment before the end of the contingency period, the award is forfeited, subject to such exceptions as authorized by the Compensation Committee.

An RSU represents a phantom share of our common stock that evidences the right to receive shares of common stock upon the satisfaction of such contingencies or restrictions as the Compensation Committee may impose.  An award of deferred stock units is credited to a bookkeeping reserve account in accordance with the terms of the Company’s plans relating to nonqualified deferred compensation.  Deferred stock units provide a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of the deferral period.  Prior to settlement, an award of RSUs or deferred stock units

Lincoln National Corporation 2020 Proxy Statement	71

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

carries no voting or dividend rights or other rights associated with share ownership, although the Compensation Committee may provide for the receipt of dividend equivalents subject to the same restrictions and vesting requirements as the underlying RSU.

Bonus Stock and Awards in Lieu of Cash Obligations

The Compensation Committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to any terms specified by the Compensation Committee.

Other Stock-Based Awards

The 2020 ICP authorizes the Compensation Committee to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock.  Such awards might include   (i) convertible or exchangeable debt securities; (ii) other rights convertible or exchangeable into shares; (iii) purchase rights for shares; (iv) awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee; and (v) awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries.  The Compensation Committee determines the terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding, and forfeiture conditions and restrictions on awards.

Performance Awards, Including Annual Incentive Awards

The Compensation Committee may grant awards that are subject to performance conditions specified by the Compensation Committee.  A performance award may be in any form of award permitted under the 2020 ICP.  The 2020 ICP also authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other awards upon achievement of pre-established performance goals during a specified one-year performance period.

The performance measures to be achieved as a condition of payment or settlement of a performance award or annual incentive award may:  (i) include one or more business criteria for the Company on a consolidated basis, and/or for specified subsidiaries or business units of the Company and (ii) have established targeted level or levels of performance with respect to each such business criterion.  The business criteria may be based on a number of criteria as specified in the 2020 ICP.

Dividends and Dividend Equivalents

No dividends may be paid on stock options or SARs.  To the extent included in the terms of an award, dividends on restricted stock and dividend equivalents on any unvested RSUs, performance shares or deferred stock units will be subject to the same restrictions and vesting requirements as the underlying award, and will be accrued (including by the reinvestment in additional restricted stock or shares in respect of RSUs) and paid only upon settlement of the award.

Stock Option and SAR Repricing Prohibited

The 2020 ICP prohibits repricing of stock options or SARs without shareholder approval.  Repricing means the cancellation of a stock option or SAR in exchange for cash, other awards or the grant of a new stock option or SAR with a lower exercise price than the original stock option or SAR, or the amendment of an outstanding award to reduce the exercise price.

Adjustment Provision

In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation for consideration or similar event affecting the Company or one of its subsidiaries, the Compensation Committee or the Board of Directors may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of shares under the 2020 ICP, the maximum limitations set forth in the 2020 ICP for certain types of awards and grants to individuals of certain types of awards, the number and kind of shares subject to outstanding awards, and the exercise price of outstanding awards.  In connection with such an event, the adjustments may include the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having a value equal to the value of such awards, as determined by the Compensation Committee or the Board of Directors, the substitution of other property for the shares subject to outstanding awards, and, in connection with a disaffiliation, arranging for the assumption or replacement of the awards with new awards based on other property or other securities, as well as any corresponding adjustments to awards that remain based upon the Company’s securities.

In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a separation or spinoff or similar event, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Compensation Committee or the Board of Directors shall make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of shares under the 2020 ICP, the maximum limitations set forth in the 2020 ICP for certain types of awards and grants to

72	Lincoln National Corporation 2020 Proxy Statement

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

individuals of certain types of awards, the number and kind of shares subject to outstanding awards, and the exercise price of outstanding awards.

The Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (including performance awards and performance goals) in recognition of unusual, infrequent or nonrecurring events (including, the transactions and events described above, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Compensation Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant.

Transferability of Awards

Awards granted under the 2020 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes; provided, however, that awards may not be transferred to a third party for value.

Other Terms of Awards

In general, awards may be settled in the form of cash, common stock, other awards, or other property in the discretion of the Compensation Committee.  The Compensation Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles.  The Compensation Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2020 ICP.  The Compensation Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired property surrendered by the participant) to satisfy withholding and other tax obligations.

Awards under the 2020 ICP are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Cancellation, Rescission and Recoupment of Awards

The Compensation Committee may cancel or rescind awards if the participant fails to comply with certain noncompetition, nonsolicitation, confidentiality or intellectual property covenants.  For instance, awards may be canceled or rescinded if the participant engages in competitive activity while employed by us or, for certain participants, within a specified period following termination of employment.  In addition, awards granted under the 2020 ICP will be subject to any clawback policy adopted by us as in effect from time to time.

Acceleration of Vesting

Under the 2020 ICP, except to the extent otherwise determined by the Compensation Committee at the date of grant, upon a participant’s involuntary termination of employment other than for cause (as that term is defined in the applicable award agreement) within two years after the occurrence of our change of control, stock options will become fully vested and exercisable and restrictions on restricted stock and deferred stock units will lapse.  “Change of control” is defined to include a variety of events, including the acquisition by certain individuals or entities of twenty percent or more of our outstanding common stock, significant changes in the Board of Directors, certain reorganizations, mergers and consolidations involving us, and the sale or disposition of all or substantially all of our consolidated assets.  The definition of a “change of control” applicable to the 2020 ICP is shown in Appendix A to Exhibit 3 on page E-19.

New Plan Benefits

Any awards under the 2020 ICP will be subject to the discretion of the Compensation Committee, and it is not currently possible to determine the amounts of future awards.  Accordingly, it is not possible to determine the amounts that will be received by employees, non-employee directors or other eligible participants in the 2020 ICP.

Federal Income Tax Implications of the Plan

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to awards under the 2020 ICP.  This summary of the federal income tax consequences in respect of the 2020 ICP is for general information only.

Lincoln National Corporation 2020 Proxy Statement	73

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

Interested parties should consult their own advisers as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

The grant of a stock option or SAR will create no tax consequences for the participant or us.  A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply).  Upon exercising a stock option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise.  Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price.  Otherwise, a participant’s disposition of shares acquired upon the exercise of a stock option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the stock option or SAR).

We will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with a stock option or SAR, subject to Code Section 162(m).  We are generally not entitled to a tax deduction relating to amounts that represent a capital gain to a participant.  Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

With respect to awards granted under the 2020 ICP that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received.  Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance.  We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, subject to Code Section 162(m).

With respect to awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier.  A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax.  The participant must file such election with the IRS within 30 days after the receipt of the shares or other property.  We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, subject to Code Section 162(m).

Code Section 162(m)

In general, Code Section 162(m) limits the Company’s compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m).  Code Section 162(m) may result in all or a portion of the awards granted under the 2020 ICP to “covered employees” failing to be deductible to the Company for federal income tax purposes.

Code Section 280G

Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Code Section 280G and, to such extent, will be non-deductible by us and subject to a 20% excise tax payable by the participant.

Code Section 409A

Code Section 409A applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation.  If deferred compensation covered by Code Section 409A meets the requirements of Code Section 409A, then Code Section 409A has no effect on the individual’s taxes. If a deferred compensation arrangement does not meet the requirements of Code Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax.  The 2020 ICP permits the grant of various types of incentive awards, which may or may not be subject to Code Section 409A.  If an award that is subject to Code Section 409A does not satisfy the requirements of Code Section 409A, the taxable event for such award could apply earlier than intended and could result in the imposition of additional taxes and penalties on the participant.

74	Lincoln National Corporation 2020 Proxy Statement

Item 4 | Approval of Lincoln National Corporation 2020 Incentive Compensation Plan

Equity Compensation Plan Information

The table below provides information as of December 31, 2019 regarding securities authorized for issuance under the Company’s equity compensation plans.  For information as of February 29, 2020, see page 68.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	6,440,915 [1]	$56.04 [2]	2,517,068 [3]
Equity compensation plans not approved by shareholders	—	N/A	—
Total	6,440,915	$56.04	2,517,068

[1]	This amount includes the following:
▪

942,142 representing the number of performance shares based on the maximum number of shares potentially payable under the awards (i.e. 200% of target).  471,071 represents the target number of performance shares that were outstanding as of December 31, 2019, as set forth in Note 18 of the Notes to the Consolidated Financial Statements, included in Part II, Item 8 of the 2019 Form 10-K.  The performance share awards have not been earned as of December 31, 2019.  The number of shares, if any, to be issued pursuant to such awards will be determined based upon performance over the applicable three-year performance period.  The long-term incentive awards are all issued under the 2009 ICP or the 2014 ICP;

▪	1,551,129 outstanding restricted stock units, which were granted under the 2009 ICP or the 2014 ICP;
▪

2,894,656 outstanding stock options with service conditions granted under the 2009 ICP, the 2014 ICP or the Lincoln National Corporation Stock Option Plan for Non-Employee Directors (which has expired and, as a result, no additional awards may be granted under this plan);

▪	209,104 outstanding stock options with performance conditions granted under the 2009 ICP; and
▪

843,884 outstanding deferred stock units, which have been granted under deferred compensation plans for our employees and non-employee directors from the 2009 ICP, the 2014 ICP or the Directors’ DCP.  These outstanding deferred stock units are vested and are not included in Note 18 of the Notes to the Consolidated Financial Statements, included in Part II, Item 8 of the 2019 Form 10-K.

[2]

The price in column (b) reflects the weighted average price of all outstanding options under any plan that, as of December 31, 2019, had been granted but not forfeited, expired or exercised.  Performance shares, restricted stock units, and deferred stock units are not included in determining the weighted average in column (b) because they have no exercise price.

[3]	Includes up to:
▪	776,104 securities available for issuance in connection with awards under the 2009 ICP;
▪	1,606,859 securities available for issuance in connection with awards under the 2014 ICP; and
▪	134,105 securities available for issuance in connection with deferred stock units under the Directors’ DCP, which are vested upon grant.

Shares that may be issued in payment of awards, other than stock options and SARs, granted after May 13, 2009, reduce the number of securities remaining available for future issuance under the 2009 ICP at a ratio of 1.63 to 1.  Shares that may be issued in payment of awards granted under the 2014 ICP reduce the number of securities remaining available for future issuance at a ratio of 1 to 1.

Lincoln National Corporation 2020 Proxy Statement	75

Item 5 | Shareholder Proposal Regarding Amending Special Shareholder Meeting Right

Item 5 | Shareholder Proposal Regarding Amending Special Shareholder Meeting Right

We expect the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a shareholder at the Annual Meeting. In accordance with SEC rules, the shareholder proposal is presented below as submitted by the shareholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, beneficial owner of 50 shares of the Company's common stock, is the proponent of the following shareholder proposal.

Resolution Proposed by Shareholder:

Proposal 5 - Make Shareholder Right to Call Special Meeting More Accessible

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give the holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting without a one-year stock holding requirement. This proposal does not impact our board's current power to call a special meeting.

Lincoln National shareholders permanently lack the right to act by written consent -which makes this proposal all the more important since scores of major companies give shareholders both the right to call a special meeting and the right to act by written consent. Plus it is relatively rare to find a company that attaches a one-year holding requirement for stock to participate in calling for a special meeting. The one-year holding requirement diminishes the rights of shareholders who have no right to act by written consent.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. Nuance Communications (NUAN) shareholders gave 94%-support to a 2018 shareholder proposal calling for 10% of shareholders to call a special meeting.

Making the right to call a special meeting more accessible to shareholders is showing increased support. For instance this proposal topic won 51%-support at O'Reilly Automotive, Inc. (ORLY) in 2019 - up from 41% the year before.

A more accessible shareholder ability to call a special meeting would put shareholders in a better position to ask for improvement in our directors.

Three directors had 18 to 34 years long-tenure:

Michael Mee 18-years

Eric Johnson 21-years

Leanne Lachman 34-years

Long-tenure can take a toll on the independence of a director. Independence is a priceless attribute in a director.

Leanne Lachman received the highest negative director votes in 2019 and Ms. Lachman chaired the Audit Committee.

Better performance through improved governance is particularly important because our stock has been flat in 5-years of a robust market.

Please vote yes:

Make Shareholder Right to Call Special Meeting More Accessible - Proposal 5

76	Lincoln National Corporation 2020 Proxy Statement

Item 5 | Shareholder Proposal Regarding Amending Special Shareholder Meeting Right

Our Response – Statement in Opposition to Proposal:

The Board has carefully reviewed the foregoing proposal and unanimously recommends a vote AGAINST this proposal because we believe it is not in the best long-term interests of the Company and its shareholders. As discussed below, we have already adopted a meaningful, balanced right for shareholders to call a special meeting that we believe is aligned with current best practices. The proposal seeks the adoption of a provision that would unnecessarily disrupt that balance by increasing the potential for misuse of the special meeting right. In addition, we believe that the Company’s overall corporate governance reflects best practices and provides shareholders with meaningful rights to communicate their views and ensure Board accountability and responsiveness to shareholders.

We have already adopted a special meeting right with a 10% threshold that we believe is aligned with best practices and strikes the appropriate balance between providing shareholders with meaningful rights while balancing the interests of all our shareholders.

In 2018, the Board adopted amendments to our Amended and Restated Bylaws (the “Bylaws”) to permit shareholders who own an aggregate of at least 25% of the Company’s outstanding common stock, subject to a customary holding period and procedural requirements, to call a special meeting. After careful consideration and with the benefit of the input of several of our largest shareholders, the Board adopted amendments to lower the ownership threshold for the right to call a special meeting from 25% to 10% of the Company’s outstanding common stock. The Board believes that the current special meeting right, including the nominal one-year holding period and procedural requirements, reflects the perspectives of our shareholders, is consistent with market practice and strikes the proper balance between ensuring that shareholders have the ability to call a special meeting and protecting against the risk that shareholders, who may have narrow short-term interests, could trigger the expense and distraction of a special meeting to pursue matters that are not widely viewed as requiring immediate attention or that are being pursued for reasons that may not be in the best interests of the Company and our shareholders generally.

Special meetings require substantial resources, and the elimination of a nominal holding requirement as requested by the proposal would increase the potential for misuse of the special meeting right by special-interest shareholder groups with no long-term vested interest in the Company.

The Board recognizes the importance of providing shareholders with the right to call special meetings in appropriate circumstances. Given the size of the Company and our large number of shareholders, a special shareholder meeting is a significant undertaking that requires substantial management and expense resources. The Company must pay to prepare, print and distribute legal disclosure documents to shareholders, solicit proxies and tabulate votes. In addition, the Board and management must divert time and focus from their responsibility of managing the Company on behalf of all shareholders to prepare for, and conduct, the meeting, consequently detracting from their primary focus of operating our businesses and maximizing long-term shareholder value. Accordingly, special meetings of shareholders should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns.

The current provisions of the Company’s Bylaws provide shareholders holding 10% or more of the Company’s outstanding common stock for at least one year with the right to call special meetings, thus allowing for stockholders to call a special meeting when extraordinary matters arise, without enabling a minority of stockholders that have not held a financial stake in the Company for a meaningful period of time to call unnecessary or duplicative meetings for less significant matters. If the nominal one-year holding requirement is eliminated as suggested by the proponent’s proposal, the Company could be subject to regular disruptions by special-interest shareholder groups with agendas that are not in the best interests of the Company or the other shareholders and divert our Board’s and management’s attention from their primary focus of leading and operating our business. Such a diversion could potentially operate against the best interests of our shareholders overall, in order to serve the narrow interests of the shareholders requesting a special meeting.

We have adopted several other governance practices and mechanisms that provide shareholders the ability to communicate their views and ensure Board accountability and responsiveness to shareholders.

The unnecessary, and potentially shareholder value-destructive, change requested by this proposal should be viewed in light of the Company’s existing corporate governance practices, its demonstrated willingness to discuss Company business with shareholders, and its responsiveness to shareholders. The Company has strong corporate governance practices, provides ample avenues of communication between the Company and its shareholders, and has a proven record of accountability. The Company’s current corporate governance practices reflect the Board’s dedication to being responsive and accountable to shareholders. The Company solicits and values shareholder discussion and input on corporate governance matters, and, together, management and the Board regularly assess and refine the Company’s corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by shareholders and other stakeholders.

Lincoln National Corporation 2020 Proxy Statement	77

Item 5 | Shareholder Proposal Regarding Amending Special Shareholder Meeting Right

In addition to providing shareholders with the right to call a special meeting, the Company has implemented numerous other corporate governance measures to ensure that the Board remains accountable to our shareholders and that give shareholders the ability to directly communicate their views to the Board. Some of these measures are:

▪   Our shareholders have the opportunity to cast a vote with respect to all of our directors at least once per year—our Board is de-classified and directors serve one-year terms;

▪   We have a majority voting standard for the election of directors, and a director resignation policy for directors in an uncontested election;

▪   The Chairman of the Board is an independent director;

▪   All of the Company’s directors, with the exception of the CEO, are independent and each of the Audit, Compensation, Corporate Governance and Finance Committees are entirely composed of independent directors;

▪   We provide for “proxy access” in our Bylaws pursuant to which shareholders can nominate a director candidate to stand for election and have that nominee included in the Company’s proxy materials;

▪   We align our directors’ interests with those of our shareholders through robust stock ownership requirements;

▪   The Board greatly values shareholder discussion and input, integrating the valuable feedback we receive from our shareholders through our robust engagement program into our Board’s decision-making framework, and provides channels for shareholders to communicate directly with members of the Board (as described further under “Communications with Directors” on page 15);

▪   We have robust evaluation processes for each of the Board, our Committees and individual directors; and

▪   We eliminated super majority voting provisions from our Restated Articles of Incorporation and bylaws.

In light of the Board’s belief that the Company’s existing shareholder special meeting right is aligned with best practices and strikes the appropriate balance between providing shareholders with meaningful rights while balancing the interests of all our shareholders, the potential for the proposed amendment to unnecessarily disrupt that balance by increasing the potential for  misuse by a group of shareholders with narrow short-term interests to call a special meeting that requires substantial management and expense resources, and the Board’s demonstrated commitment to strong corporate governance and responsiveness to shareholders, the Board believes that the adoption of this shareholder proposal is unnecessary, and that it is not in the long-term interests of all of our shareholders.

78	Lincoln National Corporation 2020 Proxy Statement

Item 6 | Shareholder Proposal Regarding Independent Board Chairman

Item 6 | Shareholder Proposal Regarding Independent Board Chairman

We expect the following proposal (Proposal 6 on the proxy card and voting instruction card) to be presented by a shareholder at the Annual Meeting. In accordance with SEC rules, the shareholder proposal is presented below as submitted by the shareholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. Kenneth Steiner, 12 Stoner Ave., 2M, Great Neck, NY 11021, beneficial owner of 500 shares of the Company's common stock, is the proponent of the following shareholder proposal.

Resolution Proposed by Shareholder:

Proposal 6 - Independent Board Chairman

Shareholders request our Board of Directors adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

It would be timely to adopt this proposal now because our current Chairman may be retiring soon since he is age 76.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived in the unlikely event that no independent director is available and willing to serve as Chairman. This proposal requests that each necessary step be taken to accomplish the above.

Boeing is an example of a company changing course and naming an independent board chairman in October 2019. Boeing did not wait for the next CEO succession. And Boeing is in better shape than Lincoln National. Boeing stock is up 280% in 5-years. Lincoln National stock is flat in 5-years of a robust market.

An independent Board Chairman will have more time to focus on Board refreshment. Three of our directors each had from 18 to 34 years long-tenure. Long-tenure can take a toll on the independence of a director. Independence is a priceless attribute in a director.

Plus Leanne Lachman, who chaired the Audit Committee, received the highest negative director votes in 2019.

Please vote yes:

Independent Board Chairman - Proposal 6

Lincoln National Corporation 2020 Proxy Statement	79

Item 6 | Shareholder Proposal Regarding Independent Board Chairman

Our Response – Statement in Opposition to Proposal:

The Board has carefully reviewed the foregoing proposal and unanimously recommends a vote AGAINST this proposal because we believe it is not in the best long-term interests of the Company and its shareholders. The Board agrees with the importance of a strong independent Board to represent the interests of shareholders, and all of our current directors, except our CEO, are independent. Moreover, the Board agrees with the importance of strong independent leadership on the Board and has had an independent director serving in the Chairman role since 2007. However, the Board believes that formally separating the roles of CEO and Chairman, as proposed by the proposal’s unnecessarily rigid requirement, is not necessary to ensure a strong independent board of directors, and we believe that it is in the best interests of our shareholders to retain flexibility to determine the optimal leadership structure at any given time. The Board’s determination as to the appropriate Board leadership structure is part of the regular Board succession planning process, and the Board’s determination as to who should serve as the Board Chairman is based on the qualifications of the director and the best interests of the Company at that time. In addition, we believe that the independence of our key committees and other strong corporate governance practices ensure and encourage independent oversight.

Since 2007, we have continuously had an independent director serving in the role of Chairman.

Under our Corporate Governance Guidelines (the “Guidelines”), the majority of our Board is required to be “independent” as defined by SEC rules and NYSE listing standards, and all of our current directors have been determined to be independent with the exception of our CEO, Mr. Glass. The Board elects its Chairman annually, and, for each of the last 13 years, our Board has elected an independent director to serve as Board Chairman.

We have currently separated the roles of CEO and Chairman. The CEO is responsible for setting the Company’s performance and strategic direction and for day-to-day leadership, while the Chairman (among other functions discussed further below) provides guidance to the CEO and management, reviews and approves the agenda for the Board meetings, acts as the key liaison between the Board and management, and presides over meetings of the full Board and of the independent directors. He also has the authority to call special meetings of the Board.  However, as discussed further below, the Board has no set policy requiring that the Chairman be an independent member of the Board nor that the offices of CEO and Chairman be separate. The Board believes that it should continue to determine on a case-by-case basis the most effective leadership structure for the Company, rather than adopt the proposal’s rigid, “one-size-fits all” approach to Board leadership.

We believe a flexible leadership structure is the most effective for the Company and its shareholders.

The Board values the flexibility of selecting the structure of leadership best suited to meet the needs of the Company and its shareholders. Given the constantly evolving and dynamic business and economic environment in which we operate, the Board believes that the right leadership structure may vary as circumstances warrant.

Under the Guidelines, the Board is permitted to change its leadership structure if it determines that doing so is appropriate and in the best interests of the Company and its shareholders at a given time. The Board carefully considers the merits of separating or combining the Chairman and CEO positions whenever a CEO change occurs or the Chairman is elected.

The Board believes that the decision as to who will serve as Chairman, including whether to separate or combine the roles of Chairman and CEO, should be based on the unique circumstances and challenges confronting the Company at any given time, as well as the individual skills and experiences that may be required in an effective Chairman at that time. Eliminating the flexibility to select a structure of leadership, as the proponent requests, based on the facts and circumstances presented at a particular point in time is unnecessarily rigid.

The Guidelines provide for the election of a Lead Independent Director if the positions of Chairman and CEO are combined.

If the roles of Chairman and CEO are combined, our Guidelines provide that the Board will designate a lead director from among the independent directors. As set forth in the Guidelines, the duties of the lead independent director and the non-executive chair include, but are not limited to, the following functions:

▪	preside over meetings and executive sessions of the independent directors, and communicate feedback to the CEO following executive sessions;
▪	call additional meetings of the independent directors;
▪	at the standing invitation of the Board’s committees, attend meetings of Board Committees on which the lead independent director or the non-executive chair does not already sit;
▪	be available to the CEO for consultation on issues of corporate importance which may involve Board action and in general be a resource to the CEO;
▪	for each Board meeting, review and approve Board meeting agendas and schedules and add agenda items in his or her discretion;
▪	for each Board meeting, have the opportunity to review, revise and approve Board meeting materials for distribution to and consideration by the Board;

80	Lincoln National Corporation 2020 Proxy Statement

Item 6 | Shareholder Proposal Regarding Independent Board Chairman

▪	refer and defer to appropriate Board committee chairs all matters within the scope of such committees as set forth in the respective committee charters;
▪	be a key communicator, along with committee chairs, between the directors and the President and/or CEO on matters deemed appropriate by the Board;
▪	be available to independent directors for discussion of Board issues or other matters;
▪	be available to meet or otherwise communicate with major shareholders, when deemed appropriate;
▪	assist with and communicate the results of the Board’s evaluation of the CEO;
▪	in the event of the incapacitation of the CEO, call a meeting of directors to consider what action is appropriate, including the possible election of an acting CEO or a new CEO; and
▪	perform such other duties and responsibilities as the Board may determine from time to time.

The Board believes that the Company’s balanced and flexible corporate governance structure, including the requirement to elect an independent lead director, if the Chairman and CEO roles are combined, with clearly-delineated and comprehensive duties, makes it unnecessary and ill-advised to have an absolute requirement that the Chairman be an independent director.

The Board’s Audit, Compensation, Corporate Governance and Finance Committees are comprised entirely of independent directors.

Furthermore, the primary oversight of key financial, accounting, compensation and governance matters for the Company is entrusted to Board committees comprised of independent directors. Each of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Finance Committee are required by their charters to be comprised solely of independent directors and, as such, each committee is chaired by an independent director. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisors as it deems appropriate.

We employ several strong corporate governance practices that ensure effective and independent oversight.

A fixed policy requiring an independent Board Chairman is also unnecessary given the Company’s other strong corporate governance practices that encourage independent oversight and viewpoints, including:

▪	An overwhelmingly independent Board;
▪	Annual election of directors;
▪	A majority voting standard for the election of directors, and a director resignation policy for directors in an uncontested election;
▪	Shareholder right, at a 10% ownership threshold, to call a special meeting to transact company business;
▪	Proxy access;
▪	Procedures for shareholders to recommend director candidates to the Corporate Governance Committee (as described further under “Director Nomination Process” beginning on page 9);
▪	Robust evaluation processes for each of the Board, our Committees and individual directors; and
▪	Channels for shareholders to communicate directly with members of the Board (as described further under “Communications with Directors” on page 15).

The Company has a strong history of listening to and responding to shareholder feedback, as demonstrated by our engagement with several of our largest shareholders over the past few years. In these conversations, many investors expressed support for the Board’s position to retain flexibility to select the most appropriate board leadership structure.  The Board has also considered that a significant majority of investors voted against this same proposal when it was presented at the 2019 Annual Meeting. In light of the Board’s more than decade-long history of having an independent Chairman, the requirement to have a lead independent director if the CEO and Chairman roles are combined, the robust nature of the lead independent director role, the independence of our key Board committees and our other strong corporate governance practices, coupled with the Board’s belief that a flexible leadership structure is the most effective for the Company and our shareholders, the Board believes that the proposal is unnecessarily rigid, and that its adoption is not in the best long-term interests of our shareholders.

Lincoln National Corporation 2020 Proxy Statement	81

Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

William H. Cunningham, Eric G. Johnson, Michael F. Mee and Patrick S. Pittard served on the Compensation Committee during 2019. No member of the Compensation Committee had any relationship requiring disclosure under the “Related-Party Transactions,” as discussed below, and no member was an employee, officer, or former officer of us or our subsidiaries. In addition, no member of the Board is an executive officer of another entity at which one of our executive officers serves on the Board of Directors.

Related-Party Transactions

Our Corporate Governance Committee has a written policy for reviewing, approving and ratifying transactions with related parties. This policy applies to any transaction or proposed transaction that we must disclose publicly to comply with SEC rules, and it requires that the Corporate Governance Committee (or the full Board) pre-approve or ratify such transactions. In approving or ratifying any transaction or proposed transaction, the Corporate Governance Committee must determine that the transaction is fair and reasonable to Lincoln and otherwise complies with our policy on conflicts of interest. This policy does not require the Corporate Governance Committee to obtain a fairness opinion or other third-party support for its actions, although it has discretion to do so. If the Corporate Governance Committee does not ratify a transaction with a related party, Lincoln and/or the related party must make all reasonable efforts to terminate or unwind the transaction.

The policy does not apply to transactions in which we, our subsidiaries or affiliated planners provide insurance, annuities, mutual funds or similar products, or financial services on terms and conditions substantially similar to those available to similarly situated third parties in arm’s-length transactions. This exception also applies to products and services provided to or by an entity of which a related person is an executive officer or employee, provided that the related person receives the same benefits generally available to employees having an equivalent title at the other entity.

BlackRock, Inc. (“BlackRock”), acting in various fiduciary capacities, filed a Schedule 13G/A with the SEC, reporting that as of December 31, 2019, BlackRock beneficially owned approximately 7.7% of our outstanding common stock. In the ordinary course of business, our subsidiaries have agreements with subsidiaries of BlackRock to distribute, and include in certain of our products, BlackRock funds. In 2019, our subsidiaries recorded revenues of approximately $9.2 million from BlackRock subsidiaries under these agreements. In addition, BlackRock provides sub-advisory and investment management services to our subsidiaries. For 2019, our subsidiaries paid BlackRock approximately $10.3 million in the aggregate for these services.

The Vanguard Group (“Vanguard”), acting in various fiduciary capacities, filed a Schedule 13G/A with the SEC, reporting that as of December 31, 2019, Vanguard beneficially owned approximately 11.37% of our outstanding common stock. In the ordinary course of business, our subsidiaries have agreements with subsidiaries of Vanguard to distribute certain Vanguard products, including mutual funds. In 2019, our subsidiaries recorded revenues of approximately $183,000 from Vanguard subsidiaries.

82	Lincoln National Corporation 2020 Proxy Statement

Security Ownership of More Than 5% Beneficial Owners ▪ Security Ownership

Security Ownership

Security Ownership of More than 5% Beneficial Owners

Our common stock trades on the NYSE under the symbol “LNC.” We have no other types of stock outstanding. The following table lists persons or entities that, to the best of our knowledge, were beneficial owners of more than 5% of our common stock as of December 31, 2019. The information shown is based solely on our review of Schedules 13G filed with the SEC.

Security Ownership of Certain Beneficial Owners as of December 31, 2019
Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	15,328,938	7.7%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	22,564,815	11.4%

Security Ownership of Directors, Nominees and Executive Officers

The following table shows the number of shares of common stock and stock units beneficially owned on March 31, 2020, by each director, director nominee and NEO, individually, and by all directors and executive officers as a group. LNC Stock Units are non-voting, non-transferable “phantom” stock units that track the economic performance of our common stock; a unit has the same value as a share of our common stock.

Security Ownership of Directors, Nominees and Executive Officers as of March 31, 2020
Name	Amount of LNC common stock and nature of beneficial ownership[1]	Percentage of class	LNC stock units[2]	Total of LNC common stock and stock units	Total percentage of class
Lisa M. Buckingham	181,879	*	0	181,879	*
Deirdre P. Connelly	1,000	*	11,446	12,446	*
Ellen G. Cooper	291,841	*	0	291,841	*
William H. Cunningham	8,738	*	121,720	130,458	*
Randal J. Freitag	475,087	*	27,340	502,427	*
Wilford H. Fuller	437,586	*	77,413	514,998	*
Dennis R. Glass	1,230,404	*	77,555	1,307,959	*
George W. Henderson III	8,681	*	73,186	81,867	*
Eric G. Johnson	0	*	64,280	64,280	*
Gary C. Kelly	3,000	*	32,599	35,599	*
M. Leanne Lachman	0	*	38,660	38,660	*
Michael M. Mee	837	*	79,743	80,580	*
Patrick S. Pittard	0	*	29,192	29,192	*
Lynn M. Utter	0	*	11,966	11,966	*
All Directors and Executive Officers as a group –17 persons	2,775,769	1.43%	658,834	3,434,603	1.76%

*Each of these amounts represents less than 1% of the outstanding shares of our common stock as of March 31, 2020.

1 These amounts include the following number of shares that the named person has a right to acquire within 60 days of March 31, 2020 through the exercise of options: Ms. Buckingham, 124,423 shares; Ms. Cooper, 198,799 shares; Mr. Freitag, 315,675 shares; Mr. Fuller, 234,670 shares; Mr. Glass, 519,319 shares; and all directors and executive officers as a group, 1,475,909 shares. These amounts also include 735 shares and 1,317 shares beneficially owned through the Employees’ 401(k) Plan by Mr. Freitag and Mr. Glass, respectively, and 14,738 shares beneficially owned by all directors and executive officers as a group. Mr. Kelly’s amount includes 3,000 shares held in a family trust.

2 LNC Stock Units are non-voting, non-transferable phantom stock units that track the economic performance of our common stock.

Lincoln National Corporation 2020 Proxy Statement	83

Annual Meeting Information ▪ Questions & Answers

Annual Meeting Information

Q:  Why did I receive this proxy statement or notice of internet availability of proxy materials?

You received a copy of this proxy statement (or a notice of internet availability of proxy materials) because you owned shares of our stock on April 7, 2020, the record date, and that entitles you to vote at the Annual Meeting. This proxy statement describes the matters to be voted on at the meeting and provides information on those matters. It also provides certain information about the Company that we must disclose to you when the Board solicits your proxy.

Q:  Why did some shareholders receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of the printed proxy materials?

The SEC allows us to provide access to proxy materials via the internet rather than mailing a printed copy to each shareholder. Most shareholders received a notice of internet availability, which explains how to access the proxy materials on the internet and how to vote using the internet.

Q:  How can I get a paper copy of the proxy materials?

The notice of internet availability (the “Notice”) contains instructions on how to obtain a paper copy of all proxy materials — including our proxy statement, our 2019 annual report and a proxy card form. If you would like to receive paper copies of our proxy materials, please follow the instructions in the Notice and submit your request by May 30 to ensure that you receive the materials before the Annual Meeting.

Q:  How can I sign up for internet access to the proxy materials?

If you hold shares registered in your name, you may sign up at www.investorelections.com/lnc to receive access to the proxy material over the internet for future meetings, rather than receiving mailed copies. If you chose internet access, you will receive an email notifying you when the 2019 annual report to shareholders and this proxy statement are available, with links to access the documents on a website with instructions on how to vote via the internet. Your enrollment for internet access will remain in effect for subsequent years, although you can cancel it up to two weeks prior to the record date for any annual meeting.

If you hold your shares in “street name,” you may be able to obtain internet access to proxy materials by contacting your broker, bank or other intermediary.

Q:  What will I be voting on at the Annual Meeting?

You are being asked to:

1.	elect ten directors for a one-year term expiring at the 2021 Annual Meeting of Shareholders;
2.	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2020;

3. approve an advisory (non-binding) resolution on the compensation of our named executive officers;

4. approve the Lincoln National Corporation 2020 Incentive Compensation Plan;

5.	respond to an advisory shareholder proposal regarding an amendment to our special shareholder meeting right; and
6.	respond to an advisory shareholder proposal regarding the amendment of our governing documents to provide an independent chair of the board.

The Board recommends that you vote FOR agenda items 1, 2, 3 and 4, and AGAINST agenda items 5 and 6.

While it is possible that other matters could come up for voting at the meeting, the Board is not aware of any other matters at present.

Q:  How do I attend the Annual Meeting?

If you attend the Annual Meeting, you will be asked to present valid, government-issued photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares, and submit it with your vote.

84	Lincoln National Corporation 2020 Proxy Statement

Questions & Answers ▪ Annual Meeting Information

Attendance at the Annual Meeting is limited to shareholders of the Company as of the record date (April 7, 2020). Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf.

Although we currently are planning to hold our Annual Meeting in person, as part of our precautions relating to the coronavirus, or COVID-19, we are planning for the possibility that the Annual Meeting may need to be held solely by means of remote communication this year.  If we need to take this step, we will take the necessary actions to allow us to do so and we will announce the decision in advance.  The announcement, which we will also post on our website at www.lfg.com, will contain details on how to participate in the Annual Meeting.  If we were to hold the Annual Meeting by means of remote communication this year, it would be our intention to return to our practice of holding an in-person Annual Meeting in 2021.

Q:  Who is entitled to vote?

Only shareholders of record at the close of business on April 7, 2020, the record date for the meeting, are entitled to vote at the Annual Meeting.

Q:  What constitutes a quorum at the Annual Meeting?

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum, which is the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business. As of the record date, we had 193,216,962 shares of common stock, issued, outstanding and entitled to vote at the Annual Meeting. Once a share is counted as present at the Annual Meeting, it will be deemed present for quorum purposes for the entire meeting (and for any meeting resulting from a postponement of the Annual Meeting, unless a new record date is set).

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Generally, “broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received and the broker does not have discretionary authority to vote on the proposal.

Q:  How do I vote?

You are entitled to one vote for each share of common stock you own. You will find the number of shares you own (and may vote) on the proxy card or the Notice that you received.

You may vote:

In person.  If you are a shareholder of record (i.e., you own your shares directly and not through a broker-dealer or other financial institution), you may vote your shares at the meeting or send a personal representative, with an appropriate proxy, to vote on your behalf.

If you own your shares in “street name” (i.e., through a broker-dealer or other financial institution), you will need to present a proxy card from the institution that holds your shares to vote at the meeting.

Note: You cannot vote in person at the Annual Meeting if you only own share equivalents through the LNC Stock Fund of the Employees’ 401(k) Savings Plan, the LNL Agents’ 401(k) Savings Plan, or the LNL ABGA Money Purchase Plan, or through our dividend reinvestment plan. For instructions on voting these share equivalents, see below under “How do I vote my 401(k), Money Purchase Plan, and/or dividend reinvestment plan shares?” For more information on voting in person, including appropriate forms of proof of ownership and directions to the meeting, contact Shareholder Services at 1-800-237-2920 or shareholderservices@lfg.com.

By Mail.  If you received a paper copy of the proxy materials, please mark, date, sign and mail the proxy card in the prepaid envelope the Company provided. For any other matter properly brought forth at the Annual Meeting, the individuals named as proxies will, to the extent permissible, vote all proxies in the manner they believe to be in our best interests.

By Telephone or Internet.  Whether you received a paper copy of the proxy materials or viewed them online, you may vote either by telephone (within the United States, Canada or Puerto Rico only) or through the internet, as follows:

Call: 866-883-3382

Visit: www.proxypush.com/lnc

To use telephone or internet voting, you must provide your assigned control number noted on the proxy card or Notice. In addition to the instructions that appear on the proxy card or Notice, step-by-step instructions will be provided by a prerecorded telephone message or at the designated website. If you hold your shares in “street name,” please check your proxy card or Notice, or contact your broker, nominee, fiduciary or other custodian, to determine if you will be able to vote by telephone or Internet.

Lincoln National Corporation 2020 Proxy Statement	85

Annual Meeting Information ▪ Questions & Answers

Q:  How many votes are needed to approve each proposal?

Assuming a quorum is present, a majority of the votes cast by the holders of shares entitled to vote at the annual meeting is required to elect each director, to ratify the appointment of Ernst & Young as our accounting firm, to approve the advisory resolution on the compensation of our NEOs, to approve the Company’s 2020 Incentive Compensation Plan and to approve the shareholder proposals. Proposals 3, 5 and 6, including the proposal regarding the approval of our NEOs’ compensation, are advisory only and not binding on the Board. Any other proposal that is properly presented at the Annual Meeting will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

Q:  How do abstentions, unmarked proxy cards and broker non-votes affect the voting results?

Abstentions: Abstentions will not count as votes cast either for or against a nominee or the proposals set forth in Items 2, 3, 5 and 6. For purposes of Proposal 4, approval of the Lincoln National Corporation 2020 Incentive Compensation Plan, under New York Stock Exchange rules, abstentions are counted as votes cast and, therefore, will have the same effect as a vote “against” the proposal.

Unmarked Proxy Cards: If you sign and return a proxy or voting instruction card but do not mark how your shares are to be voted, the individuals named as proxies will vote your shares, if permitted, as the Board recommends.

Broker Non-Votes: If you hold your shares in “street name,” you may instruct your broker how to vote your shares. If you do not provide voting instructions, your shares are referred to as “broker non-votes” and the bank, broker or other custodian may vote your shares, at its discretion, only on the ratification of the appointment of our accounting firm. These broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be considered in determining the number of votes necessary for approval. Broker non-votes will not count as votes cast either for or against a nominee or the proposals set forth in Items 2 through 6.

Q:  Can I revoke my proxy or change my vote after I vote my proxy?

Yes, you may revoke your proxy or change your vote at any time prior to the Annual Meeting. To do so either:

1.	notify our Corporate Secretary in writing that you are revoking your vote;
2.	submit a new proxy by mail, telephone or internet; or
3.	attend the meeting and vote your shares in person.

Q:  How do I vote my 401(k), Money Purchase Plan, and/or dividend reinvestment plan shares?

If you have invested in the LNC Stock Fund of the LNC Employees’ 401(k) Savings Plan, the LNL Agents’ 401(k) Savings Plan, or the LNL ABGA Money Purchase Plan, your voting instructions, whether submitted via telephone or through the internet (as described above), tell the trustee of your plan how to vote the shares of common stock allocated to the plans. If our stock books contain identical account information regarding common stock that you own directly and common stock that you have an interest in through these plans, you will receive a single proxy/ voting instruction card representing all shares you own. If you participate in one of these plans and do not provide the trustee with your voting instructions by 11:59 p.m. Eastern Time on June 8, the trustee of the plans will vote the shares allocated to your account in proportion to the shares held by each plan for which voting instructions have been received.

If you participate in our dividend reinvestment plan, your proxy/voting instruction card(s) will also include the number of shares of common stock allocated to your accounts in that plan. To vote your shares in that plan, you must return your proxy/voting instruction card(s) or submit your voting instructions by telephone or over the internet as instructed on your proxy/voting instruction card(s).

Q:  Who may solicit proxies?

Our directors, officers and employees, as well as Alliance Advisors, LLC (“Alliance Advisors”), our proxy solicitation firm, may solicit proxies on behalf of the Board in person, by mail, telephone, fax and other electronic means.

Q:  Who pays the costs of soliciting proxies?

We pay the cost of soliciting proxies. Our fee to Alliance Advisors to solicit proxies this year is $15,000, plus reasonable expenses. Our directors, officers and employees receive no additional compensation for soliciting proxies. We will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of stock that those organizations hold of record.

86	Lincoln National Corporation 2020 Proxy Statement

Shareholder Proposals for the 2021 Annual Meeting ▪ General Information

General Information

Shareholder Proposals for the 2021 Annual Meeting

To be Included in our Proxy Materials

If you wish to include a shareholder proposal in the proxy materials for our 2021 Annual Meeting of Shareholders, you must submit the proposal, in accordance with SEC Rule 14a-8, to our Corporate Secretary, who must receive the proposal by December 25, 2020.

In addition, if you wish to include a director nominee in the proxy materials for our 2021 Annual Meeting of Shareholders pursuant to our “proxy access” bylaws, you must meet the requirements set forth in our bylaws and you must submit the materials required by our bylaws within the same time outlined below for director nominations submitted by a shareholder for presentation directly at an annual meeting. All such proxy access director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our website (www.lfg.com) in the “About Us” Section under the “Corporate Governance” header. You may also obtain a hard copy of our bylaws at no cost by contacting our Corporate Secretary.

To be Presented in Person at Shareholder Meetings

Our bylaws set forth advance-notice procedures with respect to proposals and director nominations submitted by a shareholder for presentation directly at an annual meeting, rather than for inclusion in our proxy statement. If you wish to propose a director nominee—or any other matter of business—at an annual shareholder meeting, you must follow the procedures contained in our bylaws, which include notifying the Corporate Secretary at least 90 but not more than 120 days before the first anniversary of the prior year’s annual meeting. Based on this year’s annual meeting date of June 11, 2020, a notice will be considered timely received for the 2021 Annual Meeting of Shareholders if our Corporate Secretary receives it no earlier than February 11, 2021, and no later than March 13, 2021.

If our annual meeting is scheduled to be held more than thirty (30) days before or more than thirty (30) days after the first anniversary of the prior year’s annual meeting, you must give your notice by the close of business on the later of (i) the date 90 days prior to the scheduled annual meeting or (ii) the tenth day following the date that the scheduled annual meeting is first publicly announced or disclosed. All such proposals and director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our website (www.lfg.com) in the “About Us” section under the “Corporate Governance” header. You may also obtain a hard copy of our bylaws at no cost by contacting our Corporate Secretary.

If any such matter is brought before the meeting in accordance with our bylaws, the individuals identified on the proxy card may, if the matter will be voted on, vote the shares represented by proxies at their discretion in the manner they believe to be in our best interests. However, the person presiding at a meeting of shareholders (the Chairman) is authorized by the bylaws to determine whether the proposed business was properly brought before the meeting or was lawful or appropriate for consideration at the meeting or whether a nomination for director was properly made. If the Chairman determines that any of these requirements was not met, then the proposed business shall not be transacted or the defective nomination shall be disregarded.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Lincoln National Corporation 2020 Proxy Statement	87

General Information ▪ Annual Report

Annual Report

You may request a printed copy of our Annual Report on Form 10-K, at no charge, by writing to: Corporate Secretary, Lincoln National Corporation, 150 N. Radnor-Chester Road, Radnor, PA 19087. In addition, you can access our Form 10-K and other reports on the SEC’s website at www.sec.gov and on our website at www.lfg.com.

Householding

SEC rules allow a single copy of the proxy materials or the Notice to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

Because we are using the SEC’s notice and access rule, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate notice or paper copy of the proxy materials. However, we understand that certain brokerage firms, banks, or other similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or Notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or Notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by writing to: Corporate Secretary, Lincoln National Corporation, 150 N. Radnor-Chester Road, Radnor, PA 19087.

Additional Voting Matters

The Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those mentioned in this proxy statement. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect to such matter(s) in what they believe to be in the best interests of the Company and its shareholders.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the Annual Meeting.

For the Board of Directors,

Nancy A. Smith

Senior Vice President & Secretary

April 24, 2020

88	Lincoln National Corporation 2020 Proxy Statement

Exhibit 1

Reconciliation of Non-GAAP Measures

Definitions of Non-GAAP Measures used in this Proxy Statement

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding accumulated other comprehensive income (loss) (“AOCI”), using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in this proxy statement, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at adjusted income (loss) from operations:

▪	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
–	Sale or disposal of securities;
–	Impairments of securities;
–	Change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities;
–	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities, which is referred to as “GDB derivatives results;”
–

Change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results;”

–

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”);

–	Changes in the fair value of equity securities;
▪

Change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);

▪	Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance;
▪	Gain (loss) on early extinguishment of debt;
▪	Losses from the impairment of intangible assets;
▪	Income (loss) from discontinued operations;
▪	Acquisition and integration costs related to mergers and acquisitions; and
▪	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

▪	Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:
▪	Excluded realized gain (loss);
▪	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking;
▪	Amortization of deferred gains arising from the reserve charges on business sold through reinsurance; and
▪	Revenue adjustments from the initial adoption of new accounting standards.

Adjusted Operating Return on Equity

▪	Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.
▪	It is calculated by dividing annualized income (loss) from operations by average equity, excluding AOCI.
▪	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Lincoln National Corporation 2020 Proxy Statement	E-1

Exhibit 1

Book Value Per Share Excluding AOCI

▪	Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure.
▪	It is calculated by dividing (a) stockholders’ equity excluding AOCI by (b) common shares outstanding.
▪	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
▪

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

▪	Book value per share is the most directly comparable GAAP measure.

Special Note Regarding Sales

Sales as reported consist of the following:

▪	MoneyGuard® – 15% of total expected premium deposits;
▪	Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first year commissionable premiums plus 5% of excess premiums received;
▪	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate owned UL and VUL, first year commissionable premiums plus 5% of excess premium received;
▪	Term– 100% of annualized first year premiums;
▪	Annuities– deposits from new and existing customers; and
▪	Group Protection– annualized first year premiums from new policies.

E-2	Lincoln National Corporation 2020 Proxy Statement

Exhibit 1

	For the year ended December 31,
(Millions of dollars, except per share data)	2019	2018	2017
Total Revenues	$17,528	$16,424	$14,257
Less:
Excluded realized gain (loss)	(794)	(46)	(336)
Amortization of DFEL on benefit ratio unlocking	6	(5)	3
Amortization of deferred gains arising from reserve changes on business sold through reinsurance	—	—	1
Total Adjusted Operating Revenues	$18,046	$16,475	$14,589
Net Income (Loss) Available to Common Stockholders – Diluted	$886	$1,623	$2,086
Less:
Adjusted for deferred units of LNC stock in our deferred compensation plans(1)	—	(18)	7
Net Income (Loss)	$886	$1,641	$2,079
Less(2):
Excluded realized gain (loss)	(627)	(37)	(218)
Benefit ratio unlocking	277	(136)	129
Net impact from the Tax Cuts and Jobs Act	17	19	1,322
Impairment of intangibles	—	—	(905)
Acquisition and integration costs related to mergers and acquisitions, after-tax	(103)	(67)	—
Gain (loss) on early extinguishment of debt, after tax	(33)	(18)	(3)
Adjusted Income (Loss) from Operations	$1,335	$1,880	$1,754
Earnings (Loss) Per Common Share (Diluted)
Net income (loss)	$4.38	$7.40	$9.22
Adjusted Income (loss) from operations	6.71	8.48	7.79
Average Stockholders’ Equity
Average equity, including average AOCI	$17,973	$15,517	$15,796
Average AOCI	4,019	1,602	2,454
Average equity, excluding AOCI	13,954	13,915	13,342
Average goodwill	1,778	1,613	2,160
Average equity, excluding AOCI and goodwill	$12,176	$12,302	$11,182
Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	4.9%	10.6%	13.2%
Return on Equity, Excluding AOCI
Adjusted Income (loss) from operations with average equity including goodwill	9.7%	13.5%	13.1%
Adjusted Income (loss) from operations with average equity excluding goodwill	11.1%	15.3%	15.7%

1The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

2We use our prevailing federal income tax rates of 21% and 35%, where applicable, while taking into account any permanent difference for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation 2020 Proxy Statement	E-3

Exhibit 1

A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2019, 2018 and 2017, is presented below.

	As of December 31,
	2019	2018	2017
Book value per share, including AOCI	$100.11	$69.71	$79.43
Per share impact of AOCI	28.84	1.98	14.81
Book value per share, excluding AOCI	71.27	67.73	64.62

E-4	Lincoln National Corporation 2020 Proxy Statement

Exhibit 2

Definitions for Incentive Compensation Programs

2019 AIP

For the 2019 AIP, “Income from Operations” is defined as set forth below. Unless as otherwise defined, all terms shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2019.

Income from Operations means Net Income, exclusive of the items listed below (all net-of-tax):

▪	Realized gains and losses defined as the following:
–	Sale or disposals and impairments of securities;
–	Change in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (gains (losses) on the mark-to-market on certain instruments);
–	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
–	Change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
–	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and
–

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value;

▪	Change in reserves resulting from benefit ratio unlocking on our GDB and GLB riders;
▪	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
▪	Gains (losses) on early extinguishment of debt;
▪	Losses from the impairment of intangible assets;
▪	Income (loss) from discontinued operations – both the income in the period and the gain or loss on disposition;
▪	Acquisition and integration costs related to mergers and acquisitions; and
▪	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

In addition, for calculating Income from Operations for the 2019 AIP, the following items will be excluded from Income from Operations, all net of tax, if any occur in the relevant performance period (“defined exclusions”):

A.	Expenses related to restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;
B.	Reductions in earnings in the performance period from those in the base year as a result of the ongoing impact of a change in accounting principle;
C.	Pre-tax losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal and regulatory proceedings in excess of $10 million;
D.	Reductions in earnings resulting from the sale or reinsurance of a business or block of business;
E.

Reduction in earnings from increases in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws, including but not limited to, changes in the computation of the separate account dividends received deduction under the federal income tax law and increases to the corporate tax rate;

F.	Reduction in earnings resulting from changes in regulatory requirements governing the Company;
G.

Reduction in earnings resulting from changes in the assumptions used in our actuarial models and systems, the changes resulting from the review of such models and systems and the changes to or conversion of actuarial systems;

H.	Reduction in earnings from the mark-to-market adjustments resulting from the accounting for the LNC stock component of the Company’s Deferred Compensation plan; and
I.

Reduction in earnings from significant disruptions in the operations of the Company as could result from a natural disaster, Acts of God, act of terrorism, inability of the capital markets to function and other similar items in nature that impact the operations of the Company.

For the 2019 AIP, “Income from Operations per Diluted Share” is defined as the sum of Income from Operations and defined exclusions (defined above) divided by the average diluted shares. Average diluted shares exclude share amounts related to elections in the Company’s Deferred Compensation plan that select Company stock as the measure for the investment return.

Lincoln National Corporation 2020 Proxy Statement	E-5

Exhibit 2

2017 LTI

For the 2017 LTI Program, Return on Equity (“ROE”) was defined as follows:

Income from Operations and defined exclusions (as defined below), divided by average Shareholders’ Equity for the relevant period.

Shareholders’ Equity excludes Accumulated Other Comprehensive Income or other similar items and excludes items including, but not limited to, the increase in equity due to goodwill associated with an acquisition during the performance period; the increase in equity due to changes in our effective tax rate and the related taxes due to legislative changes and changes in tax laws. ROE was calculated as of December 31, 2019, using the average of the beginning and ending common shares outstanding for 2019.

Income from Operations means Net Income, exclusive of the items listed below (all net-of-tax):

▪	Realized gains and losses – defined as the following:
–	Sales or disposals and impairments of securities;
–	Change in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (gains (losses) on the mark-to-market on certain instruments);
–	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
–	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
–	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and
–

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value;

▪	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders;
▪	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
▪	Gains (losses) on early extinguishment of debt;
▪	Losses from the impairment of intangible assets;
▪	Income (loss) from discontinued operations - both the income in the period and the gain or loss on disposition; and
▪	Income (loss) from the initial adoption of new accounting standards.

In addition, for calculating Income from Operations for the 2017 LTI Program, the following items will be excluded from Income from Operations, all net of tax, if any occur in the relevant performance period (“defined exclusions”):

A.	Expenses related to acquisitions, mergers, divestitures, integration and restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;
B.	Reductions in earnings in the performance period from those in the base year as a result of the ongoing impact of a change in accounting principle;
C.	Losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal and regulatory proceedings in excess of $10 million;
D.	Reductions in earnings resulting from the sale or reinsurance of a business or block of business;
E.

Reduction in earnings from increases in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws, including but not limited to, changes in the computation of the separate account dividends received deduction under the federal income tax law and increases to the corporate tax rate;

F.	Reduction in earnings resulting from changes in regulatory requirements governing the Company;
G.

Reduction in earnings resulting from changes in the assumptions used in our actuarial models and systems, the changes resulting from the review of such models and systems and the changes to or conversion of actuarial systems;

H. Reduction in earnings from the mark-to-market adjustments resulting from the accounting for the LNC stock component of the Company’s Deferred Compensation plan; and

I.

Reduction in earnings from significant disruptions in the operations of the Company as could result from a natural disaster, Acts of God, act of terrorism, inability of the capital markets to function and other similar items in nature that impact the operations of the Company.

E-6	Lincoln National Corporation 2020 Proxy Statement

Exhibit 3

Lincoln National Corporation
2020 Incentive Compensation Plan

1.Purpose.  The purpose of the Lincoln National Corporation 2020 Incentive Compensation Plan (the “Plan”) is to assist Lincoln National Corporation, an Indiana corporation (the “Corporation”), and its Subsidiaries (as defined below) in attracting, retaining, and rewarding high-quality executives, employees, non-employee directors and other persons who provide services to the Corporation and/or its Subsidiaries, enabling such persons to acquire or increase a proprietary interest in the Corporation to strengthen the mutuality of interests between such persons and the Corporation’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value.

2.Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in other Sections:

(a)“Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Corporation.

(b)“Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year of the Corporation.

(c)“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may, at the applicable time, be the principal market for the Stock.

(d)“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit, Stock granted as a bonus or in lieu of another award, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

(e)“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(f)“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee or its designee to receive the benefits specified under the Plan upon such Participant’s death, or to which Awards or other rights are transferred, if and to the extent permitted under Section 10(b).  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term “Beneficiary” means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(g)“Board” means the Corporation’s Board of Directors or any committee of the Board acting on delegated authority.

(h)“Change of Control” shall have the same meaning ascribed to such term in the Severance Benefit Plan on the date immediately preceding the Change of Control.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder, and successor provisions and regulations thereto, and other relevant interpretive guidance issued by the Internal Revenue Service or the U.S. Treasury Department.  Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j)“Committee” means, at any date, each of those members of the Compensation Committee of the Board who shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required for exemptions under Rule 16b-3 to apply to transactions under the Plan.  Unless otherwise designated by the Board, the Committee shall include not fewer than three (3) members.  If fewer than three (3) members of the Committee are eligible to serve thereon, the Board may appoint one or more of its other members who are otherwise eligible to serve on the Committee until such time as three (3) members of the Committee are eligible to serve.

(k)“Corporate Transaction” has the meaning set forth in Section 10(c).

(l)“Date of Grant” means (i) the date on which the Committee by resolution selects an Eligible Person to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, and other material terms of the Award, or (ii) such later date as the Committee shall provide in such resolution.

(m)“Deferred Compensation Plan” has the meaning set forth in Section 6(f).

(n)“Deferred Stock Unit” means a right, granted to a Participant under Section 6(f), to receive Stock, a cash payment measured based on the Fair Market Value of Stock, or a combination thereof, at the end of a specified deferral period.

Lincoln National Corporation 2020 Proxy Statement	E-7

Exhibit 3

(o)“Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Subsidiary or Affiliate), or a sale of a division of the Corporation and its Affiliates.

(p)“Eligible Person” means the Executive Officers, other officers, employees, non-employee directors, agents, brokers, and consultants of the Corporation or any of its Subsidiaries or Affiliates.  An employee on leave of absence may be considered as still in the employ of the Corporation or a Subsidiary for purposes of eligibility for participation in the Plan.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder, and successor provisions and rules thereto.

(r)“Executive Officer” means an executive officer of the Corporation as defined under the Exchange Act.

(s)“Fair Market Value” means the Fair Market Value of Stock, Awards, or other property as determined by the Committee or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price of a Share, as quoted on the composite transactions table on the Applicable Exchange, on the Date of Grant or if the Stock is not traded on the Applicable Exchange on such measurement date, then on the immediately preceding date on which Stock was traded on the Applicable Exchange.  If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Code section 409A and Code section 422(c)(1).

(t)“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code section 422 or any successor provision thereto.

(u)“Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(v)“Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(w)“Participant” means an Eligible Person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(x)“Performance Award” means a right, granted to a Participant under Section 8, to receive Awards based upon performance criteria specified by the Committee.

(y)“Preexisting Plan” means the Lincoln National Corporation 2009 Amended and Restated Incentive Compensation Plan and the Lincoln National Corporation 2014 Incentive Compensation Plan.

(z)“Restricted Stock” means Stock, granted to a Participant under Section 6(d), that is subject to certain restrictions and to a risk of forfeiture.

(aa)“Restricted Stock Unit” means a right, granted to a Participant under Section 6(e), to receive Stock, subject to certain restrictions and to a risk of forfeiture.

(bb)“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, or any similar law or regulation that may be a successor thereto.

(cc)“Severance Benefit Plan” means the Lincoln National Corporation Executives’ Severance Benefit Plan, as it may be amended from time to time.

(dd)“Share” means a share of Stock.

(ee)“Stock” means the Corporation’s common stock and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c).

(ff)“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

(gg)“Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

(hh)“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Corporation and any of its Subsidiaries or Affiliates.  Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Corporation and its Affiliates terminates, but such Participant continues to provide services to the Corporation and its Affiliates in a non-employee capacity, such change in status shall not be deemed a

E-8	Lincoln National Corporation 2020 Proxy Statement

Exhibit 3

Termination of Employment and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate, or a division of the Corporation and its Affiliates, shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for the Corporation or another Subsidiary or Affiliate.  Temporary absences from employment because of illness, vacation or leave of absence, and transfers among the Corporation and its Subsidiaries and Affiliates, shall not be considered Terminations of Employment.  Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Code section 409A, a Participant shall not be considered to have experienced a Termination of Employment, unless the Participant has experienced a “separation from service” within the meaning of Code section 409A (a “Separation from Service”).

3.Administration.

(a)Authority of the Committee.  The Plan shall be administered by the Committee.  The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to interpret the provisions of the Plan, select Eligible Persons to become Participants, grant Awards, determine the type, number, and other terms and conditions of, and all other matters relating to, Awards, prescribe the terms of Award Agreements, adopt, amend, and rescind rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements, and correct defects, supply omissions or reconcile inconsistencies therein, establish any administrative “blackout” period with respect to Awards that the Committee, in its sole discretion deems necessary or advisable, and make all other decisions and determinations as the Committee may deem necessary or advisable, for the administration of the Plan; in each case, the determinations of the Committee need not be identical for each Participant.  Subject to applicable law, including the requirements of Section 16 of the Exchange Act, any authority granted to the Committee may be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(b)Manner of Exercise of Committee.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its Subsidiaries, Participants, Beneficiaries, transferees under Section 10(b), or other persons claiming rights from or through a Participant, and shareholders; provided, however, notwithstanding the foregoing, or the terms of any Award Agreement, following a Change of Control, any determination by the Committee as to whether “cause” or “good reason” (or any terms of similar meaning applicable to an Award) exists, shall be subject to de novo review by the court, arbitrator or other dispute resolution body, as applicable, in the event of a dispute.  The Committee shall exercise its authority only by a majority vote of its members at a meeting or, without a meeting, by a writing signed by all of its members.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Corporation or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine and (iii) with respect to Participants subject to Section 16 of the Exchange Act, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case, to the extent permitted under applicable law.  The Committee may appoint officers and employees of the Corporation and its Subsidiaries, or other agents to assist it in administering the Plan.

(c)Limitation of Liability.  The Committee and each member thereof shall be entitled, in good faith, to rely or act upon any report or other information furnished to it, him or her by any Executive Officer, other officer or employee of the Corporation or a Subsidiary, the Corporation’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.  Members of the Committee, and any officer or employee of the Corporation or a Subsidiary acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(d)Terms and Conditions of Awards; Award Agreements.  The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be provided to the Participant receiving such Award upon, or as promptly as is reasonably practicable, following the grant of such Award; provided, however, the terms of a cash-based Award may, but are not required to, be set forth in an Award Agreement.  The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Corporation and/or the Participant receiving the Award, unless specifically so provided in the Award Agreement.  Award Agreements may be amended only in accordance with Section 11 or as otherwise permitted under the applicable Award Agreement.

(e)Minimum Vesting Period.  Except for Awards granted with respect to a maximum of five percent (5%) of the Shares authorized in Section 4(a)(i) or Awards of Deferred Stock Units granted to non-employee directors of the Board, Award Agreements shall not designate a vesting period of less than one (1) year.

4.Stock Subject to Plan.

(a)Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 10(c), (i) the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be 5,200,000, and (ii) the total number of Shares with respect to which Stock Options intended to be ISOs may be granted under the Plan shall not exceed 2,000,000.

Lincoln National Corporation 2020 Proxy Statement	E-9

Exhibit 3

(b)Application of Limitation to Grants of Awards.  No Award may be granted if the number of Shares to be delivered in connection with such Award exceeds the number of Shares remaining available under the Plan, minus the number of Shares issuable in settlement of or relating to then-outstanding Awards.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)Availability of Shares Not Delivered Under Awards.  Shares subject to an Award under the Plan that is cancelled, expired, forfeited, settled in cash or is terminated, or otherwise lapses without a delivery of Shares to the Participant, will again be available for Awards under the Plan.  If the exercise price of any Stock Option or Stock Appreciation Right and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been granted for purposes of Section 4(a)(i).

(d)Per-Person Award Limitations.

(i)In each fiscal year of the Corporation during any part of which the Plan is in effect, an Eligible Person (other than a non-employee director of the Corporation) may not be granted an Award under the Plan (taking into account any similar awards granted to such Eligible Person under the Preexisting Plan during such fiscal year) relating to more than 2,000,000 Shares, subject to adjustment as provided in Section 10(c), under each of the following separate provisions of the Plan:  Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 8(b) and 8(c).  In addition, the maximum cash amount that may be earned by an Eligible Person (other than a non-employee director of the Corporation) under (A) Section 8(c) of the Plan as an Annual Incentive Award or other annual Award payable in cash (currently or on a deferred basis) in respect of any fiscal year of the Corporation during any part of which the Plan is in effect shall be $8,000,000, and (B) Section 8(b) as a Performance Award or other Award payable in cash (currently or on a deferred basis) in respect of any individual performance period shall not exceed $8,000,000 in any twelve (12)-month period, in each case, with such limits under the Plan taking into account any similar awards granted to such Eligible Person under the Preexisting Plan during such fiscal year or twelve (12)-month period, as applicable.

(ii)A Participant who is a non-employee director of the Corporation shall not receive total compensation for any fiscal year that exceeds $650,000.  For purposes hereof, total compensation is the sum of (A) the grant date fair value of any equity or equity-based Awards mandatorily granted to such non-employee director of the Corporation during such fiscal year, (B) the initial amount of any cash-denominated Awards mandatorily granted to such non-employee director during such fiscal year, and (C) the amount of cash fees payable to such non-employee director in respect of such service during any fiscal year, including any such cash fees that are voluntarily deferred by the non-employee directors.

5.Eligibility.  Awards may be granted under the Plan only to Eligible Persons; provided, however, that ISOs may be granted only to employees of the Corporation and its Subsidiaries or parent corporation (within the meaning of Code section 424(f)).

6.Specific Terms of Awards.

(a)General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the Date of Grant or thereafter (subject to Section 11(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of Termination of Employment by the Participant, and terms permitting a Participant to make elections relating to his or her Award.  The Committee shall retain full power and discretion to accelerate, waive, or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.  Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Indiana law, no consideration other than services may be required for the grant (but not the exercise) of any Award.  Any Award (other than Options and SARs) or the value of any Award that is made under this Plan may, subject to any requirements of applicable law or regulation, in the Committee’s or its designee’s sole discretion, be converted into Deferred Stock Units and treated as provided in Section 6(e).

(b)Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)Exercise Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee; provided that such exercise price shall be not less than the Fair Market Value of a Share on the Date of Grant of such Option.

(ii)Time and Method of Exercise.  The Committee shall determine, at the Date of Grant or thereafter, (A) the time or times at which, or the circumstances under which, an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), (B) the methods by which such exercise price may be paid or deemed to be paid, (C) the form of such payment, including, without limitation, cash, Stock, other Awards, or awards granted under other plans of the Corporation or any Subsidiary, and (D) the methods by, or forms in which Stock will be delivered or deemed to be delivered, to Participants.

E-10	Lincoln National Corporation 2020 Proxy Statement

Exhibit 3

(iii)ISOs.  The terms of any Option intended to be treated as an ISO granted under the Plan shall comply in all respects with the provisions of Code section 422.

(c)Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)Exercise Price.  The exercise price per Share purchasable under a SAR shall be determined by the Committee; provided that such exercise price shall be not less than the Fair Market Value of a Share on the Date of Grant of such SAR.

(ii)Right to Payment.  A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, a cash payment or Shares with a Fair Market Value as of the date of exercise equal to the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the exercise price of the SAR as determined by the Committee.  The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares or both, or shall reserve to the Committee or the Participant the right to make that determination before or upon the exercise of the SAR.

(iii)Other Terms.  The Committee shall determine, at the Date of Grant or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised, in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by, or forms in which any cash or Shares payable will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.  SARs may be either freestanding or in tandem with other Awards.

(d)Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the Date of Grant or thereafter.  Except to the extent restricted under any Award Agreement relating to the Restricted Stock, a Participant granted an Award of Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).  During the restricted period applicable to the Restricted Stock, subject to Section 10(b), the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s Termination of Employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation.

(iii)Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock (substantially in the form below), and may require that the Corporation retain physical possession of the certificates and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Lincoln National Corporation 2020 Incentive Compensation Plan and an Award Agreement.  Copies of such Plan and Agreement are on file at the offices of Lincoln National Corporation, 150 North Radnor-Chester Road, Radnor, PA 19087-5238.

(iv)Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock (subject to Section 10(k)), the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan.  Stock distributed in connection with a Stock split or Stock dividend, and cash or other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i)Grant and Restrictions.  Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in

Lincoln National Corporation 2020 Proxy Statement	E-11

Exhibit 3

combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the Date of Grant or thereafter.  A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units, unless and until Shares are actually delivered to the Participant in settlement thereof.  The Award Agreement for Restricted Stock Units shall specify whether, to what extent, and on what terms and conditions, the applicable Participant shall be entitled to be credited and receive payments of cash, Stock or other property corresponding to the dividends payable on the Stock (subject to Section 10(k)), with such cash, Stock or other property to be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash, Stock or other property has been distributed.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s Termination of Employment during the applicable restriction period, Restricted Stock Units that are at that time subject to restrictions shall be forfeited and cancelled by the Corporation.

(iii)Bookkeeping of Awards.  Unless otherwise specified by the Committee, Restricted Stock Units shall be credited as of the Date of Grant to a bookkeeping reserve account maintained by the Corporation.

(f)Deferred Stock Units.  The Committee is authorized to grant to Participants Deferred Stock Units, which are rights to receive Shares, cash measured based on the value of a Share, or a combination thereof, at the end of a specified deferral period.  Unless otherwise specified by the Committee, Deferred Stock Units shall be credited as of the Date of Grant to a bookkeeping reserve account maintained by the Corporation under the Lincoln National Corporation Deferred Compensation and Supplemental/Excess Retirement Plan, the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors or their successor plans (each a “Deferred Compensation Plan”) in units which are equivalent in value to Shares.  Once credited to such account, Deferred Stock Units shall be governed by the terms of the applicable Deferred Compensation Plan.

(g)Bonus Stock and Awards in Lieu of Other Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan, or under other plans or compensatory arrangements.  Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(h)Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Corporation or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries.  The Committee shall determine the terms and conditions of such Awards.  Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine.  Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i)Dividend Equivalents.  The Committee is authorized to grant dividend equivalents to Eligible Persons under which such Eligible Persons shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee, and subject to Section 10(k)) equivalent to the amount of cash dividends paid by the Corporation to holders of Shares with respect to a number of Shares determined by the Committee.  Subject to the terms of the Plan and any applicable Award Agreement, such dividend equivalents may have such terms and conditions as the Committee shall determine.  Notwithstanding the foregoing, (i) the Committee may not grant dividend equivalents to Eligible Persons in connection with grants of Options or SARs to such Eligible Persons, and (ii) no dividend equivalent payments shall be made to a Participant with respect to any Award before the date on which all conditions or restrictions relating to such Award (or portion thereof to which the dividend or dividend equivalent relates) have been satisfied, waived or lapsed.

7.Certain Provisions Applicable to Awards.

(a)Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation, any Subsidiary, or any business entity to be acquired by the Corporation or a Subsidiary, or any other right of a Participant to receive payment from the Corporation or any Subsidiary.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award.

(b)No Repricing.  Except as contemplated by Section 10(c), in no event may any Option or SAR granted under this Plan be amended to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards, or in conjunction with the grant of any new Option or SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under

E-12	Lincoln National Corporation 2020 Proxy Statement

Exhibit 3

the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation or action is approved by the Corporation’s shareholders.

(c)Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten (10) years from the Date of Grant (or such shorter term as may be required with respect to an ISO under Code section 422).

(d)Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Corporation upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and, except with respect to Options or SARs which shall not be subject to deferral, may be made in a single payment or transfer, in installments, or on a deferred basis.  The settlement of any Award may be accelerated (subject to Section 10(j)), and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change of Control).  Installment or deferred payments may be required by the Committee (subject to Section 10(j) and Section 11 of the Plan, including the consent provisions thereof) in the case of any deferral of an outstanding Award (other than Options or SARs which shall not be subject to deferral) not provided for in the original Award Agreement, and the Committee or its designee may convert such an Award (other than Options or SARs which shall not be subject to deferral) to Deferred Stock Units as provided under Section 6, or may be permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments, or the grant or crediting of dividend equivalents, or other amounts in respect of installment or deferred payments denominated in Stock.

(e)Exemptions from Section 16(b) Liability.  It is the intent of the Corporation that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing by such Participant to be non-exempt).  Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b) of the Exchange Act, and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b) of the Exchange Act.

(f)Cancellation and Rescission of Awards.  The Committee may cancel any unexpired, unpaid, or deferred Awards at any time, whether or not vested, or rescind Awards or recoup Shares delivered in respect of Awards that have vested or been paid, and delegate this power in its discretion to the Corporation in the applicable Award Agreements, if the Participant is not in compliance with all applicable provisions set forth in both the Award Agreement and the Plan, including, but not limited to, the Plan provisions set forth below:

(i)While employed by the Corporation and thereafter during the period set forth in an Award Agreement (if any), a Participant shall not (A) directly or indirectly, hire, manage, solicit, or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors, or service providers of the Corporation (including, but not limited to, doing a “lift-out” of same) whom Participant had hired, managed, supervised, or otherwise became familiar with as a result of such Participant’s service or employment with the Corporation or (B) render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Corporation’s Chief Executive Officer or other senior officer designated by the Committee, is or becomes competitive with the Corporation.  For Participants whose employment has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s position and responsibilities while employed by the Corporation, the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current, and potential competition or conflict between the Corporation and the other organization or business, the effect on the Corporation’s shareholders, customers, suppliers, and competitors of the Participant assuming the post-employment position, and such other considerations as are deemed relevant given the applicable facts and circumstances.  A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business, so long as they are listed on a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent (5%) equity interest in the organization or business.

(ii)A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s business, any confidential information or material relating to the business of the Corporation that is acquired by the Participant during employment with or the provision of services to the Corporation, except as Participant may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(iii)A Participant shall disclose promptly, and assign to the Corporation all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent where appropriate in the United States and in foreign countries.

Lincoln National Corporation 2020 Proxy Statement	E-13

Exhibit 3

(iv)If requested by the Corporation, before or in connection with the exercise, settlement, payment or delivery of an Award, the Participant shall certify on a form acceptable to the Corporation that he or she is in compliance with the terms and conditions of the Plan and, if applicable, the Award Agreement.  Failure to comply with the provisions of this Section 7(f) before, and, for certain Participants as specified in their applicable Award Agreements, during the six (6) months after, any exercise, payment or delivery of an Award shall cause such exercise, payment or delivery to be rescinded immediately, unless the Committee or its designee in its discretion, in any individual case provides for waiver in whole or in part of compliance with the provisions of this Section 7(f).  The Corporation shall notify the Participant of any such rescission as soon as reasonably practicable after such exercise, payment or delivery.  Within ten (10) days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized on an Award granted pursuant to Section 6(b), or payment received from an Award granted pursuant to Section 6(c), (d), (e), (f), (h), 8(b) or (c) respectively, as a result of the rescinded exercise, payment or delivery, pursuant to an Award.  Such payment shall be made either in cash or by returning to the Corporation the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery, as the Corporation in its sole discretion may determine.  In the case of any Participant whose employment is terminated by the Corporation and its Subsidiaries without “cause” (as defined in the applicable Award Agreement), however, a failure of the Participant to comply with the provisions of Section 7(f)(i) after such Termination of Employment shall not in and of itself cause rescission, or require repayment with respect to any Award exercised, paid or delivered before such termination, and, following a Change of Control, Section 7(f)(i) shall be inapplicable with respect to Awards granted before such Change of Control.

(v)Recoupment.  In addition to the cancellation, rescission and recoupment provisions set forth above, Awards granted under the Plan shall be subject to the terms of any recoupment (clawback) policy adopted by the Corporation as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Corporation or its Subsidiaries, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided, however, to the extent permitted by applicable law, the Corporation’s recoupment (clawback) policy shall have no application to Awards following a Change of Control of the Corporation.

8.Performance and Annual Incentive Awards.

(a)Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

(b)Performance Award Requirements.  The maximum Performance Award to be granted to an Eligible Person shall be subject to the limitation set forth in Section 4(d).

(i)Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance and associated maximum Award payments with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b).  The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any performance goal, or that more than one performance goal must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)Business Criteria.  In establishing performance goals for Performance Awards, business criteria for the Corporation, as defined by the Committee, on a consolidated basis, and/or for specified Subsidiaries, Affiliates or business units or segments of the Corporation (except with respect to the total shareholder return and earnings per share criteria), may be used by the Committee and such business criteria may be based on, without limitation, the following criteria:  (1) earnings (total or per share); (2) revenues or growth in revenues; (3) cash flow, change in cash flow or cash flow return on investment; (4) assets, return on assets, growth in assets, return on investment, capital or return on capital, return on equity, or shareholder equity (total or per share); (5) economic value added or insurance-imbedded value added; (6) operating margin; (7) net income or growth in net income (total or per share), pretax earnings or growth in pretax earnings (total or per share), pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, and extraordinary or special items; (8) operating earnings or income from operations; (9) statutory income; (10) total shareholder return; (11) profit margins; (12) premiums and fees, or growth in premiums and fees, including service fees; (13) book value; (14) membership and growth in membership; (15) market share or change in market share; (16) stock price or change in stock price; (17) market capitalization, change in market capitalization, or return on market value; (18) economic value added or market value added; (19) expense ratios, expense savings, budgets, product cost reduction through advanced technology, or other expense management measures; (20) productivity ratios or other measures of operating efficiency or effectiveness; (21) risk-based capital ratio; (22) ratio of claims or loss costs to revenues; (23) satisfaction measures:  customer, provider, or employee; (24) implementation or completion of critical projects or processes; (25) product development, product release schedules, new product innovation, brand recognition/acceptance; (26) environmental, social or governance (ESG) factors (including without limitation, goals relating to diversity, inclusion, employee engagement and sustainability); or (27) any of the above goals

E-14	Lincoln National Corporation 2020 Proxy Statement

Exhibit 3

as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies.

(iii)Performance Period.  Achievement of performance goals with respect to such Performance Awards shall be measured over a performance period, which may overlap with another performance period or periods, of up to ten (10) years, as specified by the Committee.

(iv)Settlement of Performance Awards; Other Terms.  Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, including deferred payments in any such forms, in the discretion of the Committee.  The Committee may, in its discretion, adjust the amount of a settlement otherwise to be made in connection with such Performance Awards.  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Employment by the Participant before the end of a performance period or settlement of Performance Awards.  Except as may be otherwise determined by the Committee, Performance Awards shall be settled and paid after the end of the relevant performance period and on or before the fifteenth (15th) day of the third (3rd) month following the end of the performance period.

(c)Annual Incentive Award Requirements.  The maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 4(d).

(i)Potential Annual Incentive Awards.  The Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for each fiscal year of the Corporation.  The amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) in the given performance year, as specified by the Committee or such other criteria as shall be established by the Committee.

(ii)Determination of Annual Incentive Awards.  After the end of each fiscal year of the Corporation, the Committee shall determine the amount, if any, of potential Annual Incentive Awards otherwise payable to each Participant.  The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever.  The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of Termination of Employment by the Participant before the end of a fiscal year or settlement of such Annual Incentive Award.  Except as may be otherwise determined by the Committee, Annual Incentive Awards shall be settled and paid after the end of the relevant fiscal year and on or before the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year of the Corporation.

9.Change of Control.  In the event of a “Change of Control,” the following shall provisions shall apply unless otherwise provided in the applicable Award Agreement:

(a)Options and SARs.  Any Option or SAR carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Participant’s involuntary Termination of Employment, other than for “cause” (as defined in the applicable Award Agreement); provided that such Termination of Employment occurs within two (2) years after such Change of Control and all vested Options and SARs shall remain exercisable for the balance of the stated term of such Option or SAR, subject only to applicable restrictions set forth in Section 10(a);

(b)Restricted Stock, Restricted Stock Units and Deferred Stock Units.  The restrictions, deferral of settlement, and forfeiture conditions applicable to any Restricted Stock, Restricted Stock Units or Deferred Stock Units granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Participant’s involuntary Termination of Employment, other than for “cause” (as defined in the applicable Award Agreement); provided that such Termination of Employment occurs within two (2) years after such Change of Control; provided, further, that, notwithstanding the foregoing, the settlement of any Award that constitutes nonqualified deferred compensation under Code section 409A shall be made on the earliest permissible payment event under Code section 409A and the regulations thereunder (but shall not be subject to vesting or forfeiture provisions following such Termination of Employment); and

(c)Other Awards.  The rights and obligations respecting, and the payment of, all other Awards under the Plan shall be governed solely by the provisions of the Severance Benefit Plan; provided that such Severance Benefit Plan shall not provide for vesting solely as a result of a Change of Control.

10.General Provisions.

(a)Compliance with Legal and Other Requirements.  The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of

Lincoln National Corporation 2020 Proxy Statement	E-15

Exhibit 3

Stock or payment of other benefits in compliance with applicable laws, rules, regulations, listing requirements or other obligations.  The foregoing notwithstanding, in connection with a Change of Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change of Control.

(b)Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a Subsidiary), or assigned or transferred by such Participant for value or consideration.  Awards may be transferred by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.  Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries or other transferees other than for value or consideration during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon).  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)Adjustments.

(i)In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation for consideration, or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (B) the various maximum limitations set forth in Sections 4(a) and 4(d) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.

(ii)In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Corporation, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Corporation’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (B) the various maximum limitations set forth in Sections 4(a) and 4(d) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.

(iii)In the case of Corporate Transactions, such adjustments may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the Shares subject to outstanding Awards; and (C) in connection with a Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities).

(iv)The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and performance goals relating thereto) in recognition of unusual, infrequent or nonrecurring events (including, without limitation, events described in clauses (i) and (ii) above, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any Subsidiary or any business unit, or the financial statements of the Corporation or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be made if and to the extent that such adjustment would cause Options or SARs to be treated under Code section 409A as the grant of a new Option or SAR.

E-16	Lincoln National Corporation 2020 Proxy Statement

Exhibit 3

(v)Any adjustments made pursuant to this Section 10(c) to Awards that are considered “deferred compensation” within the meaning of Code section 409A shall be made in compliance with the requirements of Code section 409A.  Any adjustments made pursuant to this Section 10(c) to Awards that are not considered “deferred compensation” subject to Code section 409A shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Code section 409A or (B) there does not result in the imposition of any penalty taxes under Code section 409A in respect of such Awards.

(vi)Any adjustment under this Section 10(c) need not be the same for all Participants.

(d)Taxes.  No later than the date as of which an amount first becomes includible in the gross income of a Participant or taxes are otherwise due for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct from any payment otherwise due to such Participant, including by withholding from any Award, any payment or distribution of Stock relating to an Award under the Plan, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and the Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Stock that is part of the Award that gives rise to the withholding requirement having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Stock; provided, however, unless otherwise subsequently determined by the Committee, with respect to a Participant subject to Section 16 of the Exchange Act, the withholding of Stock by the Corporation or any of its Affiliates to satisfy tax, exercise price or other withholding obligations in respect of an Award shall be mandatory.

(e)Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a Subsidiary, (ii) interfering in any way with the right of the Corporation or a Subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Eligible Persons, or (iv) conferring on a Participant any of the rights of a shareholder of the Corporation unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(f)Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.  The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(g)Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other compensation and incentive arrangements for employees, agents and brokers of the Corporation and its Subsidiaries as it may deem desirable.

(h)Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(i)Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of laws, and applicable federal law.

(j)Code Section 409A.  The Plan is intended to comply with the requirements of Code section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code section 409A, it is intended that the Plan be interpreted and administered in all respects in accordance with Code section 409A.  Each payment under any Award that constitutes nonqualified deferred compensation subject to Code section 409A shall be treated as a separate payment for purposes of Code section 409A.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Code section 409A.  Notwithstanding any other

Lincoln National Corporation 2020 Proxy Statement	E-17

Exhibit 3

provision of the Plan or any Award Agreement or any other plan, agreement or arrangement of or with the Corporation and applicable to a Participant to the contrary, if a Participant is a “specified employee” within the meaning of Code section 409A (as determined in accordance with the methodology established by the Corporation), amounts that constitute “nonqualified deferred compensation” within the meaning of Code section 409A that would otherwise be payable during the six (6)-month period immediately following a Participant’s Separation from Service by reason of such Separation from Service shall instead be paid or provided on the first business day of the seventh (7th) month following the month in which the Participant’s Separation from Service occurs.  If the Participant dies following the Separation from Service and before the payment of any amounts delayed on account of Code section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days following the date of the Participant’s death (with the first date following the date of the Participant’s death being the first day of such thirty (30)-day period).  Interest shall not accrue on such amounts during the period of delay.  Notwithstanding anything contained in the Plan, an Award Agreement or any other plan, agreement or arrangement of or with the Corporation and applicable to a Participant to the contrary, to the extent required for compliance with Code section 409A, a Change of Control (or similar term) shall not be deemed to occur unless such event constitutes a “change in control event” described in Treasury Regulations Section 1.409A-3(i)(5); provided, however, that whether or not a Change of Control is a change in control event under Code section 409A shall not impair a Participant’s rights with respect to the vesting of any such Award.

(k)Limitation on Dividend Reinvestment and Dividend Equivalents.  Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 4 for such reinvestment or payment (taking into account then-outstanding Awards).  If sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 10(k).  Any dividends or dividend equivalents credited with respect to any Award, and any Restricted Stock or Restricted Stock Units received as a result of the reinvestment of dividends and dividend equivalents in respect of any Awards shall be subject to the same restrictions, risk of forfeiture or time and/or performance-based vesting conditions applicable to such Award and shall, if vested, be paid at the same time as such Award.

11.Term, Amendment and Termination.

(a)Effectiveness.  The Plan was approved by the Board on February 19, 2020, with respect to the issuance of Awards to be settled in Shares subject to and contingent upon approval by the Corporation’s shareholders.

(b)Termination.  The Plan will terminate on the tenth (10th) anniversary of the date the Corporation’s shareholders approve the Plan (or, in the case of ISOs, February 19, 2030).  Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c)Amendment of Plan.  The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan, but no amendment, alteration or discontinuation shall be made that would materially and adversely affect the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including, without limitation, Code section 409A, Applicable Exchange listing standards or accounting rules.  In addition, no amendment shall be made to the Plan without the approval of the Corporation’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)Amendment of Awards.  Subject to Section 7(b), the Committee may amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan, but no such action shall without the Participant’s consent materially and adversely affect the rights of any Participant with respect to an outstanding Award, except an amendment made to cause the Plan or Award to comply with applicable law, including, without limitation, Code section 409A, Applicable Exchange listing standards or accounting rules.

E-18	Lincoln National Corporation 2020 Proxy Statement

Exhibit 3

Appendix A

As used in the Lincoln National Corporation Executives’ Severance Benefit Plan, Section 6, “Change of Control” means:

(a)         The acquisition by any individual, entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation other than an acquisition by virtue of the exercise of a conversion privilege, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or any entity controlled by the Corporation, or (D) any acquisition by any entity or corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (c) of this Section 6 are satisfied; or

(b)         Individuals who, as of the beginning of any period of two consecutive years, constitute the Board of Directors of the Corporation (the “Board”), cease for any reason to constitute at least a majority of the directors of the Corporation; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the Board at the beginning of such period, shall be considered as though such individual were a member of the Board as of the beginning of such period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)         Consummation of a reorganization, merger or consolidation of the Corporation, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is immediately thereafter then represented by the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities that were outstanding immediately prior to such reorganization, merger or consolidation in substantially the same proportions as the voting power of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, among the holders thereof immediately prior to such reorganization, merger or consolidation, (B) no Person (excluding the Corporation, any employee benefit plan or related trust of the Corporation, or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation and, directly or indirectly, twenty percent (20%) or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)         Approval by the shareholders of the Corporation of (A) a complete liquidation or dissolution of the Corporation or (B) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is immediately thereafter then represented by the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities that were outstanding immediately prior to such sale or other disposition in substantially the same proportion as the voting power of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, among the holders thereof immediately prior to such sale or other disposition, (2) no Person (excluding the Corporation and any employee benefit plan or related trust of the Corporation, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation. The closing of a transaction, as defined in the documents relating to, or as evidenced by a certificate of any state or federal governmental authority in connection therewith, approval of which by the shareholders of the Corporation would constitute a Change of Control under this Section 6(d).

Lincoln National Corporation 2020 Proxy Statement	E-19

©2020 Lincoln National Corporation

Lincoln National Corporation
150 N. Radnor-Chester Road
Radnor, PA 19087

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.

LincolnFinancial.com

PROXY-LNC-20

Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: ¦

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

The Board of Directors Unanimously Recommends a Vote “FOR” the election of each Director,

“FOR” Items 2, 3 and 4, and “AGAINST” Items 5 and 6.

1.The election of ten directors for a one-year term expiring at the 2021 Annual Meeting.

FORAGAINSTABSTAINFORAGAINSTABSTAIN

01 Deirdre P. Connelly ¦¦¦06 Gary C. Kelly¦¦¦

02 William H. Cunningham¦¦¦07 M. Leanne Lachman¦¦¦

03 Dennis R. Glass¦¦¦08 Michael F. Mee¦¦¦

04 George W. Henderson, III¦¦¦09 Patrick S. Pittard¦¦¦

05 Eric G. Johnson¦¦¦10 Lynn M. Utter¦¦¦

2.The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2020.¦For¦Against¦Abstain

3.The approval of an advisory resolution on the compensation of our named executive officers.¦For¦Against¦Abstain

4.The approval of the Lincoln National Corporation 2020 Incentive Compensation Plan.¦For¦Against¦Abstain

5.Shareholder proposal to amend our bylaws to remove the one-year holding requirement from our special shareholder meeting right.¦For¦Against¦Abstain

6.Shareholder proposal to amend our corporate governance documents to require an independent board chairman.¦For¦Against¦Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

I plan to attend the meeting ¦

Date _____________________________________FPO

LINCOLN NATIONAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS Thursday, June 11, 2020 9:00 a.m. Local Time The Ritz-Carlton Hotel* 10 Avenue of the Arts Philadelphia, PA 19102

If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits the shareholder. All meeting attendees must present valid government-issued photo identification. For your safety, all personal belongings or effects including bags, purses, and briefcases are subject to inspection. With the exception of purses and notepads, no personal items such as briefcases or bags, of any type, may be carried into the meeting area. The use of photographic and recording devices is prohibited in the meeting room. The proxy/voting instructions also cover all the shares as to which the undersigned has the right to give voting instructions to the trustees of the LNC 401(k) Employees’ Savings Plan, the LNL Agents’ 401(k) Savings Plan and the LNL ABGA Money Purchase Plan. Voting cutoff for Plan Participants is 11:59 p.m. on June 8, 2020.

*Although we currently are planning to hold our Annual Meeting in person, as part of our precautions relating to the coronavirus, or COVID-19, we are planning for the possibility that the Annual Meeting may need to be held solely by means of remote communication this year. If we need to take this step, we will take the necessary actions to allow us to do so and we will announce the decision in advance. The announcement, which we will also post on our website at www.lfg.com, will contain details on how to participate in the Annual Meeting.

proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 11, 2020.

The undersigned shareholder of Lincoln National Corporation (the “Company”), an Indiana corporation, appoints William H. Cunningham, Dennis R. Glass, and Nancy A. Smith, and each of them, with the power to act without the other and power of substitution, as the proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of stock in the Company which the undersigned is entitled to vote and in their discretion to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at The Ritz-Carlton Hotel, 10 Avenue of the Arts, Philadelphia, PA 19102, 9:00 a.m. local time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILEPHONEMAIL www.proxypush.com/lnc1-866-883-3382 Mark, sign and date your proxy

Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 11:59 p.m. (CT) onvote your proxy until 11:59 p.m. postage-paid envelope provided.

June 10, 2020.(CT) on June 10, 2020. Scan code on front for mobile voting.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.